UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Mattel, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Fellow Stockholders,

2021 was another exceptional year for Mattel in which we exceeded expectations and achieved strong financial results. With Net Sales up 19%, the highest growth rate in decades, and Operating Income up 95% versus prior year, we executed on our strategy to improve profitability and accelerate topline growth.

Our strong performance was broad-based and our products resonated with consumers at levels we have not seen in years. We worked in close collaboration with our retail partners to meet extraordinary demand. We grew Gross Billings* in six of seven categories, in each of our three Power Brands (Barbie, Hot Wheels, and Fisher Price and Thomas & Friends), as well as American Girl, and in all four regions. In 2021, we outpaced the industry in every measured market and increased share for the second consecutive year**.

In the midst of major supply chain disruption and significant retail closures, we demonstrated the strength and resilience of our operations. We continued to increase productivity and improve efficiency through our Optimizing for Growth program, announced in February 2021, which is expected to reach $250 million in incremental savings by 2023, and we have already achieved $97 million of savings in 2021. We believe our supply chain expertise and scale are a competitive advantage for Mattel and that our restructured operating platform will continue to support more growth going forward.

We strengthened our position as a partner of choice for the major entertainment companies. In addition to our own intellectual properties (“IP”), we now have a formidable line-up of evergreen properties from Microsoft, Nickelodeon, Nintendo, Universal, Warner Brothers, WWE, and Disney. The return of Disney Princess and Frozen franchises to our portfolio in 2023 is a fitting recognition of our strength and capabilities.

It was also a year where we continued to make important progress toward capturing the full value of our IP. We launched four new film projects including UNO, Rock ‘Em, Sock ‘Em Robots, Polly Pocket, and Christmas Balloon, our first film based on original IP. In total, we have announced the development of 14 films and are currently in production on the Barbie movie. We debuted more television content than in any prior year, including a new Masters of the Universe series, two new animated Barbie movies, and a Thomas & Friends series. We also ramped up our digital games offerings through licensed partnerships, mobile game publishing through Mattel163, our joint venture with NetEase, and a standalone release of Hot Wheels Unleashed, which sold over one million games in its first quarter of release.

Importantly, we accomplished all this while maintaining our commitment as a responsible corporate citizen to support the communities where we live, work, and play. We published our 2020 Citizenship Report, which included our updated Environmental, Social, and Governance (“ESG”) strategy and goals, with the aim to contribute to a more diverse, equitable, inclusive, and sustainable future.

We exceeded our goal to achieve 95% recycled or Forest Stewardship Council (“FSC”)-certified content in the paper and wood fiber used in our products and packaging, and were honored by the FSC with a 2021 Leadership Award of Excellence. We launched several more sustainable products, as well as the Mattel PlayBack initiative, a toy takeback program to recover and reuse materials from old Mattel toys for future products in several key markets. We have also taken significant steps toward reducing energy consumption and absolute Scope 1 and 2 greenhouse gas emissions across our manufacturing footprint.

Our work continued toward our global Diversity, Equity & Inclusion goals of increasing representation of women and diverse talent at Mattel, and we have achieved 100% base pay equity by gender globally and by ethnicity in the U.S.+ We gave back to the community through Mattel Children’s Foundation, supporting organizations globally through product donations, employee volunteerism, gifts and grants, and disaster relief efforts.

Ynon Kreiz Michael Dolan

We have continued to prioritize our culture by creating a working environment fueled by leadership behaviors of collaboration, innovation, and execution. As a result, Mattel was recognized for its workplace culture in 2021 by several important organizations, including Forbes, Fast Company, and the Great Place to Work Institute. In addition, for the third year in a row we received a perfect score of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index, a leading benchmarking survey and report measuring corporate policies and practices related to LGBTQ+ workplace equality.

In support of the execution of our strategy, the Board remains committed to governance practices that promote long-term stockholder value creation. We have added six new independent directors since 2018, whose backgrounds and expertise are closely aligned with our strategy.

Active, year-round stockholder engagement remains a key focus area for our Board. During 2021, we engaged with stockholders representing approximately 70% of Mattel’s outstanding shares, with Michael participating as Independent Lead Director in all meetings. Investor feedback was shared with our Governance and Social Responsibility Committee and Board, providing visibility into stockholder perspectives on Mattel’s business strategy and corporate governance, ESG, and compensation practices. We look forward to continuing these dialogues in the coming year.

Looking at all that has been achieved, Mattel today is an IP-driven, high-performing toy company. Our turnaround is now complete and we are in growth mode. With that, we have evolved our strategy and aim to grow Mattel’s IP-driven toy business and expand our entertainment offering.

We see significant opportunities in our toy business to accelerate topline through scaling our portfolio, growing our franchise brands, advancing our e-commerce and direct-to-consumer business, and increasing profitability by continuing to optimize operations.

We are beginning to capture the full value of our IP in highly accretive business verticals, including content, consumer products, gaming and digital experiences, which are directly adjacent to the toy industry. While still at an early stage, we are very excited about the progress we are making.

As always, we are committed to Mattel’s purpose to empower the next generation to explore the wonder of childhood and reach their full potential, and to our mission to create innovative products and experiences that inspire, entertain, and develop children through play.

At the time of this writing, we are watching the devastating impact of the war in Ukraine on innocent children and families. We hope for a peaceful resolution and our thoughts are with all those who are suffering.

We look forward to sharing our progress on our evolved strategy. We believe we are well-positioned to continue our strong momentum and create sustainable, long-term stockholder value.

It is a privilege to lead Mattel on your behalf.

Sincerely,

Ynon Kreiz Chairman and Chief Executive Officer	Michael Dolan Independent Lead Director

*	Gross Billings is a key performance indicator under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105.
**	Source: The NPD Group/Retail Tracking Service/G12/JAN 2020 - DEC 2021/Total Toys/Projected USD
+	Representation as of April 23, 2021 for employees performing similar work with comparable roles and experience in similar markets, excluding manufacturing labor and temporary and seasonal employees.

2	Mattel, Inc.

Mattel, Inc.
Notice of 2022 Annual Meeting of Stockholders

Date and Time May 25, 2022 at 1:00 p.m. (Los Angeles time)

Virtual Meeting You may attend the virtual meeting by visiting: www. virtualshareholdermeeting. com/MAT2022

Record Date Holder of record of Mattel common stock at the close of business on March 29, 2022

How To Vote

Internet

www.ProxyVote.com (prior to May 25, 2022) Attend our annual meeting virtually by logging into the virtual annual meeting website and vote by following the instructions provided on the website (during the meeting)

Telephone 1-800-690-6903

Mail Mark, sign, date, and promptly mail the enclosed proxy card in the postage- paid envelope
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2022. The proxy statement and the annual report are available at https://investors. mattel.com/financial-information/ annual-reports-proxies.

We will consider and act on the following matters of business at our 2022 annual meeting of stockholders (“2022 Annual Meeting”):

Matter	The Board’s Recommendations
Proposal 1: Election of the ten director nominees named in the Proxy Statement	FOR each Director Nominee
Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2022	FOR
Proposal 3: Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	FOR
Proposal 4: Approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	FOR
Proposal 5: Stockholder Proposal Regarding Our Special Stockholder Meeting Bylaw, if properly presented	AGAINST
Such other business as may properly come before the 2022 Annual Meeting

This year, in light of continuing concerns related to the COVID-19 pandemic, we made the decision to again conduct a virtual annual meeting of stockholders. Stockholders of record as of the close of business on March 29, 2022 will be able to attend the 2022 Annual Meeting, view the list of our stockholders of record, vote, and submit questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/MAT2022. To participate in the meeting, stockholders of record must have the 16-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail.

If your shares are held in street name and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the http://www.ProxyVote.com website, then you may access, participate in, and vote at the 2022 Annual Meeting with the 16-digit control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the 2022 Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the 2022 Annual Meeting. You will not be able to attend the 2022 Annual Meeting in person.

Whether or not you expect to attend the 2022 Annual Meeting online, please vote as soon as possible so that your shares will be represented and voted at the 2022 Annual Meeting.

By Order of the Board of Directors

Jonathan Anschell

Secretary

El Segundo, California

April 12, 2022

2022 Proxy Statement	3

2021 Strategic Overview and Financial Business Highlights			6
Key Financial and Business Highlights	6	Citizenship at Mattel	8
Mattel Strategy Evolved	7

Proxy Summary			10
Voting Matters and Board Recommendations	10	Corporate Governance Highlights	12
Board Composition	11	Ongoing Stockholder Engagement Program	13
Director Nominees Snapshot	12	Executive Compensation Highlights	14

Corporate Governance at Mattel			17
Proposal 1 Election of Directors	17	Board’s Role and Responsibilities	36
Board Composition and the Director Nomination Process	30	Board Accountability and Effectiveness	39
Board Structure	31	Non-Employee Director Compensation	41

Audit Matters			44
Proposal 2 Ratification of Selection of Independent Registered Public Accounting Firm for 2022	44	Fees Incurred for Services by PricewaterhouseCoopers LLP	47
Report of the Audit Committee	45

Compensation at Mattel			48
Proposal 3 Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)	48	Executive Compensation Tables	68
		Summary Compensation Table	68
		Grants of Plan-Based Awards in 2021	70
Executive Officers	49	Outstanding Equity Awards at 2021 Year End	71
Compensation Discussion and Analysis	51	Option Exercises and Stock Vested in 2021	73
2021 Named Executive Officers	51	2021 Nonqualified Deferred Compensation	73
Overview	51	Potential Payments Upon Termination or
Pay-For-Performance Philosophy	54	Change of Control	75
Elements of Compensation	54	Estimated Potential Payments	79
2021 Individual Performance Assessments	57	Pay Ratio of CEO to Median Employee	81
How Compensation is Determined	63	Report of the Compensation Committee	81
Important Policies, Governance, and Guidelines	65

Proposal 4 Approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	82	Current Overview of Outstanding Equity Information	83
		Summary of the Amended Plan	84
		Estimate of Benefits; New Plan Benefits	90
Background and Purpose of the Amended Plan	82	Certain Material U.S. Federal Income Tax Consequences	91

4	Mattel, Inc.

Stockholder Proposal			93
Proposal 5 Stockholder Proposal Regarding Our Special Stockholder Meeting Bylaw	93	Board’s Statement AGAINST Stockholder Proposal	93
Stock Ownership and Reporting			95
Principal Stockholders	95	Equity Compensation Plan Information	97
Security Ownership of Management and the Board	96

2022 Annual Meeting and Voting Information			98
General Meeting Information	98	Deadline for 2023 Proposals and Nominations	103
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting	99

Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations			105

Other Matters that May Come Before the 2022 Annual Meeting			108

Appendix A - Sixth Amendment to Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan			A-1

Appendix B - Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan			B-1

2022 Proxy Statement	5

2021 Strategic Overview and Financial Business Highlights

2021 Overview

2021 was another exceptional year for Mattel in which we exceeded expectations and achieved strong financial results. With Net Sales up 19% as reported and 18% in constant currency*, and Operating Income up 95% versus prior year, we executed on our strategy to improve profitability and accelerate topline growth. Our strong performance was broad-based and our products resonated with consumers at levels we have not seen in years. It was also a year where, in the midst of major supply chain disruption and significant retail closures, we demonstrated the strength and resilience of our operations. We continued to increase productivity and improve efficiency through our Optimizing for Growth program, announced in February 2021, which is expected to reach $250 million in incremental savings by 2023, and we have achieved $97 million of such savings in 2021.

In addition, we strengthened our position as a partner of choice for the major entertainment companies, and continued to make important progress toward capturing the full value of our intellectual property (“IP”). As a result of all that has been achieved, Mattel today is an IP-driven, high-performing toy company. Our turnaround is now complete and we are in growth mode.

Key Financial and Business Highlights

We have made consistent and meaningful progress since beginning our turnaround and transformation in 2018 and, in 2021, we saw significant year-over-year improvement in several key financial metrics:

Net Sales	Operating (Loss) Income	Cash Flow from Operations
YOY Change Constant Currency*	in millions	in millions

Gross Profit	Operating (Loss) Income Margin	Earnings Per Share
in millions		in millions

2018-2020 key financial metrics reflect the impact of immaterial revisions to the financial statements. 2017 key financial metrics were not revised to reflect the impact of immaterial adjustments.

*	Constant Currency is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105.

6	Mattel, Inc.

OUR 2021 PERFORMANCE WAS BROAD-BASED:

•	Net Sales increased in all four regions;
•	Worldwide Gross Billings* increased in all three of our Leader Categories, including Dolls, Vehicles, and Infant, Toddler, and Preschool, as well as our American Girl segment;
•	Worldwide Gross Billings increased for all three of our Power Brands – Barbie, Hot Wheels, and Fisher Price and Thomas & Friends – with each exceeding $1 billion in Gross Billings;
•	Worldwide Gross Billings for our Challenger Categories, which includes Action Figures, Building Sets, Games and Other increased, as a whole;
•	We outpaced the industry in every measured market and increased share for the second consecutive year in 2021**;
•	In addition to our own IP, we now have a formidable line-up of evergreen properties from Microsoft, Nickelodeon, Nintendo, Universal, Warner Brothers, WWE, and Disney, including the return of Disney Princess and Frozen franchises to our portfolio in 2023; and
•	We continued to make progress toward our environmental, social, and governance (”ESG”) goals and priorities, and employee sentiment remained strong and above industry benchmark, according to employee engagement industry benchmarking data from Glint, despite continued disruption due to COVID-19.

WE CONTINUED TO MAKE IMPORTANT PROGRESS TOWARD CAPTURING THE FULL VALUE OF OUR IP:

•	Mattel Films announced four new film projects, for a total of 14 films, and we are currently in production on the Barbie movie;
•	Mattel Television debuted more television content than in any prior year, including a new Masters of the Universe series, two new animated Barbie movies, and a Thomas & Friends series; and
•	We increased our digital games offerings through licensed partnerships, mobile game publishing through Mattel163, our joint venture with NetEase, and a standalone release of Hot Wheels Unleashed.
*	Gross Billings is a key performance indicator under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105.
**	Source: The NPD Group/Retail Tracking Service/G12/JAN 2020 - DEC 2021/Total Toys/Projected USD

Mattel Strategy Evolved

With our turnaround complete, we have evolved our strategy to grow Mattel’s IP-driven toy business and expand our entertainment offering. We see significant opportunities in our toy business to:

•   Accelerate topline through scaling our portfolio;

•   Grow our franchise brands;

•   Advance our e-commerce and direct-to-consumer (“DTC”) business; and

•   Increase profitability by continuing to optimize operations.

We are also beginning to capture the full value of our IP in highly accretive business verticals, including content, consumer products, and digital experiences, which are directly adjacent to the toy industry. In success, we believe this can be transformative.

This evolved strategy builds upon tangible results and a strong growth trajectory and positions us to continue to create long-term stockholder value.

GROW IP-DRIVEN TOY BUSINESS AND EXPAND ENTERTAINMENT OFFERING

Our mission is to create innovative products and experiences that inspire, entertain and develop children through play

2022 Proxy Statement	7

2021 Strategic Overview and Financial Business Highlights

Citizenship at Mattel

At Mattel, we are committed to being a responsible corporate citizen and actively supporting the communities in which we live, work, and play. Our aim is to contribute to a more diverse, equitable, inclusive, and sustainable future.

ESG Strategy and Goals

In 2021, we updated our ESG strategy and goals based on a comprehensive analysis of the key socioeconomic, technological, and sustainability trends that we believe affect our company. Our updated ESG strategy and goals are organized in three pillars to represent the ESG areas where we believe we can have the greatest impact.

Sustainable Design and Development What we do	Responsible Sourcing and Production How we do it	Thriving and Inclusive Communities Those we impact

Strategy:

Develop innovative products and experiences that are better for our world by integrating sustainable materials and principles of product stewardship and circular design.

Goals:

•   Achieve 100% recycled, recyclable, or bio-based plastic materials in our products and packaging by 2030

•   Achieve and maintain 95% recycled or Forest Stewardship Council (FSC)-certified content in the paper and wood fiber used in our products and packaging

Optimize our resource use in operations to reduce environmental effects and promote ethical sourcing practices and worker health and safety throughout our supply chain.

•   Reduce absolute Scope 1 + 2 GHG Emissions 50% by 2030 (versus 2019 baseline)*

•   Achieve Zero manufacturing waste** by 2030

Create positive social impact through purposeful play and by supporting diverse, equitable, and inclusive communities where we live, work, and play.

•   Achieve and maintain 100% pay equity for all employees performing similar work globally

•   Increase representation of women at all levels of the organization

•   Increase representation of ethnicity at all levels of the organization

Priorities:
• Product Quality and Safety • Sustainable Materials in Toys • Sustainable Packaging • Business Model Innovation	• Ethical Sourcing, Human Rights, Fair Labor, and Environmental Standards in the Supply Chain • Worker Health and Safety • Energy/Climate Action • Waste Management • Ethics and Compliance	• Purposeful Play • Diversity, Equity & Inclusion • Family-Friendly Workplace • Philanthropy • Child Online Safety and Privacy • Responsible Marketing to Children
*	Absolute Scope 1 + 2 GHG Emissions defined as total Scope 1 GHG emissions from on-site fossil fuel consumption and fleet fuel consumption, and total Scope 2 GHG emissions from purchased electricity, steam, heat, or cooling; applies to all Mattel-owned and/or -operated sites, including manufacturing facilities, distribution centers, corporate locations, and retail stores over 20,000 square feet.
**	Defined as 90% of manufacturing waste being either diverted from the landfill or incinerated with energy recovery, except where otherwise directed by local regulations.

8	Mattel, Inc.

ESG Oversight at Mattel

Board of Directors

Governance and Social Responsibility Committee • Periodically receives reports from management and reports to the full Board

ESG Executive Council

•   Chaired by Mattel’s Chairman of the Board of Directors and Chief Executive Officer (“CEO”) and comprised of key senior executives
•   Defines ESG strategy and goals, and evaluates and approves ESG programs and plans that advance Mattel’s practices in support of the Company’s purpose and objectives
•   Meets monthly to provide updates on progress toward goals and review new programs, plans, and recommendations on various ESG workstreams
•   Reports to the Board’s Governance and Social Responsibility Committee on a periodic basis

2021 Notable ESG Accomplishments

Honored by Forest Stewardship Council with a 2021 Leadership Award for Excellence for use of FSC-certified products and commitment to responsible forest management
For the third consecutive year, received a perfect score on the Human Rights Campaign Foundation’s Corporate Equality Index, a leading benchmarking survey and report measuring corporate policies and practices related to LGBTQ+ workplace equality
Ranked among Forbes 2021 World’s Best Employers and Best Employers for Women
Named to Fast Company’s List of the 100 Best Workplaces for Innovators in 2021
Recognized as Great Place to Work for 2021

2022 Proxy Statement	9

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2021 financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022 (the “Form 10-K”). We made this Proxy Statement available to stockholders beginning on April 12, 2022.

Voting Matters and Board Recommendations

Proposal		The Board’s Recommendations	Page

1	Election of Ten Director Nominees	FOR each Director Nominee	17

2	Ratification of PricewaterhouseCoopers LLP as our Independent Accounting Firm for the Year Ending December 31, 2022	FOR	44

3	Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)	FOR	48

4	Approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	FOR	82

5	Stockholder Proposal Regarding Our Special Stockholder Meeting Bylaw	AGAINST	93

How To Vote

Internet
www.ProxyVote.com (prior to May 25, 2022) Attend our annual meeting virtually by logging into the virtual annual meeting website and vote by following the instructions provided on the website (during the meeting)	Telephone 1-800-690-6903	Mail Mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope

10	Mattel, Inc.

Board Composition

Ynon Kreiz Director Since: 2017	Michael Dolan Director Since: 2004	R. Todd Bradley Director Since: 2018

Chairman of the Board Committee Memberships: Stock Grant	Independent Lead Director Committee Memberships: Compensation (Chair); Executive (Chair); Governance and Social Responsibility	Committee Memberships: Audit; Compensation

Adriana Cisneros Director Since: 2018	Diana Ferguson Director Since: 2020	Soren Laursen Director Since: 2018

Committee Memberships: Governance and Social Responsibility	Committee Memberships: Audit (Chair), Executive	Committee Memberships: Finance; Governance and Social Responsibility

Ann Lewnes Director Since: 2015	Roger Lynch Director Since: 2018	Dominic Ng Director Since: 2006

Committee Memberships: Governance and Social Responsibility (Chair); Executive	Committee Memberships: Audit; Finance	Committee Memberships: Finance (Chair); Audit; Executive

Dr. Judy Olian Director Since: 2018

Committee Memberships: Compensation; Governance and Social Responsibility
Independent
Audit Committee Financial Expert

2022 Proxy Statement	11

Proxy Summary

Director Nominees Snapshot

We believe effective oversight comes from a board of directors that represents a diverse range of experience and perspectives that provide the collective talent, skills, areas of expertise, experience, diversity, and independence necessary for sound governance. The nominees to our board of directors (the “Board”) possess a diverse set of skills, experience, and attributes, which align with our business strategy and contribute to effective oversight. A summary of the skills, experience, and attributes of our director nominees is provided below.

Director Nominees Skills and Experience

Brand and Marketing	Corporate Citizenship/ESG	Entertainment/ Media	Finance, Accounting, or Financial Reporting	Human Capital Management
7 of 10 nominees	6 of 10 nominees	6 of 10 nominees	7 of 10 nominees	6 of 10 nominees

Industry	International/Global Operations	Senior Leadership	Supply Chain	Technology/ E-Commerce
6 of 10 nominees	10 of 10 nominees	10 of 10 nominees	4 of 10 nominees	4 of 10 nominees

Corporate Governance Highlights

We maintain industry-leading corporate governance and Board practices that promote accountability and enhance effectiveness in the boardroom.

Corporate Governance Practices	Board Practices

✔  Annual elections for all directors

✔  Majority voting standard

✔  Robust Independent Lead Director role with significant responsibilities

✔  Stockholder right to call special meetings

✔  Stockholder right to proxy access

✔  Stockholder ability to remove directors with or without cause

✔  Stockholder ability to act by written consent

✔  Routine review of Board leadership structure

✔  Annual Board and committee evaluations

✔  Robust director succession and search process

✔  Annual review and evaluation of the CEO’s performance by independent directors

✔  Quarterly executive sessions held without management present

✔  Comprehensive risk management with Board and committee oversight

✔  Nine of ten director nominees are independent

12	Mattel, Inc.

Ongoing Stockholder Engagement Program

Stockholder feedback is an important consideration for the Board, helping to shape our practices.

Mattel has established and maintains an ongoing and active stockholder engagement program. This engagement helps inform the Board’s understanding of stockholder perspectives on a wide range of matters. Stockholder dialogue is a year-round practice for Mattel facilitated by our Investor Relations team.

In addition, a stockholder engagement effort focused on corporate governance, ESG, and executive compensation is also led by an independent director, with management, once or twice a year. In Fall 2021 and Winter 2022, our Independent Lead Director, Mr. Dolan, participated in all such meetings with members of senior management. Mr. Dolan’s participation in these meetings allows for a direct line of communication with our Board.

INVESTOR ENGAGEMENT CYCLE

SPRING

•   In-season stockholder engagement meetings conducted to understand stockholder views on proposals, if needed

•   Ongoing stockholder dialogue conducted by Investor Relations

WINTER

•   Continue to conduct off-season engagement, and consider enhancements to corporate governance, ESG, and executive compensation practices

•   Ongoing stockholder dialogue conducted Investor Relations

SUMMER

•   Annual meeting vote results and feedback reviewed

•   Plan for off-season stockholder engagement

•   Ongoing stockholder dialogue conducted by Investor Relations

FALL

•   Off-season stockholder engagement meetings conducted, focused on corporate governance, ESG, and executive compensation

•   Stockholder input shared with Board and Board committees and enhancements considered

•   Ongoing stockholder dialogue conducted by Investor Relations

Input received from our stockholders during these stockholder engagement meetings is shared with the Governance and Social Responsibility Committee, the Compensation Committee, as appropriate, and the full Board, who take this input into account when considering governance changes.

TOTAL PERCENTAGE OF STOCKHOLDERS CONTACTED IN FALL 2021 AND WINTER 2022	TOTAL PERCENTAGE OF STOCKHOLDERS ENGAGED IN FALL 2021 AND WINTER 2022

Our substantive conversations with stockholders in these governance engagement meetings covered a variety of topics, including:

Business Strategy	Environmental Sustainability	Diversity, Equity & Inclusion

Board Structure	Governance Practices	Executive Compensation Programs

We believe our ongoing stockholder engagement is productive and provides an open exchange of ideas and perspectives for both Mattel and our stockholders. We look forward to continuing these dialogues with our stockholders in 2022 and beyond.

2022 Proxy Statement	13

Proxy Summary

Executive Compensation Highlights

Our executive compensation programs reflect our commitment to pay-for-performance and compensation governance best practices by emphasizing at-risk performance-based compensation and long-term stockholder value creation in the form of an annual short-term cash incentive (Mattel Incentive Plan or “MIP”) and annual stock-based long-term incentives (“LTIs”).

The chart below shows the 2021 target total direct compensation (“TDC”)* mix for our CEO and the average 2021 target TDC mix for our other named executive officers (“NEOs”):

A Significant Portion of 2021 Target TDC is At Risk

CEO	Other NEOs

*	TDC is the sum of 2021 year-end annual base salary, MIP target incentive opportunity, and Annual LTI Value (i.e., grant value of Performance Units granted under the 2021-2023 Long-Term Incentive Program (“LTIP”), stock options, and RSUs).
2021 Compensation	2021 Objective, Structure, and Performance Measures
Base Salary	• Provide fixed cash compensation based on individual role, skill set, market data, and internal pay equity
Annual Cash Incentive (MIP)

•   Incentivize and motivate senior executives to achieve our short-term strategic and financial objectives that we believe will drive long-term stockholder value

•   Our 2021 MIP financial measures focused on restoring profitability, regaining topline growth, and alignment with our cost savings programs. The 2021 MIP was structured as follows:

o   65% MIP-Adjusted EBITDA Less Capital Charge

o   20% MIP-Adjusted Net Sales

o   15% MIP-Adjusted Gross Margin

o   Multiplier of 0%-125% based on Individual Performance

Stock-Based Long-Term Incentives (LTIs)
Performance-Based Restricted Stock Units (“Performance Units”)

•   Incentivize and motivate senior executives to achieve key long-term strategic financial objectives and stock price outperformance. The Performance Units granted under the 2021-2023 LTIP were structured as follows:

o   Three-Year Cumulative Adjusted Free Cash Flow

o   Multiplier of 67%-133% based on Three-Year Relative Total Stockholder Return (“TSR”) vs. S&P 500 Constituents

Stock Options	• Align senior executives’ interests with stockholders’ interests and drive focus on increasing long-term stockholder value • Vest in annual installments over three years
Time-Based Restricted Stock Units (“RSUs”)	• Encourage senior executive stock ownership • Support stockholder-aligned retention • Vest in annual installments over three years

14	Mattel, Inc.

2021 Pay-For-Performance Results

The compensation outcomes in 2021 reflect our pay-for-performance philosophy by rewarding progress on improving profitability and accelerating topline growth, as well as improved stock price performance.

2021 MIP Earnout Reflects Continued Progress on Improving Profitability and Accelerating Topline Growth

Our 2021 performance and progress on improving profitability and accelerating topline growth resulted in a Company financial performance earnout of 190.3%.*

MIP-Adjusted EBITDA Less Capital Charge 65%	MIP-Adjusted Net Sales 20%	MIP-Adjusted Gross Margin 15%

*	The table reflects actual performance as adjusted from GAAP results consistent with the pre-established plan parameters, which were approved by the Compensation Committee. Such adjustments are intended to ensure that events outside the control of management do not unduly influence the achievement of the performance measures, while also ensuring that they are aligned with stockholders’ interests. The adjustments under the MIP are described on page 107 and each measure is defined under “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations.”

For our NEOs, the 190.3% earnout under the MIP for Company financial performance was then adjusted by a multiplier of 0% to 125% based on our CEO’s assessment of each executive’s performance, and the Compensation Committee’s assessment of our CEO’s performance, against pre-established individual goals linked to the execution of our strategy (“Individual Performance Multiplier”). For 2021, the Individual Performance Multiplier for our CEO was 125% and for our other NEOs ranged from 100% to 125%. Please see “2021 Individual Performance Assessments” on page 57.

2019-2021 LTIP Earnout Reflects Significant Improvements in Adjusted Free Cash Flow Generation and Stock Price Performance

By continuing to improve profitability and our stock price performance, we achieved a total earnout of 170%.

Three-Year Cumulative Adjusted Free Cash Flow*	Relative TSR Percentile

*	Adjusted Free Cash Flow is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105 for a description of the adjustments under the LTIP.

2022 Proxy Statement	15

Proxy Summary

Compensation Governance Best Practices

The Compensation Committee maintains the following compensation governance best practices, which establish strong safeguards for our stockholders and further enhance the alignment of senior executives’ interests with stockholders’ interests:

What We Do

✔	Compensation Recovery Policy (“Clawback Policy”) applicable to all Section 16 officers and other direct reports to the CEO
✔	Best practices in severance arrangements, including severance benefits at competitive levels not greater than 2x base salary plus annual bonus
✔	Double-trigger accelerated vesting in the event of a change of control
✔	Robust stock ownership guidelines as a multiple of base salary: 6x for CEO, 4x for Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”), and 3x for other NEOs
✔	Independent compensation consultant
✔	Annual compensation risk assessment
✔	Annual review comparing executive compensation with peer companies (“peer group”)

What We Do Not Do

x	No excise tax gross-ups on severance or other payments in connection with a change of control
x	No poor pay practice of tax gross-ups on perquisites and benefits
x	No hedging or pledging by Board members, officers, or employees permitted
x	No repricing of stock options without stockholder approval

16	Mattel, Inc.

Corporate Governance at Mattel

Proposal 1: Election of Directors
The Board recommends that stockholders vote FOR each of the nominees named herein for election as directors.

After receiving input from members of the Governance and Social Responsibility Committee, the Board has nominated ten director nominees for election at the 2022 Annual Meeting, all of whom are currently directors. If elected, the following director nominees will hold office from election until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death, resignation, disqualification, or removal:

Ynon Kreiz	Michael Dolan	R. Todd Bradley	Adriana Cisneros	Diana Ferguson

Soren Laursen	Ann Lewnes	Roger Lynch	Dominic Ng	Dr. Judy Olian

Each director nominee has consented to being named in this Proxy Statement as a nominee for election as a director and agreed to serve as a director, if elected.

If your properly submitted proxy does not contain voting instructions, the persons named as proxies will vote your shares “for” the election of each of the ten director nominees named above. If, before the 2022 Annual Meeting, any director nominee becomes unavailable to serve, the Board may identify a substitute for such director nominee and treat votes “for” the unavailable director nominee as votes “for” the substitute or, alternatively, may reduce the size of the Board. We presently believe that each of the nominees will be available to serve.

2022 Proxy Statement	17

Corporate Governance at Mattel

Director Nominees Attributes

BOARD DIVERSITY MATRIX (AS OF APRIL 12, 2022)

Total Number of Directors: 10

The following chart provides self-identified diversity information related to our Board, in accordance with Nasdaq requirements.

	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	4	5	-	1
Demographic Background
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	1	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	4	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+			-
Did Not Disclose Demographic Background			1

Board Refreshment

The Board remains focused on aligning our directors’ collective skills and expertise with Mattel’s strategy, and has undergone significant refreshment in recent years. The director nominees bring a wide range of valuable perspectives and experiences that the Board believes will best support Mattel in executing its strategy.	70% of our director nominees joined our Board within the last 5 years.

2017	2018	2019	2020	2021
• Ynon Kreiz	• R. Todd Bradley • Adriana Cisneros • Soren Laursen • Roger Lynch • Dr. Judy Olian		• Diana Ferguson

18	Mattel, Inc.

Director Nominees Skills, Experience, and Attributes

Our director nominees possess a diverse set of skills, experience, and attributes, which align with our business strategy and contribute to effective oversight. A summary is outlined below.

Skills and Experience

Brand and Marketing

As we look to capture the full value of our IP in the mid-to-long term, we believe directors with relevant experience in consumer marketing or brand management, especially on a global basis, provide important insights to our Board.

	•	•	•	•		•	•	•
Corporate Citizenship/ESG We benefit from directors with experience with sustainability initiatives designed to achieve long-term stockholder value through a responsible, sustainable business model.	•			•		•	•		•	•

Entertainment and Media

We value experience in the entertainment/media industries, which provide important insight as we seek to capture the full value of our IP by monetizing our brands and franchises through film, television, digital gaming, live events, and music.

	•	•		•			•	•	•

Finance, Accounting, or Financial Reporting

We value directors with experience in finance, accounting, and/or financial reporting, as we measure our operating and strategic performance by reference to certain financial measures and are subject to various accounting and public company rules and requirements. Accordingly, we seek to have a number of directors who qualify as audit committee financial experts (as defined by SEC rules).

	•	•	•		•			•	•	•

Human Capital Management

Our people are among our most important assets and we believe the successful development and retention of our employees is critical to our success. As such, we benefit from having directors with an understanding of human capital management obtained from experience as a senior leader in a large organization.

	•	•	•		•				•	•
Industry Directors with experience in our industry provide valuable perspective on issues specific to our products and the operation of our business.	•	•	•		•	•			•
International/Global Operations As our business is worldwide in scope, we benefit from directors having experience as a senior leader in a large organization with international operations.	•	•	•	•	•	•	•	•	•	•

Senior Leadership

Directors with CEO or senior management experience have a demonstrated record of leadership and a practical understanding of organizations, processes, strategy, risk, and risk management, as well as methods to drive change and growth.

	•	•	•	•	•	•	•	•	•	•

Supply Chain

As a global consumer goods company, we benefit from directors with experience in supply chain management or oversight, including international manufacturing, sourcing, inventory management, transportation and logistics, and supplier/vendor relationships.

	•		•		•	•

Technology and E-Commerce

Experience with technology/e-commerce helps our Board oversee Mattel’s cybersecurity and advise management as we further strengthen and accelerate our e-commerce business, including our DTC business.

			•	•			•	•

2022 Proxy Statement	19

Corporate Governance at Mattel

Director Nominees for Election

The Board, after receiving input from members of the Governance and Social Responsibility Committee, selected director nominees whose talents, skills, areas of expertise, experience, diversity, and independence, including those highlighted above, led the Board to conclude that these persons should serve as our directors at this time.

For each director nominee, set forth below is his or her name, age, tenure as a director of Mattel, and a description of his or her principal occupation, other business experience, public company experience, and other directorships held during the past five years. The specific experiences, qualifications, and attributes that led the Board to conclude that each nominee should serve as a director are described below.

Ynon Kreiz

Chairman of the Board

Age: 57

Director Since: 2017

Mattel Committee Memberships: Stock Grant Committee

Other Current Public Directorships: Warner Music Group Corp.

Skills:

Brand and Marketing
Corporate Citizenship/ESG
Entertainment/Media
Finance, Accounting, or Financial Reporting
Human Capital Management
Industry
International/Global Operations
Senior Leadership
Supply Chain

Key Experience/Director Qualifications

Mr. Kreiz brings to Mattel’s Board significant corporate leadership, operational, restructuring, finance, multimedia, entertainment, and content experience, and during his tenure as a director of Mattel has gained a deep understanding of Mattel’s business and the toy industry. As a former Chief Executive Officer of a number of global media companies and a board member of Warner Music Group Corp., he brings a valuable perspective on the entertainment, digital, and media industries, including a focus on children’s programming. He was also General Partner at Balderton Capital where he was active in early-stage technology and media investments.

Career Highlights

Maker Studios, Inc., a global digital media and content network company

•	Chairman of the Board (June 2012 – May 2014)
•	Chief Executive Officer (May 2013 – January 2015)

Endemol Group, one of the world’s leading television production companies

•	Chairman of the Board and Chief Executive Officer (June 2008 – June 2011)

Balderton Capital (formerly Benchmark Capital Europe), a venture capital firm

•	General Partner (2005 – 2007)

Fox Kids Europe N.V., a children’s entertainment company

•	Chairman of the Board, Chief Executive Officer and Co-founder (1996 – 2002)

Other Public Company Directorships

•	Warner Music Group Corp. since May 2015; also serves on Audit Committee

Additional Leadership Experience and Service

•	Chairman of the Board, Showmax (March 2017 – August 2018)
•	Director, LootCrate (May 2017 – December 2017)
•	Board of Advisors, Anderson Graduate School of Management at UCLA since April 2015
•	Chairman of Board of Trustees, Israeli Olympic Committee, London Games (2012)

20	Mattel, Inc.

Michael Dolan

Age: 75

Director Since: 2004

Mattel Committee Memberships:
Compensation Committee (Chair), Executive Committee (Chair), Governance and Social Responsibility Committee

Other Current Public Directorships: Haymaker Acquisition Corp. II

Skills:

Brand and Marketing
Entertainment/Media
Finance, Accounting, or Financial Reporting
Human Capital Management
Industry
International/Global Operations
Senior Leadership

Key Experience/Director Qualifications

Mr. Dolan brings to Mattel’s Board significant leadership, finance, global consumer products and branding, strategic marketing, and operations experience. Mr. Dolan also brings a valuable perspective on the entertainment industry through his experience as the former Chief Executive Officer of IMG, which is important to Mattel since many of our most popular toys are derived from licensed entertainment properties. In addition, Mr. Dolan’s long tenure with Young & Rubicam enables him to provide unique insights into brand building and advertising. Mr. Dolan has also gained valuable experience as the Chief Financial Officer of IMG, Viacom, and Young & Rubicam, where he dealt with complex accounting principles and judgments, internal controls, and financial reporting rules and regulations, and evaluated the financial results and financial reporting processes of large companies.

Career Highlights

Bacardi Limited, a global privately-held spirits company

•	Chief Executive Officer (November 2014 – September 2017)
•	Interim Chief Executive Officer (May 2014 – November 2014)
•	Director (2009 – 2017; served on Audit Committee until 2014)

IMG Worldwide, a global sports, fashion, and media entertainment company

•	Chairman of the Board and Chief Executive Officer (November 2011 – May 2014)
•	President and Chief Operating Officer (April 2011 – November 2011)
•	Executive Vice President and Chief Financial Officer (April 2010 – April 2011)

Viacom, Inc., a global entertainment content company

•	Executive Vice President and Chief Financial Officer (May 2004 – December 2006)

Kohlberg Kravis Roberts & Co., a global investment firm

•	Senior Advisor (October 2004 – May 2005)

Young & Rubicam, Inc., a global marketing and communications company

•	Chairman of the Board and Chief Executive Officer (2001 – 2003)
•	Vice Chairman and Chief Operating Officer (2000 – 2001)
•	Vice Chairman and Chief Financial Officer (1996 – 2000)

Other Public Company Directorships

•	Haymaker Acquisition Corp. II since 2019
•	OneSpaWorld Holdings Limited (2019 – 2020)

Additional Leadership Experience and Service

•	Director, Altos Planos, Inc. since 2019
•	Director, March of Dimes since 2013
•	Director, Northside Center for Child Development since 2003
•	Chairman of the Board, America’s Choice, Inc. (2004 – 2010)

2022 Proxy Statement	21

Corporate Governance at Mattel

R. Todd Bradley

Age: 63

Director Since: 2018

Mattel Committee Memberships:

Audit Committee, Compensation Committee

Other Current Public Directorships: Commvault Systems, Inc., One Equity Partners Open Water I Corp.

Skills:

Brand and Marketing
Finance, Accounting, or Financial Reporting
Human Capital Management
Industry
International/Global Operations
Senior Leadership
Supply Chain
Technology/E-Commerce

Key Experience/Director Qualifications

Mr. Bradley brings to Mattel’s Board significant leadership, finance, digital, marketing, and technology experience. As a prior Chief Executive Officer of a technology-driven company, he brings digital, marketing, and technology expertise relevant to Mattel’s strategy, and management experience with logistics, production, and quality control. In addition, Mr. Bradley has proven experience with turnaround companies in driving growth and improving profitably.

Career Highlights

One Equity Partners Open Water I Corp., a special purpose acquisition corporation

•	Co-Chair and Chief Executive Officer since January 2021

One Equity Partners, a middle-market private equity firm

•	Operating Partner since June 2020

Mozido, LLC, a global provider of digital commerce and payment solutions

•	Chief Executive Officer and Director (December 2016 – May 2017)

TIBCO Software, Inc., an integration, analytics, and event-processing software company

•	President (June 2014 – December 2014)

Hewlett-Packard Company, a global provider of products, technologies, software, solutions, and services

•	Executive Vice President Strategic Growth Initiatives (June 2013 – June 2014)
•	Executive Vice President of Printing and Personal Systems Group (March 2012 – June 2013)
•	Executive Vice President of Personal Systems Group (June 2005 – March 2012)

PalmOne, Inc., a maker of mobile devices and WebOS

•	President and Chief Executive Officer (October 2003 – March 2005)

Other Public Company Directorships

•	Commvault Systems, Inc. since 2020; also serves on Compensation and Operations Committees
•	One Equity Partners Open Water I Corp. since 2020
•	Eastman Kodak Company (2017 – 2020); also served on Compensation and Nominating & Governance Committees
•	TrueCar, Inc. (2013 – 2016)

Additional Leadership Experience and Service

•	Director, Spartronics since 2020; also serves on Audit Committee
•	Trustee, Newseum (2014 – 2016)

22	Mattel, Inc.

Adriana Cisneros

Age: 42

Director Since: 2018

Mattel Committee Memberships: Governance and Social Responsibility Committee

Skills:

Brand and Marketing
Corporate Citizenship/ESG
Entertainment/Media
International/Global Operations
Senior Leadership
Technology/E-Commerce

Key Experience/Director Qualifications

Ms. Cisneros brings to Mattel’s Board significant leadership, media, real estate, entertainment, consumer products, and digital experience. As the Chief Executive Officer of a global company, she has valuable expertise in restructuring, growth strategy, and technology. Ms. Cisneros has experience transforming a company through innovation and digital strategy. She brings a valuable perspective on global consumers and corporate social responsibility. She also has experience serving on the boards of nonprofit entities.

Career Highlights

Cisneros Group of Companies, a privately held company with over 90 years’ experience operating businesses globally with three divisions (Cisneros Media, Cisneros Interactive, and Cisneros Real Estate)

•	Chief Executive Officer since September 2013
•	Vice Chairman and Director of Strategy (September 2005 – August 2013)

Additional Leadership Experience and Service

•	President, Fundación Cisneros since 2009
•	Member, International Academy of Television Arts & Sciences since 2015; also serves on Executive Committee
•	Trustee, Paley Center for Media since 2016
•	Director, Museum of Modern Art (“MoMA”) since 2012; also serves on Latin American Acquisition Committee and Cisneros Institute Advisor
•	Director, MoMA PS1 since 2006
•	Director, Parrot Analytics since 2018
•	Director, Knight Foundation since 2017; also serves on Nominating and Program Committees
•	Director, University of Miami since 2017; also serves on Academic Affairs Committee
•	Director, Citibank Private Bank Latin American Advisory Board since 2018
•	Director, AST & Science since 2018; also serves as Head of Strategy since 2019
•	Member, Strategic Advisory Board of Mission Advancement Corp. since 2020
•	Director, Americas Society/Council of the Americas since 2021
•	Co-chair, Endeavor Miami (2014 – 2020)
•	Director, International Emmy’s (2016 – 2019); also served on Executive Committee

2022 Proxy Statement	23

Corporate Governance at Mattel

Diana Ferguson

Age: 59

Director Since: 2020

Mattel Committee Memberships: Audit Committee (Chair), Executive Committee

Other Current Public Directorships: Gartner, Inc., Sally Beauty Holdings, Inc.

Skills:

Finance, Accounting, or Financial Reporting
Human Capital Management
Industry
International/Global Operations
Senior Leadership
Supply Chain

Key Experience/Director Qualifications

Ms. Ferguson brings to Mattel’s Board significant leadership, finance, human capital management, strategy, and consumer products experience. As a former Chief Financial Officer in several consumer products businesses, she brings valuable perspective on managing large organizations, complex accounting principles and judgments, internal controls and financial reporting requirements, and evaluating the financial results and financial reporting processes of complex companies. Ms. Ferguson also has extensive board experience in publicly traded and nonprofit boards.

Career Highlights

Scarlett Investments, LLC, a private investment and consulting firm

•	Principal (August 2013 – Present)

Cleveland Avenue LLC, a privately held venture capital and consulting firm

•	Chief Financial Officer (September 2015 – December 2020)

The Folgers Coffee Company, a division of Proctor and Gamble

•	Senior Vice President and Chief Financial Officer (April 2008 – November 2008)

Merisant Worldwide, Inc., a maker of table-top sweeteners and sweetened food products

•	Executive Vice President and Chief Financial Officer (2007 – 2008)

Sara Lee Corporation, a global consumer products company

•	Senior Vice President and Chief Financial Officer, Sara Lee Foodservice (2006 – 2007)
•	Senior Vice President Strategy and Corporate Development (2004 – 2006)
•	Vice President and Treasurer (2001 – 2004)

Other Public Company Directorships

•	Gartner, Inc. since August 2021
•	Sally Beauty Holdings, Inc. since 2019; also chairs Compensation and Talent Committee and serves on Audit Committee
•	Invacare Corporation (2018 – 2022); also served on Audit Committee and Nominating and Governance Committee
•	Frontier Communications Corporation (2014 – 2021); chaired Compensation Committee and served on Nominating and Corporate Governance Committee
•	TreeHouse Foods, Inc. (2008 – 2016); chaired Audit Committee

Additional Leadership Experience and Service

•	Trustee, Groton School since 2015; also serves as Treasurer
•	Board Member, Leadership Greater Chicago (2003 – 2005); also served as Board President (2012 – 2014)

24	Mattel, Inc.

Soren Laursen

Age: 58

Director Since: 2018

Mattel Committee Memberships: Finance Committee,
Governance and Social Responsibility Committee

Skills:

Brand and Marketing
Corporate Citizenship/ESG
Industry
International/Global Operations
Senior Leadership
Supply Chain

Key Experience/Director Qualifications

Mr. Laursen brings to Mattel’s Board significant leadership, finance, brand, marketing, retail, global, and toy industry experience. As a former Chief Executive Officer of a toy retail company and former President of a toy manufacturer, he has tested experience and understanding of Mattel’s business and the global commercial toy industry, deep expertise in developing strong brand franchises supported by compelling media, digital and technology activations, and leadership experience in successfully turning around a company and driving growth.

Career Highlights

Credo Partners AS, an investment firm focusing on mid-size companies

•	Head of Denmark since October 2019

TOP-TOY, a toy retailer in the Nordic market

•	Chief Executive Officer (April 2016 – January 2018)

LEGO Systems, Inc., the Americas division of the family-owned and privately-held The LEGO Group, a toy company based in Denmark

•	President (January 2004 – March 2016)

The LEGO Company

•	Senior Vice President, Europe North and Europe East (April 2000 – December 2003)
•	Senior Vice President, Special Markets (1999 – 2000)
•	Vice President/General Manager, LEGO New Zealand (1995 – 1999)

Additional Leadership Experience and Service

•	Interim Executive Director, Mattel (October 2018 – September 2019)
•	Advisor, American Toy Industry Association since 2014; also served as Chairman (2012 – 2014) and Board Member at large since 2004
•	Director, A.T. Cross, R.I (2014 – 2016)
•	Board member, Varier Furniture A/S Oslo since 2015; also serves as Chairman since 2019
•	Director, LEGO Children’s Fund (2010 – 2016)
•	Director, Connecticut Children’s Medical Center (2008 – 2016); also served on Executive and Strategy Task Force Committee
•	Advisor, AVT Business School since 2018
•	Director, Patentrenewals.com since 2018
•	Director, Isabella A/S since 2018
•	Board member, Postevand Aps since 2015; also serves as Chairman since 2019
•	Chairman, BørneRiget Fonden since 2020
•	Board Member, BoeBeauty (2020 – 2022)

2022 Proxy Statement	25

Corporate Governance at Mattel

Ann Lewnes

Age: 60

Director Since: 2015

Mattel Committee Memberships: Governance and Social Responsibility Committee (Chair), Executive Committee

Skills:

Brand and Marketing
Corporate Citizenship/ESG
Entertainment/Media
International/Global Operations
Senior Leadership
Technology/E-Commerce

Key Experience/Director Qualifications

As a global media and marketing leader in the technology industry, Ms. Lewnes brings to Mattel’s Board her significant leadership experience in branding, advertising, direct-to-consumer/ecommerce, digital marketing, and corporate strategy. She also brings experience in driving strategic growth and global demand at two public technology companies, as well as her experience serving on the boards of nonprofit entities. At Adobe, Ms. Lewnes is responsible for Adobe’s corporate brand, corporate communications and corporate responsibility, global marketing campaigns, and the company’s website, customer insights, corporate strategy and M&A, and has spearheaded the transformation of the company’s global marketing efforts to be digital-first and data-driven. At Intel, Ms. Lewnes played a key role globally positioning the business and products to consumers, business professionals, and key computer channels.

Career Highlights

Adobe Systems Incorporated, a multinational computer software company providing digital marketing and media solutions

•	Chief Marketing Officer and Executive Vice President, Corporate Strategy and Development, since January 2016
•	Senior Vice President and Chief Marketing Officer (November 2006 – January 2016)

Intel Corporation, a multinational semiconductor manufacturing company that designs, manufactures, and sells integrated digital technology platforms

•	Vice President, Sales & Marketing (2000 – 2006)

Awards Received

•	Matrix Award (2020)
•	American Marketing Association Hall of Fame (2019)
•	Forbes Most Influential CMOs (2017-2020)

Additional Leadership Experience and Service

•	Trustee, Lehigh University since 2021
•	Director, Sundance Institute since 2020
•	Director, Advertising Council (2009-2019)

26	Mattel, Inc.

Roger Lynch

Age: 59

Director Since: 2018

Mattel Committee Memberships: Audit Committee, Finance Committee

Skills:

Brand and Marketing
Entertainment/Media
Finance, Accounting, or Financial Reporting
International/Global Operations
Senior Leadership
Technology/E-Commerce

Key Experience/Director Qualifications

Mr. Lynch brings to Mattel’s Board significant leadership, media, technology, and internet experience. He has a wealth of consumer experience, including experience leveraging changing consumer behaviors that can be applied to help further Mattel’s growth. Additionally, he has extensive experience leading, innovating, and scaling consumer media and technology businesses globally, including having guided a number of companies through critical transformation periods. Through his media industry experience, Mr. Lynch has frequently worked with large content providers to create business models that embrace technological changes in distribution.

Career Highlights

Condé Nast, a global media company

•	Chief Executive Officer since April 2019

Pandora Media, Inc., a streaming music service

•	Chief Executive Officer, President, and Director (September 2017 – February 2019)

Sling TV Holding LLC, an on-demand internet streaming television service (subsidiary of DISH Network)

•	Chief Executive Officer and Director (July 2012 – August 2017)

Dish Network LLC, a pay television operator

•	Executive Vice President, Advanced Technologies (November 2009 – July 2012)

Video Networks International, Ltd., an internet protocol television provider

•	Chairman and Chief Executive Officer (2002 – 2009)

Chello Broadband N.V., a broadband internet service provider in Europe

•	President and Chief Executive Officer (1999 – 2001)

Additional Leadership Experience and Service

•	Director, Partnership for New York City since 2021
•	Director, USC Dornsife School of Letters, Arts and Sciences since 2018
•	Director, Quibi LLC since 2018
•	Director, Tuck School of Business at Dartmouth since 2017
•	Director, Video Networks International LTD since 2002
•	Board Observer, Roku LLC (2012 – 2017)
•	Director, Digitalsmiths LLC (2010 – 2015; served as Chair of Compensation Committee)

2022 Proxy Statement	27

Corporate Governance at Mattel

Dominic Ng

Age: 63

Director Since: 2006

Mattel Committee Memberships: Finance Committee (Chair), Audit Committee, Executive Committee

Other Current Public Directorships: East West Bancorp, Inc.

Skills:

Corporate Citizenship/ESG
Entertainment/Media
Finance, Accounting, or Financial Reporting
Human Capital Management
Industry
International/Global Operations
Senior Leadership

Key Experience/Director Qualifications

As the Chief Executive Officer of the largest independent bank headquartered in Southern California, Mr. Ng brings to Mattel’s Board significant experience in leadership, strategy, business development, and global business. He also has valuable experience in dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Ng transformed East West Bank from a small savings and loan association based in Los Angeles into a large, full-service commercial bank with differentiated focus on the United States and China markets. Mr. Ng’s extensive experience conducting business in China is extremely valuable to Mattel because of Mattel’s large manufacturing presence in China and emerging markets initiatives (including China). He also brings to Mattel’s Board extensive business and governmental relationships in the State of California and the greater metropolitan area of Los Angeles, where Mattel is headquartered.

Career Highlights

East West Bancorp, Inc. and East West Bank, a global bank based in California

•	Chief Executive Officer and Chairman of the Board since 1992
•	President (1992 – 2009)

Seyen Investment, Inc., a private family investment business

•	President (1990 – 1992)

Deloitte & Touche LLP, an accounting firm

•	Certified Public Accountant (1980 – 1990)

Other Public Company Directorships

•	East West Bancorp, Inc. since 1992; also Chairman since 1992
•	PacifiCare Health Systems, Inc. (2003 – 2005)
•	ESS Technology, Inc. (1998 – 2004)

Additional Leadership Experience and Service

•	Director, STX Entertainment (August 2016 – April 2020)
•	Trustee, University of Southern California since 2014
•	Trustee, Academy Museum of Motion Pictures since 2018
•	Director of the following nonprofit entities and government organizations: Federal Reserve Bank of San Francisco – Los Angeles Branch (2005 – 2011); California Bankers Association (previously 2002 – 2011, 2016 – 2017); Chairman, Committee of 100 (2011 – 2014); The United Way of Greater Los Angeles (2006 – 2014); Pacific Council on International Policy (2010 – 2013); and Los Angeles’ Mayor’s Trade Advisory Council as Co-Chair (2009 – 2011)

28	Mattel, Inc.

Dr. Judy Olian

Age: 70

Director Since: 2018

Mattel Committee Memberships: Compensation Committee, Governance and Social Responsibility Committee

Other Current Public Directorships: Ares Management LLC and United Therapeutics Corp.

Skills:

Corporate Citizenship/ESG
Finance, Accounting, or Financial Reporting
Human Capital Management
International/Global Operations
Senior Leadership

Key Experience/Director Qualifications

As the President of Quinnipiac University, and former Dean of the UCLA Anderson School of Management for over 12 years, Dr. Olian brings to Mattel’s Board her extensive leadership record in running large organizations, as well as her professional expertise in human resource management, top management teams, and management strategy. She also has extensive board experience in publicly traded and nonprofit boards. Prior to her most recent roles, she served as Dean of Penn State’s Smeal College of Business, and in various faculty and leadership roles at the University of Maryland. She was also a management consultant at, and chairman of, AACSB International, the premier accrediting and thought leadership organization for global business schools.

Career Highlights

Quinnipiac University

•	President since July 2018

UCLA Anderson School of Management

•	Dean and John E. Anderson Chair in Management (January 2006 – July 2018)

Other Public Company Directorships

•	Ares Management LLC since 2015; also serves on Audit Committee and Conflicts Committee
•	United Therapeutics Corp. since 2016; also serves on Compensation Committee

Additional Leadership Experience and Service

•	Director, UCLA Technology Development Corporation (2014 – 2018)
•	Board member, Business-Higher Education Forum
•	Member, CT Governor’s Workforce Commission
•	Advisory Board Member, Catalyst Inc. since 2011
•	Board member, AdvanceCT related to economic development, appointed by Governor of Connecticut
•	Chairman, Loeb Awards for Excellence in Business Journalism (2006 – 2018)
•	Member, International Advisory Board, Peking University School of Business (2007 – 2016)

2022 Proxy Statement	29

Corporate Governance at Mattel

Board Composition and the Director Nomination Process

Identifying and Evaluating Director Nominees

The Board, acting through the Governance and Social Responsibility Committee, is responsible for identifying and evaluating candidates for membership on the Board. The Board’s Amended and Restated Guidelines on Corporate Governance (the “Guidelines on Corporate Governance”) set forth the process for selecting candidates for director positions and the role of the Governance and Social Responsibility Committee in identifying potential candidates and screening them, with input from the Chair of the Board.

Under the Guidelines on Corporate Governance and the charter of the Governance and Social Responsibility Committee, the Governance and Social Responsibility Committee is responsible for reviewing with the Board annually the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the perceived needs of the Board at that time. The Governance and Social Responsibility Committee also reviews the results of the Board’s annual self-evaluation. This review includes an assessment of the talent base, skills, areas of expertise and experience, diversity, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age, and sexual orientation, and independence of the Board and its members. Any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the committee to be appropriate for review, are also considered.

The charter of the Governance and Social Responsibility Committee also sets forth the process by which the committee actively seeks qualified director candidates for recommendation to the Board. The committee, with input from the Chair of the Board, screens candidates to fill any vacancies on the Board, solicits recommendations from Board members as to such candidates, and considers recommendations for Board membership submitted by stockholders as described further below. The committee works with an independent third-party search firm to locate candidates who may meet the needs of the Board. Candidates who the committee expresses interest in pursuing must interview with at least two members of the committee before being recommended to the Board for nomination. The committee recommends to the Board the director nominees for election at each annual meeting of stockholders.

Our Director Nominations Policy describes the methodology for selecting the candidates who are included in the slate of director nominees recommended to the Board and the procedures for stockholders to follow in submitting nominations and recommendations of possible candidates for Board membership.

   Under our Director Nominations Policy, each director nominee should, at a minimum, possess the following:
●	An outstanding record of professional accomplishment in his or her field of endeavor;
●	A high degree of professional integrity, consistent with Mattel’s values;
●	A willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing long-term stockholder value; and
●	A willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the judgment of the Governance and Social Responsibility Committee, interfere with or limit his or her ability to do so.

  Our Director Nominations Policy also lists the following additional skills, experiences, and qualities that are desirable in director nominees:
●	Skills and experiences relevant to Mattel’s business, operations, or strategy;
●	Qualities that help the Board achieve a balance of a variety of knowledge, experience, and capability on the Board, and an ability to contribute positively to the collegial and collaborative culture among Board members; and
●	Qualities that contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences, and backgrounds, as well as other differentiating characteristics.

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Lastly, a nominee’s ability to qualify as an independent director of Mattel is considered in terms of both the overall independence of Mattel’s Board as well as the independence of its committees.

The committee reviews the Director Nominations Policy periodically and may amend the policy from time to time as necessary or advisable based on changes to applicable legal requirements and listing standards as well as the evolving needs and circumstances of the business. In addition, the Guidelines on Corporate Governance are reviewed periodically, and may be changed by the Board only upon a determination that such change is in the best interests of the Company and its stockholders and a recommendation of such change is made to the full Board by the Governance and Social Responsibility Committee. For additional information on the Board’s selection and evaluation process, see our Director Nominations Policy, which is available on Mattel’s corporate website at https://corporate.mattel.com/en-us/investors/corporate-governance.

Stockholder Recommendations of Director Candidates

The Governance and Social Responsibility Committee will consider recommendations for director candidates made by stockholders and evaluate them using the same criteria as other candidates. Under our Director Nominations Policy, any such recommendation must include a detailed statement explaining why the stockholder is making the recommendation, as well as all information that would be required were the stockholder to nominate such person under our Amended and Restated Bylaws (the “Bylaws”) or applicable law. For additional information on stockholder recommendations, see our Bylaws and Director Nominations Policy, which are available on Mattel’s corporate website at https://corporate.mattel.com/en-us/investors/corporate-governance.

Stockholder recommendations for director candidates should comply with our Director Nominations Policy and should be addressed to:

Governance and Social Responsibility Committee
c/o Secretary, TWR 15-1
Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012

Stockholder Proxy Access Right

Our Bylaws permit a stockholder, or group of up to 20 stockholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, director nominees constituting up to the greater of two nominees or 20% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the Bylaws. Additional information on the deadlines to submit director nominations pursuant to the proxy access provisions of our Bylaws is set forth on page 103 under “Director Nominations Pursuant to Proxy Access Provisions.”

Board Structure

Board Leadership Structure

The Board believes that one of its most important responsibilities is to evaluate and determine the most appropriate Board leadership structure for Mattel so that it can provide effective, independent oversight of management and facilitate its engagement in, and understanding of, Mattel’s business. To carry out this responsibility, the Guidelines on Corporate Governance empower the Board to evaluate the Company’s leadership structure so that there is strong, independent Board leadership in place to provide effective oversight of management. The Governance and Social Responsibility Committee also periodically reviews the Board’s leadership structure and recommends changes to the Board as appropriate, and makes a recommendation to the independent directors regarding the election of the Independent Lead Director. The Board evaluates its structure periodically, as well as when warranted by specific circumstances, such as the appointment of a new CEO, in order to assess which structure is in the best interests of Mattel and its stockholders based on the evolving needs of the Company. This approach provides the Board appropriate flexibility to determine the leadership structure best suited to support the dynamic demands of our business.

In April 2018, in connection with Mr. Kreiz’s appointment as CEO, the Board determined that the Company and its stockholders would be best served by a leadership structure in which Mr. Kreiz serves as Chairman of the Board and CEO, counterbalanced by a strong, independent Board led by Mr. Dolan, as Independent Lead Director.

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Corporate Governance at Mattel

The Board believes that this leadership structure, including our strong Independent Lead Director, best serves Mattel and its stockholders at this time by leveraging executive leadership experience while providing effective independent oversight. Independent leadership remains an important pillar of the Board leadership structure and, as such, the Company continues to have an Independent Lead Director with robust, well-defined responsibilities as set forth below under “Independent Lead Director Responsibilities.”

Going forward, the Board will continue to evaluate its leadership structure in order to confirm it aligns with and supports the evolving needs and circumstances of the Company and its stockholders.

Independent Lead Director Responsibilities

The Board recognizes the importance of strong independent Board leadership. As such, the independent directors of the Board annually elect an Independent Lead Director when the Chairman is not independent. Our Independent Lead Director has specificallyenumerated powers and responsibilities, providing the same leadership, oversight, and benefits to the Company and Board that would be provided by an independent Chairman.

Michael Dolan Independent Lead Director

●Director since 2004; Independent Lead Director since 2015
●Chair of the Compensation Committee and Executive Committee; member of Governance and Social Responsibility Committee
●Board experience at Mattel in multiple operating environments

In 2021, the independent directors of the Board re-elected Mr. Dolan to serve as the Board’s current Independent Lead Director, a position he has held since January 2015. The Board believes that Mr. Dolan’s extensive business experience across a variety of industries, unique insights in the areas of advertising and brand building, and prior service on several boards of directors make him well qualified to serve as Mattel’s Independent Lead Director.

   The Independent Lead Director’s duties include the following significant powers and responsibilities:
●	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
●	Serves as liaison between the Chairman and the independent directors;
●	Approves information sent to the Board;
●	Approves meeting agendas for the Board;
●	Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;
●	Has authority to call meetings of the independent directors; and
●	If requested by significant stockholders, makes himself or herself available for consultation and direct communication.

Board Independence Determinations

Mattel’s Board has adopted Guidelines on Corporate Governance consistent with Nasdaq listing standards that include qualifications for determining director independence. These provisions incorporate Nasdaq’s categories of relationships between a director and a listed company that would make a director ineligible to be independent.

The Board has affirmatively determined that each of Messrs. Bradley, Dolan, Laursen, Lynch, and Ng, Mses. Cisneros, Ferguson, and Lewnes, and Dr. Olian is independent within the meaning of both Mattel’s and Nasdaq’s director independence standards, as currently in effect, and has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Because Mr. Kreiz is employed by Mattel, he does not qualify as independent. Furthermore, the Board has determined that each of the members of our Audit Committee, Compensation Committee, and Governance and Social Responsibility Committee is independent within the meaning of Nasdaq director independence standards applicable to members of such committees, as currently in effect.

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The Compensation Committee members also qualify as “non-employee directors” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In making these determinations, the Board considered, among other things, ordinary course commercial relationships with companies at which Board members then served as executive officers (including Adobe Systems Incorporated and Condé Nast). The aggregate annual amounts involved in these commercial transactions were less than the greater of $200,000 or 5% of the annual consolidated gross revenues of these companies, and the Board members were not deemed to have a direct or indirect material interest in those transactions. The Board has determined that none of these relationships are material and that none of these relationships impair the independence of any non-employee director.

Board Committees

The Board has established six principal committees: the Audit Committee, the Compensation Committee, the Governance and Social Responsibility Committee, the Finance Committee, the Executive Committee, and the Stock Grant Committee. Each of the Audit Committee, the Compensation Committee, and the Governance and Social Responsibility Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each of these committee’s current charter is available on Mattel’s corporate website at https://corporate.mattel.com/en-us/investors/corporate-governance.

The current chairs and members of these committees are identified in the following table:

Director	Audit	Compensation	Governance and Social Responsibility	Finance	Executive	Stock Grant
Non-Employee Directors
R. Todd Bradley†	●	●
Adriana Cisneros			●
Michael DolanILD			●
Diana Ferguson†					●
Soren Laursen			●	●
Ann Lewnes					●
Roger Lynch†	●			●
Dominic Ng†	●				●
Dr. Judy Olian		●	●
Employee Director
Ynon Kreiz						●

Chair
ILD	Independent Lead Director
†	Audit Committee Financial Expert
●	Member

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The primary responsibilities, membership, and meeting information for the committees of the Board during 2021 are summarized below.

Audit Committee

Members in 2021:

Diana Ferguson (Chair)

R. Todd Bradley
Roger Lynch
Dominic Ng

Meetings in 2021: 15

The Board has determined that each member meets applicable SEC, Nasdaq, and Mattel independence and “financial sophistication” standards and qualifies as an “audit committee financial expert” under applicable SEC regulation.

Primary Responsibilities
•	Assist the Board in fulfilling the Board’s oversight responsibilities regarding the quality and integrity of Mattel’s financial reports, the independence, qualifications, and performance of Mattel’s independent registered public accounting firm, the performance of Mattel’s internal audit function, and Mattel’s compliance with legal and regulatory requirements
•	Oversee the Company’s assessment and management of Mattel’s material risks impacting the Company’s business, including those relating to the Company’s financial reporting and accounting, compliance, and cyber security
•	Sole authority to appoint or replace the independent registered public accounting firm; directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work; directly responsible for the evaluation of the performance and independence of the independent registered public accounting firm, including consideration of the adequacy of quality controls and the provision of permitted non-audit services
•	Meet with the independent registered public accounting firm and management in connection with each annual audit to discuss the scope of the audit, the staffing of the audit, and the procedures to be followed
•	Review and discuss Mattel’s quarterly and annual financial statements with management, the independent registered public accounting firm, and the internal audit group
•	Discuss with management and the independent registered public accounting firm Mattel’s practices with respect to risk assessment, risk management, critical accounting policies, and critical audit matters
•	Discuss with management and the independent registered public accounting firm key reporting practices (including the use of non-GAAP measures) and new accounting standards
•	Review periodically with the Chief Legal Officer the implementation and effectiveness of Mattel’s compliance and ethics programs
•	Discuss periodically with the independent registered public accounting firm and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures
•	Pre-approve audit services, internal-control-related services, and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm

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Governance and Social Responsibility Committee

Members in 2021:

Ann Lewnes (Chair)
Adriana Cisneros
Michael Dolan
Soren Laursen
Dr. Judy Olian

Meetings in 2021: 5

The Board has determined that each member meets applicable Nasdaq and Mattel independence standards.

Primary Responsibilities
•	Assist the Board by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders
•	Assist the Board in evaluating potential executive candidates in succession planning
•	Develop and recommend to the Board the Guidelines on Corporate Governance
•	Lead the evaluation of the Board’s performance
•	Evaluate and make recommendations to the Board regarding the independence of the Board members
•	Recommend director nominees for each committee of the Board
•	Assist the Board with oversight and review of social responsibility matters such as sustainability, corporate citizenship, community involvement, global manufacturing principles, public policy matters, environmental, health and safety issues, and diversity and equal opportunity matters
•	Oversee and review with management risks relating to governance and social responsibility matters
•	Oversee the Company’s engagement with institutional stockholders and proxy advisory firms concerning governance and social responsibility matters
•	Provide oversight with regard to philanthropic activities
•	Work closely with the CEO and other members of Mattel’s management to affirm that Mattel is governed effectively and efficiently

Compensation Committee

Members in 2021:

Michael Dolan (Chair)
R. Todd Bradley
Dr. Judy Olian

Meetings in 2021: 6

The Board has determined that each member meets applicable Nasdaq and Mattel independence standards and qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.

Meets at least once each year without the CEO present.

Primary Responsibilities
•	Develop, evaluate and, in certain instances, approve or determine compensation plans, policies, and programs
•	Approve all forms of compensation to be provided to the CEO and all other executives who are subject to Section 16 of the Exchange Act
•	Annually review and approve corporate goals and objectives relevant to the CEO, and review and evaluate the CEO’s performance
•	Administer short- and long-term cash incentive and stock compensation plans and programs
•	Approve all forms of compensation to be provided to the non-employee directors
•	Assess material risks associated with Mattel’s compensation structure, policies, plans, and programs generally
•	Report and, as appropriate, make recommendations to the Board regarding executive compensation programs and practices
•	Inform the non-employee directors of the Board of its decisions regarding compensation for the CEO and other senior executives
•	Oversee the Company’s engagement with institutional stockholders and proxy advisory firms concerning executive compensation matters

Finance Committee

Members in 2021:

Dominic Ng (Chair)
Soren Laursen
Roger Lynch

Meetings in 2021: 5

Primary Responsibilities
•	Advise and make recommendations to the Board regarding allocation and deployment of available capital, including credit facilities and debt securities, capital expenditures, dividends to stockholders, stock repurchase programs, and hedging transactions
•	Oversee interactions with credit rating agencies
•	Advise and make recommendations to the Board regarding mergers, acquisitions, dispositions, and other strategic transactions
•	Oversee third-party financial risks

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Other Board Committees

The Executive Committee did not hold any meetings in 2021. The members of the Executive Committee are Mses. Ferguson and Lewnes and Messrs. Dolan and Ng. Mr. Dolan chairs the Executive Committee. The Executive Committee may exercise all the powers of the Board, subject to limitations of applicable law, between meetings of the Board.

Mattel also has a Stock Grant Committee (formerly, the Equity Grant Allocation Committee) (“SGC”) with Mr. Kreiz as the current sole member. The SGC’s primary function is to exercise the limited authority delegated to the committee by the Board and the Compensation Committee with regard to approving annual and off-cycle stock grants to employees below the Executive Vice President (“EVP”) level (Senior Vice Presidents (“SVPs”) and below) who are not Section 16 officers.

Director Succession Planning

The Board has a robust director succession and search process. The Board retains an independent, third-party search firm to assist with the search for director candidates. The Board has worked diligently to achieve the right balance between long-term, institutional knowledge, and fresh perspectives on the Board. The Board believes that the current mix of director tenures provides Mattel with an optimal balance of knowledge, experience, and capability. In its oversight of management and our continued transformation efforts, this mix allows the Board to leverage the new viewpoints, experiences, and ideas of newer directors as well as the deep Company knowledge and experience with Mattel held by longer-tenured directors. The Board continues to be thoughtful and proactive about this process and will continue to evaluate its composition with respect to skills, attributes, and experience in order to maintain the right balance for effective, independent Board oversight.

Board Meetings

During 2021, the Board held six meetings. No incumbent director attended less than 75% of the aggregate of all Board meetings and all meetings held by any committee of the Board on which such director served (in each case, held during the period of time such director served on the Board or the applicable committee).

Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders

Each member of Mattel’s Board is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were ten directors at the time of our 2021 annual meeting of stockholders (“2021 Annual Meeting”) and eight directors attended the meeting.

Board’s Role and Responsibilities

Strategic Oversight

Our Board is responsible for maintaining a leadership structure that provides independent oversight of the Company’s business strategy. The Board oversees and provides advice and guidance to senior management on the formulation and implementation of the Company’s strategic plans, including, but not limited to, the execution of the Company’s strategy. To reflect that this remains a key responsibility for the Board, members of the Board conduct this oversight through regular meetings of the Board and its committees, a dedicated meeting each year to focus on strategy, and regular discussions between the Board and management outside of Board and Committee meetings.

This ongoing effort enables the Board to assess Company performance both in the short-to-mid term and the mid-to-long term. In addition to overseeing financial and operational performance, our Board remains focused on non-financial measures, including human capital management, diversity and inclusion, culture, sustainability, and risk management.

While the Board and its committees oversee the Company’s strategy, management is charged with its day-to-day execution. To monitor performance against the Company’s strategy, the Board receives regular updates and actively engages in dialogue with management.

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Risk Oversight

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Corporate Governance at Mattel

Human Capital Management Oversight

We believe recruiting, developing, and motivating a talented global workforce are key to the Company’s long-term growth and success, and we are committed to fostering a culture where all employees have the opportunity to realize their full potential. The Company values and shares a wide range of ideas and voices that help evolve and broaden its perspectives, with a reach that extends to consumers, customers, business partners, and suppliers. Through our focus on employee engagement, diversity, equity, and inclusion, training and development, health and safety, and employee well-being, we endeavor to create a supportive and rewarding environment where employees are encouraged to explore, innovate, grow, and lead.

Our Board and the Governance and Social Responsibility Committee are actively involved in the oversight of how the Company fosters its culture and receives regular updates on the Company’s workforce management, including its diversity, equity, and inclusion initiatives.

We regularly collect feedback to measure employee engagement through our annual global engagement survey, which measures employee job satisfaction and is used to help improve the employee experience and strengthen our workplace culture.

In August 2021, we published our 2020 Citizenship Report, which described goals and initiatives related to our diversity, equity, and inclusion efforts, including initiatives such as Play Fair, which articulates the actions Mattel is taking to address racism, injustice, and violence against the Black community, as well as our support of our Employee Resource Groups (“ERGs”), which we believe to be an integral component of fostering an inclusive culture and enhancing engagement at Mattel. Mattel employees have created and lead ten ERGs that bring together members and allies of underrepresented identities across the global organization. The ERGs organize learning opportunities, cultural celebrations, and community outreach, elevate important issues, encourage open and honest conversations, and collect critical feedback.

Our 2020 Citizenship Report also highlighted our near-term progress toward achieving our goals, including the following achievements:

100%	100%	58%	42%
Base Pay Ratio by Gender*	Base Pay Ratio by Ethnicity**	Total Representation of Women+	Total Representation of Ethnically Diverse Employees+

*	Representation as of April 23, 2021 for employees performing similar work with comparable roles and experience in similar markets, excluding manufacturing labor and temporary and seasonal employees
**	Representation as of April 23, 2021 for U.S. employees performing similar work with comparable roles and experience in similar markets, excluding manufacturing labor and temporary and seasonal employees
+	Representation as of April 23, 2021 (excludes manufacturing labor)

Mattel has been recognized for its diversity, equity, and inclusion efforts, including by the Human Rights Campaign Foundation as one of the country’s top places to work for LGBTQ+ equality. For the third consecutive year, we received a perfect score on the Human Rights Campaign Foundation’s Corporate Equality Index, a leading benchmarking survey and report measuring corporate policies and practices related to LGBTQ+ workplace equality. Mattel was also ranked among Forbes 2021 World’s Best Employers and Best Employers for Women; named to Fast Company’s List of the 100 Best Workplaces for Innovators in 2021 and Newsweek’s 100 Most Loved Workplaces for 2021; and recognized as a Great Place to Work for 2021.

We are focused on creating a safe and healthy workplace for all of our employees. In 1997, Mattel became one of the first companies to create standards for responsible manufacturing. Since then, these principles have become the foundation for Mattel’s Responsible Supply Chain Commitment, a comprehensive set of standards and oversight processes that establish Mattel’s expectations for responsible factory working conditions, environmental protections, social compliance, health, and safety in both its own manufacturing facilities and those of its supply chain partners.

Over the course of the COVID-19 pandemic, we prioritized protecting the health and safety of our employees while at the same time mitigating the disruption to our business. We implemented stringent health and safety measures, process controls, operating procedures, and training to help provide a safe and sanitary working environment for employees. We also transitioned employees, as appropriate based on role, to a work-from-home system and increased the use of virtual meeting technologies. In 2021, the Board continued to oversee the implementation of enhanced protocols to provide a safe and sanitary working environment for employees.

Mattel offers several benefits to promote employee well-being, including flexible work hours and/or paid time off, health and welfare insurance options, retirement plans, and basic and supplemental employee life insurance for eligible individuals. To supplement Mattel’s comprehensive health and wellness programs, we introduced specific programs targeted at unique issues arising during the pandemic, including working from home, maintaining work/life balance, and improving health and happiness.

38	Mattel, Inc.

Board Accountability and Effectiveness

Board Evaluations

The Board conducts an annual self-evaluation process to assess effectiveness at both the Board and Board committee levels. The Chair of the Governance and Social Responsibility Committee is responsible for leading the annual review and makes herself available for private sessions with Board members during the evaluation process. Comments are aggregated and summarized, and the results are reviewed with the Board and Board committees. In addition, the Governance and Social Responsibility Committee conducts an annual review of the Board’s composition and skills, and makes recommendations to the Board accordingly. This review includes an assessment of the talent base, skills, areas of expertise, experience, diversity, and independence of the Board and its members, and consideration of any recent changes in a director’s outside employment or responsibilities.

Key Areas of Focus for the Annual Evaluations	Improvements in Board Effectiveness due to Evaluations

● Board operations and meeting effectiveness	● Enhanced agenda item selection
● Board accountability	● Improved discussion formats
● Board committee performance	● Greater interaction with our CEO and management team

Certain Transactions with Related Parties

The Board maintains a written Related Party Transactions Policy regarding the review, approval, and ratification of any transaction required to be reported under Item 404(a) of the SEC’s Regulation S-K. Under the policy, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. A transaction entered into without pre-approval of the Audit Committee is not deemed to violate the policy so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into. The policy provides that management shall present to the Audit Committee each new or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to Mattel and to the relevant related party. For the purposes of our policy, a “related party transaction” is any transaction or relationship directly or indirectly involving one of our directors (which term includes any director nominee) or executive officers (within the meaning of Rule 3b-7 under the Exchange Act), any person known by us to be the beneficial owner of more than 5% of our common stock, or any person known by us to be an immediate family member of any of the foregoing that would need to be disclosed under Item 404(a) of the SEC’s Regulation S-K.

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Corporate Governance at Mattel

Our directors and executive officers complete questionnaires on an annual basis designed to elicit information about any potential related party transactions. They are also instructed and periodically reminded of their obligation to inform our legal department of any potential related party transactions. In addition, we review information about security holders known by us to be beneficial owners of more than 5% of any class of our voting securities (see “Stock Ownership and Reporting – Principal Stockholders”) to determine whether there are any relationships with such security holders that might constitute related party transactions.

We are not aware of any related party transactions with any directors, executive officers, more-than-5% security holders, or any person known by us to be an immediate family member of any of the foregoing requiring disclosure under the SEC’s rules or our Related Party Transactions Policy.

Code of Conduct

The Board has adopted a Code of Conduct, which is a general statement of Mattel’s standards of ethical business conduct. The Code of Conduct applies to all of our employees, including our CEO and CFO. Certain provisions of the Code of Conduct also apply to members of the Board in their capacity as Mattel’s directors. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. We intend to disclose any future amendments to certain provisions of our Code of Conduct in accordance with the SEC rules, and any waivers of provisions of the Code of Conduct required to be disclosed under the SEC rules or the Nasdaq listing standards, on Mattel’s corporate website at https://corporate. mattel.com/en-us/citizenship/ethics-and-compliance#code-of-conduct.

Corporate Governance Documentation and How to Obtain Copies

In addition to our Committee charters and Code of Conduct, current copies of the following materials related to Mattel’s corporate governance policies and practices are available publicly on Mattel’s corporate website at https://corporate.mattel.com/en-us/investors/ corporate-governance:

●	Amended and Restated Guidelines on Corporate Governance;
●	Restated Certificate of Incorporation;
●	Amended and Restated Bylaws;
●	Director Nominations Policy;
●	Audit Committee Complaint Procedures for Accounting, Internal Accounting Controls, Auditing, and Federal Securities Law Matters;
●	Policy on Adoption of a Shareholder Rights Plan; and
●	Golden Parachute Policy.

Communications with the Board

The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (i) the Board, (ii) any committee of the Board, (iii) the Independent Lead Director, or (iv) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:

[Addressee]
c/o Secretary, TWR 15-1
Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012

Any such communications will be relayed to the Board members who appear as addressees, except that the following categories of communications will not be so relayed, but will be available to Board members upon request:

●	Communications concerning Company products and services;
●	Solicitations;
●	Matters that are entirely personal grievances; and
●	Communications about litigation matters.

40	Mattel, Inc.

Non-Employee Director Compensation

Independent Consultant Review

On an annual basis, the Compensation Committee reviews, with the assistance of its independent compensation consultant, Frederic W. Cook  & Co. (“FW Cook’”), our non-employee director compensation program. In May 2021, FW Cook conducted an independent review of our non-employee director compensation program and recommended certain increases in the annual compensation for our non-employee directors to more closely align with the median of our then current peer group. As a result, our Compensation Committee determined, based in part on FW Cook’s recommendations, that the annual cash retainer should be increased by $5,000 to $105,000, the value of the annual stock grant should be increased by $15,000 to $155,000, and the annual cash retainer for the Independent Lead Director of the Board should be increased by $5,000 to $35,000. FW Cook did not recommend any changes to our non-employee director compensation program structure, which FW Cook has indicated is aligned with best practices, as set forth below.

Non-Employee Director Compensation Program Elements:
Retainer-only cash compensation (i.e., no meeting fees);
Total annual compensation mix slightly weighted in favor of stock versus cash;
Annual stock grants delivered as full value awards based on a fixed-value formula;
Immediate vesting that avoids entrenchment;
Robust stock ownership guidelines;
Flexible voluntary deferral provisions;
Annual total limit on stock and cash compensation in the stockholder approved stock plan; and
No major benefits or perquisites other than modest charitable gift matching.

Cash Retainers

For 2021, non-employee directors received:

Annual cash retainer	$105,000
Additional cash retainer for the Independent Lead Director of the Board	$35,000
Additional cash retainer for the Chairs of the Audit and Compensation Committees	$20,000
Additional cash retainer for the Chairs of the Executive, Finance, and Governance and Social Responsibility Committees	$15,000
Additional cash retainer for Audit Committee members, including the Chair	$10,000

Directors had the option to receive all or a portion of their annual cash retainer in the form of shares of Mattel common stock and/ or to defer receipt of all or a portion of their total cash retainer under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director DCP”), as described below under “Narrative Disclosure to Non-Employee Director Compensation Table – Deferred Compensation Plan for Non-Employee Directors.” Each of our non-employee directors who were elected at our 2021 Annual Meeting on May 26, 2021, received his or her total cash retainer shortly thereafter, except Ms. Lewnes and Messrs. Lynch and Ng, who elected to defer their total cash retainer under the Director DCP.

For non-employee directors commencing service as a non-employee director other than at our annual meeting of stockholders, cash retainers are prorated from the date of commencement of service until the next annual meeting of stockholders.

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Stock Compensation

For 2021, non-employee directors received:

Annual stock grant of deferred vested RSUs (intended fixed grant value)	$155,000

Each of our non-employee directors elected at our annual meeting of stockholders received the annual grant of deferred vested RSUs on the annual meeting date. For non-employee directors commencing service on the Board other than at our annual meeting of stockholders, annual stock grants are prorated for service until the next annual meeting of stockholders. Each RSU represents a contingent right to receive one share of Mattel common stock. These RSUs vest immediately, but a non-employee director generally will not receive actual shares of Mattel common stock in settlement of the RSUs until the earlier of the third anniversary of the grant date or the date he or she ceases to be a director. The RSUs have dividend equivalent rights, meaning that for the period before the RSUs are settled in shares, we will pay the director cash equal to any cash dividends that he or she would have received if the RSUs had been an equivalent number of actual shares of Mattel common stock. The directors may also elect to defer the receipt of the RSU shares under the Director DCP and, if they do so, any dividends paid on such shares are also deferred under the Director DCP in the form of Mattel stock equivalents.

Non-Employee Director Compensation Table

The following table shows the compensation of the members of the Board who served at any time during 2021, other than Mr. Kreiz, whose compensation as an executive officer is set forth in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
R. Todd Bradley	115,000	155,002	—	270,002
Adriana Cisneros	105,000	155,002	11,500	271,502
Michael Dolan	175,000	155,002	—	330,002
Diana Ferguson	135,000	155,002	8,500	298,502
Soren Laursen	105,000	155,002	7,500	267,502
Ann Lewnes	120,000	155,002	15,000	290,002
Roger Lynch	115,000	155,002	15,000	285,002
Dominic Ng	130,000	155,002	15,000	300,002
Dr. Judy Olian	105,000	155,002	15,000	275,002
(1)	For Ms. Lewnes and Messrs. Lynch and Ng, the amount shown was deferred under the Director DCP.
(2)	Each of our non-employee directors received an annual stock grant of 7,539 RSUs under our Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “Amended 2010 Plan”). Amounts in this column represent the grant date fair value of such shares, computed in accordance with FASB ASC Topic 718, based on our closing stock price of $20.56 on May 26, 2021.

The table below shows the aggregate number of stock awards outstanding for each of our non-employee directors as of December 31, 2021. Stock awards consist of vested but not settled RSUs and any deferrals of RSU shares under the Director DCP. Our directors held no outstanding stock option awards as of December 31, 2021.

Name	Aggregate Stock Awards Outstanding as of December 31, 2021
R. Todd Bradley	32,707
Adriana Cisneros	32,707
Michael Dolan	32,707
Diana Ferguson	18,957
Soren Laursen	27,348
Ann Lewnes	32,707
Roger Lynch	32,707
Dominic Ng	82,611
Dr. Judy Olian	32,707
(3)

The “All Other Compensation” column reflects the gifts made by the Mattel Children’s Foundation pursuant to the Board of Directors Recommended Grants and Matching Recommended Grants Program, as described below, for the applicable director.

42	Mattel, Inc.

Narrative Disclosure to Non-Employee Director Compensation Table

Recommended Grants and Matching Recommended Grants Program

Subject to certain limitations, each director may recommend that the Mattel Children’s Foundation (the “Foundation”) make grants of up to a total of $7,500 per year to one or more nonprofit public charities that help fulfill the Foundation’s mission of serving children in need. The Foundation also will match up to $7,500 per year for any personal gifts made by the director, subject to certain limitations. This program may not be used to satisfy any pre-existing commitments of the director or any member of the director’s family.

Deferred Compensation Plan for Non-Employee Directors

The Director DCP allows directors to defer their Board cash retainers and the common stock underlying their annual RSU grants. Cash retainers deferred in the Director DCP are maintained in account balances that are deemed invested in one or more of a number of externally managed institutional funds that are similarly available under the executive Mattel, Inc. Deferred Compensation and PIP Excess Plan. Cash retainers deferred into Mattel stock equivalents in the Director DCP are deemed invested in Mattel stock equivalents, which accrue dividend equivalent rights in the same way as RSUs.

Distribution of amounts deferred under the Director DCP may be paid in a lump sum or in ten annual installments, with payment made or commencing in April following the year in which a director ceases service with the Board or the later of the year in which (a) a director ceases service with the Board or (b) the director achieves a specified age not to exceed 72. As of December 31, 2021, the following directors had the following aggregate number of Mattel stock equivalents in the Director DCP, including deferred RSU shares: Ms. Cisneros: 20,140; Ms. Lewnes: 7,539; Mr. Lynch: 35,504; and Mr. Ng: 159,230.

Expense Reimbursement Policy

Mattel reimburses directors for expenses incurred while traveling for Board business and permits directors to use Company-selected aircraft when traveling for Board business, as well as commercial aircraft, charter flights, and non-Mattel private aircraft. These expenses are not considered perquisites, as they are limited to travel for Board business. In the case of travel by a non-Mattel private aircraft, the amount reimbursed is generally limited to variable costs or direct operating costs relating to travel for Mattel Board business and generally does not include fixed costs such as a portion of the flight crew’s salaries, monthly management fee, capital costs, or depreciation.

Non-Employee Director Stock Ownership

The Board has adopted guidelines regarding non-employee director stock ownership. Within five years after joining the Board, nonemployee members of the Board must attain stock ownership equivalent in value to five times the annual cash retainer. For this purpose, Mattel common stock holdings are valued at the greater of acquisition value or current market value. Cash retainers and RSU shares deferred into Mattel stock equivalents in the Director DCP receive credit and are valued at the current market value. Each of the Board members has met the targeted stock ownership level other than Ms. Ferguson who joined the Board mid-year during fiscal 2020 and is within the five-year compliance period.

2022 Proxy Statement	43

Audit Matters

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm for the Year Ending December 31, 2022
The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s Independent Registered Public Accounting Firm.

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2022 Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants is not required by our Restated Certificate of Incorporation, our Bylaws, or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Mattel’s best interests and that of our stockholders.

44	Mattel, Inc.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.

The Audit Committee’s responsibility is to assist the Board in its oversight of:

●	The quality and integrity of Mattel’s financial reports;
●	The independence, qualifications, and performance of PricewaterhouseCoopers LLP (“PwC”), Mattel’s independent registered public accounting firm;
●	The performance of Mattel’s internal audit function; and
●	The compliance by Mattel with legal and regulatory requirements.

Management of Mattel is responsible for Mattel’s consolidated financial statements as well as Mattel’s financial reporting process and internal control over financial reporting, including Mattel’s disclosure controls and procedures.

PwC is responsible for performing an integrated audit of Mattel’s annual consolidated financial statements and of its internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management, the principal internal auditor of Mattel, and PwC, the audited financial statements of Mattel as of and for the year ended December 31, 2021 and Management’s Report on Internal Control Over Financial Reporting. Management has confirmed to the Audit Committee that, as required by Section 404 of the Sarbanes-Oxley Act, management has evaluated the effectiveness of Mattel’s internal control over financial reporting using the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission. Based on this evaluation, management concluded that Mattel’s internal control over financial reporting was effective as of December 31, 2021.

PwC has expressed its opinion that:

●	Mattel’s consolidated financial statements present fairly, in all material respects, its financial position as of December 31, 2021 and 2020 and its results of operations and cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America; and
●	Mattel has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework issued by COSO.

In addition, Mattel’s Chief Executive Officer and Chief Financial Officer reviewed with the Audit Committee, prior to filing with the SEC, the certifications that were filed pursuant to the requirements of the Sarbanes-Oxley Act and the disclosure controls and procedures management has adopted to support the certifications. The Audit Committee periodically meets in executive sessions and in separate private sessions with management, including the Chief Executive Officer, the Chief Financial Officer, and/or the Chief Legal Officer, the principal internal auditor, and PwC. Each of the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the principal internal auditor, and PwC has unrestricted access to the Audit Committee.

The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding the firm’s independence from Mattel, and the Audit Committee has also discussed with PwC the firm’s independence from Mattel.

The Audit Committee has also considered whether PwC’s provision of non-audit services to Mattel is compatible with maintaining the firm’s independence from Mattel.

2022 Proxy Statement	45

Audit Matters

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing, including the subject of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s consolidated financial statements fairly present Mattel’s financial position, results of operations and cash flows, and are in conformity with accounting principles generally accepted in the United States of America and applicable laws and regulations. Each member of the Audit Committee is entitled to rely on:

●	The integrity of those persons within Mattel and of the professionals and experts (such as PwC) from which the Audit Committee receives information;
●	The accuracy of the financial and other information provided to the Audit Committee by such persons, professionals, or experts absent actual knowledge to the contrary; and
●	Representations made by management or PwC as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of the SEC’s Regulation S-X and other non-audit services provided by PwC to Mattel.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

AUDIT COMMITTEE

Diana Ferguson (Chair)
R. Todd Bradley
Roger Lynch
Dominic Ng

March 22, 2022

46	Mattel, Inc.

Fees Incurred for Services by PricewaterhouseCoopers LLP

The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PwC for fiscal years 2021 and 2020:

Fees	2021 ($)	2020 ($)
Audit fees(1)	7,808,000	7,539,000
Audit-related fees(2)	238,000	223,000
Tax fees(3)	1,707,000	1,700,000
All other fees(4)	1,000	—
Total	9,754,000	9,462,000
(1)

Audit fees consisted of fees for professional services provided in connection with the integrated audit of Mattel’s annual consolidated financial statements and the audit of internal control over financial reporting, the performance of interim reviews of Mattel’s quarterly unaudited financial information, comfort letters, consents, and statutory audits required internationally.

(2)	Audit-related fees consisted primarily of the fees related to the audits of employee benefit plans and compliance audits in 2021 and 2020.
(3)

Tax fees principally included (i) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds, and tax payment-planning services) of $615,000 for 2021 and $813,000 for 2020, and (ii) other tax advice, tax consultation, and tax planning services of $1,092,000 for 2021 and $887,000 for 2020.

(4)	All other fees consisted of software license fees.

The Audit Committee charter provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services, and all other services and provides that:

●	The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time;
●	The Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the independence of the registered public accounting firm;
●	Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent registered public accounting firm and the CFO and Corporate Controller or Senior Vice President, Tax (for tax services), and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC and PCAOB on auditor independence;
●	The Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting; and
●	The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

All services provided by our independent registered public accounting firm in 2021 and 2020 were pre-approved in accordance with the Audit Committee’s Pre-Approval Policy.

2022 Proxy Statement	47

Compensation at Mattel

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)
The Board recommends a vote FOR approval of the executive compensation of Mattel’s named executive officers.

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as described in the Compensation Discussion and Analysis and set forth in the executive compensation tables and narrative discussion on pages 51 through 81.

The Board believes that the information provided in the Compensation Discussion and Analysis and the executive compensation tables and narrative discussion demonstrates that our executive compensation programs are designed appropriately, emphasize pay-for-performance, and are working to continue to align senior executives’ interests with stockholders’ interests to support long-term stockholder value creation.

The Board has determined to hold a “Say-on-Pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the 2022 Annual Meeting:

“RESOLVED, that the stockholders of Mattel approve, on an advisory basis, the compensation of Mattel’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion of this Proxy Statement.”

The “Say-on-Pay” vote is advisory and, therefore, not binding on Mattel, the Compensation Committee, or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs.

48	Mattel, Inc.

Executive Officers

The current executive officers of Mattel are as follows:

Name	Age	Position	Executive Officer Since
Ynon Kreiz(1)	57	Chairman of the Board and Chief Executive Officer	2018
Richard Dickson	54	President and Chief Operating Officer	2014
Anthony DiSilvestro	63	Chief Financial Officer	2020
Steve Totzke	52	President and Chief Commercial Officer	2020
Jonathan Anschell	54	Executive Vice President, Chief Legal Officer, and Secretary	2021
Roberto Isaias	54	Executive Vice President and Chief Supply Chain Officer	2019
Amanda Thompson	46	Executive Vice President and Chief People Officer	2017

Richard Dickson President and Chief Operating Officer

Mr. Dickson has been President and Chief Operating Officer since April 2015. From January 2015 to April 2015, he served as President, Chief Brands Officer. He served as Chief Brands Officer from May 2014 to January 2015. From February 2010 to May 2014, he served as President and CEO of Branded Businesses at The Jones Group, Inc. From August 2008 to February 2010, he served as General Manager and Senior Vice President of the Barbie Brand at Mattel. From 2000 to 2008, he was Senior Vice President at Mattel overseeing Consumer Products, Marketing, Media, Entertainment, and Packaging. Prior to Mattel, he served as Vice President of Brand Management and Merchandising at Estee Lauder Companies, Inc. and was Principal with Gloss.com, an e-commerce beauty website he helped develop and manage until its acquisition by Estee Lauder. Mr. Dickson started his career and spent nearly a decade with Bloomingdale’s, a leading U.S. fashion retailer.

Anthony DiSilvestro Chief Financial Officer

Mr. DiSilvestro has been Chief Financial Officer since August 2020. From May 2014 to September 2019, he served as Senior Vice President and Chief Financial Officer of Campbell Soup Company, a manufacturer and marketer of branded food and beverage products. Mr. DiSilvestro held several leadership roles at Campbell Soup Company from 1996 to 2014, including Senior Vice President – Finance, Vice President – Controller, Vice President – Finance and Strategy, Campbell International, Vice President – Strategic Planning and Corporate Development, Vice President – Finance, North America Division, and Vice President and Treasurer. Earlier in his career, Mr. DiSilvestro held leadership roles at Scott Paper Company and the Continental Group.

Steve Totzke President and Chief Commercial Officer

Mr. Totzke has been President and Chief Commercial Officer since April 2022. From July 2018 to March 2022, he served as Executive Vice President and Chief Commercial Officer. From February 2016 to July 2018, he served as Executive Vice President and Chief Commercial Officer – North America. From May 2014 to February 2016, he served as Senior Vice President, Sales and Shopper Marketing, and from April 2012 to May 2014, he served as Senior Vice President, U.S. Sales. From January 2010 to April 2012, he served as Vice President and General Manager, Australia, and from February 2008 to December 2009, he served as General Manager, Australia/New Zealand. Prior to that, he served as Senior Director of Sales and Vice President, Canada.

Jonathan Anschell EVP, Chief Legal Officer, and Secretary

Mr. Anschell has been Executive Vice President, Chief Legal Officer, and Secretary since January 2021. From December 2019 to December 2020, he served as Executive Vice President and General Counsel, ViacomCBS Media Networks, a mass media company. From January 2016 to December 2019, he served as Executive Vice President, Deputy General Counsel and Secretary of CBS Corporation. From September 2004 to December 2019, he served as Executive Vice President and General Counsel of CBS Broadcasting Inc. Prior to that, Mr. Anschell was a partner with the law firm White O’Connor Curry.

2022 Proxy Statement	49

Compensation at Mattel

Roberto Isaias EVP and Chief Supply Chain Officer

Mr. Isaias has been Executive Vice President and Chief Supply Chain Officer since February 2019. From April 2014 to February 2019, he served as Senior Vice President and Managing Director Latin America. From December 2011 to April 2014, he served as Senior Vice President and General Manager Latin America (except Brazil). From September 2007 to December 2011, he served as Vice President and General Manager Mexico. From March 2005 to September 2007, he served as General Manager Latin America – South Cone (Chile, Argentina, Peru, Uruguay, Paraguay, and Bolivia). From August 2002 to March 2005, he was Senior Sales & Trade Marketing Director – Mexico. From August 2001 to August 2002, he served as Head of Commercial for Traditional Trade at Procter & Gamble Mexico. Prior to that, he served as Associate Director for the Modern Trade, Drug Distributors, and Key Regions at Procter & Gamble Mexico. Mr. Isaias’ full legal name is Roberto J. Isaias Zanatta.

Amanda Thompson EVP and Chief People Officer

Ms. Thompson has been Executive Vice President and Chief People Officer since September 2017. From 2012 to 2017, she served as Chief People Officer of TOMS Shoes, a designer, manufacturer, and distributor of shoes, apparel, and accessories. Ms. Thompson held several executive and leadership roles at Starbucks Coffee Company from 2006 to 2012, including Vice President of Human Resources, China and the Asia Pacific Region; Vice President of Human Resources, Strategic Initiatives; and Vice President of Human Resources, Seattle’s Best Coffee. From 2003 to 2006, Ms. Thompson was Senior Director, Employee and Organization Development at Ticketmaster Corporation. Prior to that, she served as Director, Human Resources, at CitySearch.com. From 2017 to 2019, Ms. Thompson served on the Board of Directors of Feed the Children.

(1)	Information regarding Mr. Kreiz is provided in the “Proposal 1 – Election of Directors” section of this Proxy Statement.

50	Mattel, Inc.

Compensation Discussion and Analysis

2021 Named Executive Officers

Our fiscal year 2021 Named Executive Officers, or NEOs, were:

Ynon Kreiz Chairman and Chief Executive Officer	Richard Dickson President and Chief Operating Officer	Anthony DiSilvestro Chief Financial Officer	Steve Totzke President and Chief Commercial Officer*	Jonathan Anschell EVP, Chief Legal Officer, and Secretary

*	Mr. Totzke served as EVP and Chief Commercial Officer during all of fiscal year 2021. He was promoted to President and Chief Commercial Officer on April 5, 2022.

Overview

2021 Strategic Overview and Business Highlights

2021 was another exceptional year for Mattel in which we exceeded expectations and achieved strong financial results. With Net Sales up 19% as reported and 18% in constant currency*, and Operating Income up 95% versus prior year, we executed on our strategy to improve profitability and accelerate topline growth. Our strong performance was broad-based and our products resonated with consumers at levels we have not seen in years. It was also a year where, in the midst of major supply chain disruption and significant retail closures, we demonstrated the strength and resilience of our operations. We continued to increase productivity and improve efficiency through our Optimizing for Growth program, announced in February 2021, which is expected to reach $250 million in incremental savings by 2023, and have achieved $97 million of such savings in 2021. Mattel’s TSR for the year was 24%, which approximated the median of the S&P 500 constituents and was at the 70th percentile of our peer group for 2021.

We have made consistent and meaningful progress since beginning our turnaround and transformation in 2018. For more information on the significant year-over-year improvement in key financial metrics we saw in 2021, see “Key Financial and Business Highlights,” above. As a result of all that has been achieved, Mattel today is an IP-driven, high-performing toy company. Our turnaround is now complete and we are in growth mode.

*	Constant Currency is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105.

Pay-For-Performance

Our executive compensation decisions and programs continue to reflect our commitment to pay-for-performance and compensation governance best practices.

Our compensation programs continued to reflect our commitment to pay-for-performance and long-term stockholder value creation by emphasizing at-risk performance-based compensation in the form of an annual cash incentive (MIP) and annual LTIs.

As a result, our CEO’s annual target TDC continued to be delivered primarily in the form of performance-based LTI, with a continued annual LTI mix of 75% Performance Units and 25% stock options. Our other NEOs continued to receive an annual LTI mix of 50% Performance Units, 25% stock options, and 25% RSUs, subject to our Choice Program discussed below. The chart below shows the 2021 target TDC* mix for our CEO, Mr. Kreiz, and the average 2021 target TDC mix for our other NEOs:

2022 Proxy Statement	51

Compensation at Mattel

A Significant Portion of 2021 Target TDC is At Risk
CEO	Other NEOs

*	TDC is the sum of 2021 year-end annual base salary, MIP target incentive opportunity, and Annual LTI Value (i.e., grant value of Performance Units granted under the 2021-2023 LTIP, stock options, and RSUs).

Key Elements of Our 2021 Executive Compensation Programs

2021 Compensation	2021 Objective, Structure, and Performance Measures

Base Salary	● Provide fixed cash compensation based on individual role, skill set, market data, and internal pay equity
Annual Cash Incentive (MIP)
● Incentivize and motivate senior executives to achieve our short-term strategic and financial objectives that we believe will drive long-term stockholder value
● Our 2021 MIP financial measures focused on restoring profitability, regaining topline growth, and improving our working capital position. The 2021 MIP was structured as follows:
o 65% MIP-Adjusted EBITDA Less Capital Charge
o 20% MIP-Adjusted Net Sales
o 15% MIP-Adjusted Gross Margin
o Multiplier of 0%-125% based on Individual Performance

Stock-Based Long-Term Incentives (LTIs)
Performance Units
● Incentivize and motivate senior executives to achieve key long-term strategic financial objectives and stock price outperformance. The Performance Units granted under the 2021-2023 LTIP were structured as follows:
o Three-Year Cumulative Adjusted Free Cash Flow
o Multiplier of 67%-133% based on Three-Year Relative TSR vs. S&P 500 Constituents

Stock Options	● Align senior executives’ interests with stockholders’ interests and drive focus on increasing long-term stockholder value ● Vest in annual installments over three years
RSUs	● Encourage senior executive stock ownership ● Support stockholder-aligned retention ● Vest in annual installments over three years

52	Mattel, Inc.

2021 Pay Outcomes Reflect Our Pay-For-Performance Philosophy

The compensation outcomes in 2021 reflect our pay-for-performance philosophy by rewarding progress on improving profitability and accelerating topline growth, as well as improved stock price performance.

2021 MIP earnout reflects our continued progress on improving profitability and accelerating topline growth.

In 2021, we continued to improve profitability, with MIP-Adjusted EBITDA1 increasing by 45% to $1,046 million. This strong bottom-line performance was driven by higher sales volume, pricing actions, and cost savings, including $97 million in cost savings generated by our Optimizing for Growth program. We also accelerated topline growth, achieving a 20% increase in MIP-Adjusted Net Sales versus prior year.

For our NEOs, the 190.3% Company financial performance earnout under the MIP was based on our maximum achievement against goals for MIP-Adjusted EBITDA Less Capital Charge and MIP-Adjusted Net Sales, and between target and maximum achievement for MIP-Adjusted Gross Margin. The Company earnout was then adjusted by a multiplier of 0% to 125% based on our CEO’s assessment of each executive’s performance, and the Compensation Committee’s assessment of our CEO’s performance, against pre-established individual goals linked to the execution of our strategy (“Individual Performance Multiplier”). For 2021, the Individual Performance Multiplier for our CEO was 125% and for our other NEOs ranged from 100% to 125%. Please see “2021 Individual Performance Assessments” on page 57.

Earnout of 2021 MIP Target Opportunity for our CEO: 200%
Earnout of 2021 MIP Target Opportunity for our Other NEOs: 190.3% to 200%

2019-2021 LTIP earnout reflects significant improvements in Adjusted Free Cash Flow generation and stock price performance.

By continuing to improve profitability, we achieved three-year cumulative Adjusted Free Cash Flow2 of $721 million, exceeding the maximum goal of $350 million and resulting in a maximum performance earnout of 150% for the three-year performance period ended December 31, 2021 under our 2019-2021 LTIP. Our relative TSR during the three-year performance period was at the 60th percentile of the S&P 500 constituents, resulting in a TSR multiplier of 113%, and a total earnout of 170% of target.

Earnout of 2019-2021 LTIP Target Performance Units: 170%

Stockholder Input and 2021 “Say-on-Pay” Advisory Vote

As part of its annual compensation review process, the Compensation Committee carefully considers both the input received from stockholders on our executive compensation programs through our ongoing and active stockholder engagement program and the results of our annual “Say-on-Pay” vote. Last spring, our “Say-on-Pay” proposal received the support of over 92% of the votes cast. In addition, over the course of the year, we engaged with stockholders representing approximately 70% of our outstanding shares on governance matters, during which investors expressed their general support for the current design and structure of our executive compensation programs. We believe our stockholders’ support for Mattel’s executive compensation programs reflects our continued focus on closely aligning pay with performance and maintaining compensation governance best practices. Going forward, the Compensation Committee will continue to prioritize input from our investors when considering potential refinements to Mattel’s executive compensation programs. For more information on Mattel’s ongoing and active stockholder engagement program, see “Proxy Summary – Ongoing Stockholder Engagement Program” above.

[1]	For this purpose, MIP-Adjusted EBITDA is calculated based on the MIP-Adjusted EBITDA component of MIP-Adjusted EBITDA Less Capital Charge. The adjustments under the MIP are described on page 107 and each measure is defined under “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations.”
[2]	Adjusted Free Cash Flow is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105 for a description of the adjustments under the LTIP.

2022 Proxy Statement	53

Compensation at Mattel

Pay-For-Performance Philosophy

Our executive compensation programs reflect our pay-for-performance philosophy.

The guiding principles of our executive compensation programs include:

●	Paying for performance;
●	Aligning executives’ financial interests with stockholders’ interests;
●	Attracting and retaining the best talent;
●	Upholding compensation governance best practices; and
●	Recognizing leadership behaviors that support Mattel’s purpose, mission, strategy, and values.

The Compensation Committee has designed our executive compensation programs so that a significant percentage of annual compensation is performance-based and at risk, with incentive earnouts based on Company financial, individual, and stock price performance. Further, a large portion of this performance-based annual compensation is delivered in the form of stock, rather than cash, which promotes alignment with stockholders’ interests by creating incentives for long-term performance and stockholder value creation.

Elements of Compensation

Base Salary

The base salary component of our annual executive compensation provides fixed cash compensation based on individual role, skill set, market data, and internal pay equity.

2021 Pay Decisions
The base salaries of all continuing NEOs remained unchanged for 2021, including our CEO. The Compensation Committee made this determination based on a review of market data provided by FW Cook.

The 2021 base salary of Mr. Anschell, who commenced service as EVP, Chief Legal Officer, and Secretary on January 1, 2021, was established based on a review of market practices and the compensation required to attract him to Mattel. Mr. Anschell’s base salary was set at $700,000.

Annual Cash Incentive

Our annual cash incentive plan, the MIP, provides our NEOs and approximately 7,600 other global employees with the opportunity to earn annual cash incentive compensation based on achievement of the Company’s short-term strategic and financial objectives, as well as individual goals, that are intended to drive long-term stockholder value creation. In addition, such individual goals are linked to our objective to amplify our culture and purpose through responsible leadership, including by advancing our ESG strategy, goals, and priorities. The guiding principles of the MIP include:

●	Link pay to financial performance and put a meaningful portion of compensation at risk based on our financial success;
●	Incentivize and motivate employees to achieve our short-term strategic and financial objectives on an annual basis, which we believe over time will drive long-term stockholder value creation;
●	Provide a competitive target annual cash incentive opportunity to attract and retain key talent;
●	Promote team orientation by encouraging collaboration across the organization to achieve Company-wide objectives; and
●	Provide appropriate payout levels for threshold to maximum performance.

2021 MIP PAYOUT FORMULA

Target Opportunity ($)	x	Financial Performance Earnout (%)	x	Individual Performance Multiplier (%)	=	MIP Payout ($)*

*	NEOs’ payouts were capped at 200% of MIP target opportunity and subject to achievement of a profitability-based funding requirement based on the MIP-Adjusted EBITDA component of MIP-Adjusted EBITDA Less Capital Charge. MIP-Adjusted EBITDA of $700 million was required to trigger funding of the MIP, which was achieved.

54	Mattel, Inc.

2021 Target MIP Opportunity
There were no changes to 2021 target MIP opportunities for our continuing NEOs, including our CEO. In connection with his commencement of employment as our EVP, Chief Legal Officer, and Secretary, Mr. Anschell’s 2021 target MIP opportunity was set at 70% of his annual base salary based on a review of market practices and the compensation required to attract him to Mattel.

The following table shows the 2021 target MIP opportunities for our NEOs, expressed as a percentage of base salary.

Name and Position	2021 Target MIP Opportunity as a % of Base Salary (%)
Ynon Kreiz, Chairman and Chief Executive Officer	150
Richard Dickson, President and Chief Operating Officer	100
Anthony DiSilvestro, Chief Financial Officer	100
Steve Totzke, President and Chief Commercial Officer	80
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	70

2021 MIP Performance Measures & Weightings
To align with our strategic priorities, the Compensation Committee approved an annual cash incentive design under the MIP with the following performance measures and weightings:

Why This Measure Was Chosen

For 2021, the Committee determined to combine the prior MIP-Adjusted Inventory & Accounts Receivable measure (formerly 15% weighting) and MIP-Adjusted EBITDA measure (formerly 50% weighting) into one MIP-Adjusted EBITDA Less Capital Charge measure to address the limitations of a working capital measure in high growth scenarios. This change is designed to allow for future growth while continuing to focus on disciplined cash management. The amount that could be earned under each financial measure was 35% of target for threshold performance, 100% for target performance, and 200% of target for maximum performance. Linear interpolation from threshold to target performance and from target to maximum performance was applied for each measure. No amount could be earned under any financial measure for below threshold performance.

2021 Financial Performance Goals and Results
The Compensation Committee set the Company’s 2021 financial measure performance goals and performance bands (range of threshold and maximum goals from target) as follows:

●	The 2021 MIP-Adjusted EBITDA Less Capital Charge (new for 2021) target goal was set at $516 million, with a performance band of +$100/-$100 million. The 2021 MIP-Adjusted EBITDA component of the target goal was $800 million, which was approximately 11% higher than 2020 MIP-Adjusted EBITDA performance of $720 million.
●	2021 MIP-Adjusted Net Sales target goal was set at $4,855 million, which was approximately 6.4% higher than 2020 MIP-Adjusted Net Sales performance of $4,565 million. The performance band returned to a more balanced range of +3.5%/-3.5% from the 2020 band of +11.5%/-4.5%.

●	2021 MIP-Adjusted Gross Margin target goal was set at 48.1%, 110 basis points lower than 2020 MIP-Adjusted Gross Margin performance of 49.2% due to the anticipated impact of inflation at the time the goal was established. The performance band returned to a more balanced range of +125 bps/-125 bps from the 2020 band of +200/-150 bps.

2022 Proxy Statement	55

Compensation at Mattel

In setting the above goals, the Compensation Committee focused on establishing financial performance targets under the MIP that would be challenging but achievable.

The largest driver of our 2021 MIP above-target earnout was our performance against the MIP-Adjusted EBITDA Less Capital Charge measure, which reflected our continued progress on improving profitability. Mattel’s strong bottom-line performance was driven by higher sales volume, pricing actions, and cost savings, including $97 million in cost savings generated by our Optimizing for Growth program. Our 2021 MIP earnout reflected above-maximum performance for MIP-Adjusted Net Sales resulting from our accelerated topline growth, with MIP-Adjusted Net Sales up over $900 million from the prior year.

These financial results yielded a Company earnout of 190.3% of target MIP opportunity, based on the following pre-established threshold, target, and maximum performance goals and weightings:

Financial Measure	Weighting	Threshold (35% earned)	Target (100% earned)	Max (200% earned)	% Earned before weighting	% Earned after weighting
MIP-Adjusted EBITDA Less Capital Charge	65%				200%	130%
MIP-Adjusted Net Sales	20%				200%	40%
MIP-Adjusted Gross Margin	15%				135.1%	20.3%
TOTAL EARNED						190.3%

$ in millions.

The table above reflects actual performance as adjusted from GAAP results consistent with the pre-established plan parameters, which were approved by the Compensation Committee. Such adjustments are intended to ensure that events outside the control of management do not unduly influence the achievement of the performance measures, while also ensuring that they are aligned with stockholders’ interests. All financial measures for the MIP are based on actual amounts including the effect of foreign exchange, with foreign exchange collars for individuals at or above the level of EVP. For the 2021 MIP, actual results for EBITDA, Capital Charge, Net Sales, and Gross Margin were adjusted for severance and restructuring costs, stock compensation expense, foreign exchange, certain litigation costs, certain import duties, and benefit plan settlements, all as set forth in the MIP definitions approved by the Compensation Committee.

These financial measure adjustments are an integral part of the MIP, ensuring employees are not penalized for the impact of unusual items that are unforeseeable or unquantifiable at the time the annual operating plan is set. Each measure is defined under “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105.

56	Mattel, Inc.

2021 Individual Performance Assessments
For our NEOs, the earnout under the MIP for Company financial performance was then adjusted by an Individual Performance Multiplier of 0% to 125%:

●	0% earned for Results Below Expectations rating
●	90% earned for Accomplished Results (-) rating
●	100% earned for Accomplished Results rating
●	110% earned for Accomplished Results (+) rating
●	125% earned for Exceeded Results rating

In no event, however, could an NEO’s payout exceed 200% of target MIP opportunity.

As in prior years, the Compensation Committee utilized pre-established individual goals in order to ensure a comprehensive performance assessment of our NEOs, differentiate individual performance, and encourage accountability. The individual goals included key actions linked to the execution of our strategy not otherwise rewarded or incentivized in the MIP financial measures. In addition, the Compensation Committee measured NEO performance against individual goals linked to our objective to amplify our culture and purpose through responsible leadership, including by advancing our ESG strategy, goals, and priorities.

Our CEO performed an assessment of each NEO’s performance against their individual goals. He presented his assessments and recommendations regarding performance ratings and associated Individual Performance Multipliers to the Compensation Committee, who concurred with the CEO’s assessments and recommendations. The Compensation Committee separately evaluated the CEO’s performance and determined, with input from FW Cook, in an executive session without the presence of our CEO, his performance rating and associated Individual Performance Multiplier.

Ynon Kreiz

Chairman and Chief Executive Officer

Responsible for the general management and control of the affairs and business of Mattel and, as Chairman, presides at all meetings of stockholders and of Mattel’s Board of Directors.

2021 Performance

●	Led Mattel to achieve strong performance across key financial metrics, including a third consecutive year of topline growth and significant improvement in profitability
●	Led Mattel to increase market share globally for the second consecutive year and in every measured market in 2021, per The NPD Group*
●	Advanced Mattel’s strategy to capture the full value of its IP through expanded entertainment offerings in film and television
●	Led the Company through major global supply chain disruption, strengthening Mattel’s supply chain and increasing production and productivity
●	Drove continued efficiencies throughout the enterprise resulting in significant and sustainable cost savings and doubling Free Cash Flow (component of Adjusted Free Cash Flow)
●	Significantly improved Mattel’s capital structure by refinancing and redeeming debt to reduce Leverage Ratio**
●	Advanced Mattel’s ESG strategy, goals, and priorities, including by serving as Chair of Mattel’s ESG Executive Council and overseeing the publication of Mattel’s 2020 Citizenship Report
*	Source: The NPD Group/Retail Tracking Service/G12/JAN 2019-DEC 2021 & JAN 2020-DEC 2021/Total Toys/Projected USD
**	Leverage Ratio is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105 for a definition.

2022 Proxy Statement	57

Compensation at Mattel

Richard Dickson

President and Chief Operating Officer

Leads brand and innovation strategy, design and development, marketing, global franchise operations and management, which includes licensing, content creation and distribution, live events and digital gaming, for Mattel’s portfolio of global brands.

2021 Performance

●	Led the design and development of a strong product pipeline, including new product innovation across Mattel’s brand portfolio
●	Led Mattel to increase market share globally for the second consecutive year and in every measured market in 2021, per The NPD Group*
●	Drove strong performance across categories, remaining the world’s #1 Toy property (Barbie), #1 Vehicle property (Hot Wheels), #1 Card Game (UNO), and #1 Infant, Toddler, and Preschool property (Fisher-Price) for 2021 (ranking per The NPD Group**)
●	Drove growth in turnaround brands including Fisher-Price Core, Thomas & Friends, MEGA and American Girl
●	Strengthened relationships with key partners, broadened existing licenses and acquired new licenses
●	Advanced Mattel’s content strategy significantly with original television content; strengthened Mattel’s digital gaming business across key properties, such as Hot Wheels and Barbie, including through Mattel 163 joint venture
●	Advanced Mattel’s ESG strategy, goals, and priorities, including by serving on Mattel’s ESG Executive Council, and by leading the launch of a number of sustainable products, such as Barbie Loves the Ocean
*	Source: The NPD Group/Retail Tracking Service/G12/JAN 2019-DEC 2021 & JAN 2020-DEC 2021/Total Toys/Projected USD
**	Source: The NPD Group/Retail Tracking Service/G12/JAN 2020-DEC 2021/Total Toys, Vehicles Supercategory, Card Games Class, Infant Toddler & Preschool Supercategory/Projected USD

Anthony DiSilvestro

Chief Financial Officer

Oversees the Company’s finance organization, which includes brand finance, commercial finance, financial planning and analysis, global insights and analytics, global shared services, global strategic planning, internal audit, investor relations, mergers and acquisitions, tax, and treasury.

2021 Performance

●	Drove execution of financial and operating plan that significantly overdelivered MIP-Adjusted EBITDA goal (component of MIPAdjusted EBITDA Less Capital Charge) and exceeded MIP-Adjusted Gross Margin goal
●	Launched multi-year Optimizing for Growth program designed to optimize operations and drive greater productivity to accelerate growth, generating significant cost savings in 2021 with additional savings expected in future years
●	Initiated “NextGen Finance” program, a comprehensive transformation program designed to improve overall efficiency and effectiveness of the Finance organization
●	Significantly improved capital structure by leading the refinancing and redemption of debt, resulting in an aggregate annualized benefit of approximately $59 million, with a benefit of approximately $39 million in 2021, and a reduction in Mattel’s Leverage Ratio from 4.1x at the end of 2020 to 2.6x at the end of 2021
●	Advanced Mattel’s ESG strategy, goals, and priorities, including by serving on Mattel’s ESG Executive Council and supporting the publication of Mattel’s 2020 Citizenship Report

58	Mattel, Inc.

Steve Totzke President and Chief Commercial Officer Oversees all of the Company’s commercial operations and is responsible for driving Mattel’s growth in markets domestically and worldwide.

2021 Performance

●	Led Mattel to gain market share and be recognized as the #1 toy manufacturer in the U.S. for the full year and globally in the fourth quarter of 2021 (ranking per The NPD Group*)
●	Accelerated topline growth with the highest annual growth rate in decades, with growth in six categories as well as each Power Brand, and achieved profitability in all segments
●	Drove growth in online retail and e-commerce channels across all toy categories and executed on direct-to-consumer growth plan
●	Directly contributed to Optimizing for Growth initiatives to improve business operations
●	Advanced Mattel’s ESG strategy, goals, and priorities, including by serving on Mattel’s ESG Executive Council, serving as a Mattel Children’s Foundation board member, and leading internal discussions on diversity, equity, and inclusion
*	Source: The NPD Group/Retail Tracking Service/US JAN-DEC 2021/G12 OCT-DEC 2021/Total Toys/Projected USD

Jonathan Anschell

EVP, Chief Legal Officer, and Secretary

Oversees all legal responsibilities for the Company’s operations and transactions, as well as corporate governance, securities, intellectual property, labor and employment, litigation and privacy. He also is responsible for compliance and government affairs.

2021 Performance

●	Optimized business operations by successfully resolving a number of ongoing litigation matters
●	Facilitated acceleration in topline growth through partnership with business teams
●	Advanced Mattel’s strategy to capture the full value of its IP rights in film, television, digital gaming, and technology/e-commerce with enhanced licensing agreements and processes
●	Streamlined corporate structure to yield cost savings
●	Advanced Mattel’s ESG strategy, goals, and priorities, including by serving on Mattel’s ESG Executive Council and supporting the publication of Mattel’s 2020 Citizenship Report

The following table summarizes the resulting incentive earnouts expressed as a percentage of target MIP opportunity, and the cash incentive payouts under the MIP.

Name and Position	Financial Performance Earnout (%)	Individual Performance Multiplier (%)	Final % of MIP Opportunity Earned (%)	MIP Payout
Ynon Kreiz, Chairman and Chief Executive Officer	190.3	125	200	$4,500,000
Richard Dickson, President and Chief Operating Officer	190.3	110	200	$2,000,000
Anthony DiSilvestro, Chief Financial Officer	190.3	110	200	$1,800,000
Steve Totzke, President and Chief Commercial Officer	190.3	125	200	$1,280,000
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	190.3	100	190.3	$932,470

2022 Proxy Statement	59

Compensation at Mattel

Stock-Based Long-Term Incentives

Our LTIs are stock-based and aimed at focusing our senior executives on achieving our key long-term strategic financial objectives, while rewarding relative growth in stockholder value that is sustained over several years. We believe our stock-based LTIs align our senior executives’ interests with stockholders’ interests, emphasize long-term stockholder value creation, and provide important retention value.

Our portfolio approach to LTIs continues to be comprised of three components:

Performance Units

Performance Units are granted under our LTIP and earned based on the Company’s performance against a three-year financial performance measure, modified by our relative TSR over the three-year performance period.

Stock Options

Stock options have value only with stock price appreciation and continued service over time, thereby aligning senior executives’ interests with stockholders’ interests. Our stock options vest in installments on each of the first three anniversaries of the grant date, subject to continued service through such date. Stock options have ten-year terms.

RSUs

RSUs assist our senior executives in meeting stock ownership requirements and serve as a stockholderaligned retention tool. Our RSUs vest in installments on each of the first three anniversaries of the grant date, subject to continued service through such date.

Our CEO does not receive RSUs, as his LTI mix is entirely performance-based and at risk with 75% Performance Units and 25% stock options.

We do not provide dividend equivalents on these stock options or RSUs.

2021 LTI Mix

To emphasize pay-for-performance alignment and incentivize long-term stockholder value creation, the Compensation Committee determined in February 2021 to continue to provide our CEO with an LTI mix entirely performance-based and at risk – 75% Performance Units, 25% stock options, and no RSUs. In May 2021, the Compensation Committee determined that the 2021 LTI mix for each other senior executive would be composed of 50% Performance Units, 25% stock options, and 25% RSUs, subject to our Choice Program discussed below.

Since 2017, we have maintained our Choice Program, which in 2021 allowed senior executives (other than our CEO, COO, and CFO) the ability to make an election prior to the grant date to allocate the grant value of the time-based component (stock options and RSUs) of their Annual LTI mix to a self-selected mix of stock options and RSUs in 25% increments (representing 12.5% of Annual LTI Value). Under our Choice Program, of the 50% Annual LTI Value allocated to stock options and RSUs, our EVPs and other Section 16 officers must allocate at least 25% of such value to the stock option portion. This Choice Program was designed and implemented to strengthen executive engagement, investment, and retention at this critical time in our transformation.

2021 LTI Grant Values

Performance Units were granted to the NEOs on March 23, 2021, in order to align with the timing of our LTIP goal setting and the anticipated move of the annual stock grant date for all employees to a single grant date starting in April 2022. Time-based stock awards were granted on August 2, 2021, which is consistent with the annual grant date for prior years.

In February 2021, the Compensation Committee determined that, except with respect to Messrs. Kreiz and Totzke, the 2021 LTI Value for our continuing NEOs would not change from their 2020 LTI Values. In the case of Messrs. Kreiz and Totzke, due to the criticality and impact of their roles as Chairman and CEO, and EVP and Chief Commercial Officer, respectively, and also in light of market data provided by FW Cook and performance during 2020, their 2021 LTI Values were increased as follows: Mr. Kreiz — $9.55 million to $10 million and Mr. Totzke — $1.5 million to $2.0 million. In the case of Mr. Anschell, the terms of his 2021 LTI Value were set forth in the offer letter agreement he entered into upon his commencement of employment with Mattel. In recognition of the value of stock compensation forfeited by Mr. Anschell in connection with his resignation from his prior employer, his offer letter provided for a onetime make-whole grant valued at $675,000. In addition, based on a review of market practices and the compensation required to attract him to Mattel, his offer letter provided for a 2021 annual grant with a value of $1.3 million.

The following table summarizes the 2021 LTI Values set and granted by the Compensation Committee and reflects the allocation of Performance Units under the 2021-2023 LTIP, as well as stock option and RSU grants for eligible participants under our Choice Program discussed above.

Name and Position	2021-2023 Performance Units ($)	2021 Stock Options ($)	2021 RSUs ($)	2021 Total LTI Value ($)
Ynon Kreiz, Chairman and Chief Executive Officer	7,500,000	2,500,000	—	10,000,000
Richard Dickson, President and Chief Operating Officer	2,250,000	1,125,000	1,125,000	4,500,000
Anthony DiSilvestro, Chief Financial Officer	1,050,000	525,000	525,000	2,100,000
Steve Totzke, President and Chief Commercial Officer	1,000,000	500,000	500,000	2,000,000
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	650,000	500,000	825,000	1,975,000

60	Mattel, Inc.

LONG-TERM INCENTIVE PROGRAM (LTIP)

In March 2021, the Compensation Committee approved the design of the 2021-2023 LTIP consistent with prior LTIP cycles, employing three-year cumulative Adjusted Free Cash Flow as the financial measure and a three-year relative TSR multiplier.

LTIP Earnout Formula

Three-Year Cumulative Adjusted Free Cash Flow Performance Earnout (%)	x	Three-Year Relative TSR Performance Multiplier (%)	=	LTIP Earnout (%)

The earnout percentage resulting from the three-year cumulative Adjusted Free Cash Flow performance measure is 37% for threshold performance, 100% for target performance, and 150% for maximum performance, with linear interpolation between such performance levels. No amount can be earned under the LTIP for below threshold performance for the Adjusted Free Cash Flow measure. The Adjusted Free Cash Flow earnout percentage will then be adjusted up or down based on our relative three-year TSR performance versus the S&P 500 constituents, with a multiplier ranging from 67% for performance at or below 25th percentile to 133% for performance at or above the 75th percentile. The relative TSR performance measure continues to provide a balance between absolute and relative performance measures in the LTIP. No amount can be earned above 200% of target Performance Units granted, consistent with the MIP, and the minimum amount that can be earned based on threshold performance is 25% (unless threshold performance for the Adjusted Free Cash Flow measure is not achieved, in which case no amount can be earned). Actual results are adjusted for the impact of specified unusual items in order to ensure that events outside the control of management do not unduly influence the achievement of performance measures and to ensure alignment with stockholders’ interests.

The outstanding Performance Units have dividend equivalent rights that are converted to shares of Mattel common stock only when and to the extent the underlying Performance Units are earned and paid. Dividend equivalents are accumulated in shares of stock attributed to each Performance Unit based upon the number of shares earned, assuming each dividend is reinvested in shares as of the closing stock price on the ex-dividend date and participate in future dividend distributions for all dividends during the three-year performance period.

2019-2021 LTIP Financial Performance Goals and Results
By continuing to improve profitability, we achieved three-year cumulative Adjusted Free Cash Flow of $721 million, exceeding the maximum goal of $350 million and resulting in a maximum earnout of 150% for the three-year performance period ended December 31, 2021. As of the end of the performance period, our relative TSR was at the 60th percentile of the S&P 500 constituents, resulting in a TSR multiplier of 113%, and a total earnout of 170% of target Performance Units granted.

Financial Measure	Threshold (37% earned)	Target (100% earned)	Max (150% earned)	% Earned
Three-Year Cumulative Adjusted Free Cash Flow*				150%
	Effect of Relative TSR Multiplier			Actual at December 31, 2021
Mattel TSR Relative to S&P 500	≤25th	50th	≥75th	60th
TSR Multiplier**	67%	100%	133%	113%
TOTAL EARNED				170%
*

Adjusted Free Cash Flow is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations” on page 105 for a description of the adjustments under the LTIP.

**	The TSR Multiplier for TSR levels achieved between the 25th, 50th, and 75th percentiles is linearly interpolated.

The Compensation Committee approved the 2019-2021 LTIP financial performance goals consistent with internal forecasts at the time of grant so that they would be challenging but achievable. In particular, the Compensation Committee established rigorous cumulative Adjusted Free Cash Flow goals that would require meaningful improvement over the three-year performance period.
2022 Proxy Statement	61

Compensation at Mattel

The following table summarizes the 2019-2021 LTIP payout for Messrs. Kreiz, Dickson, and Totzke. Messrs. DiSilvestro and Anschell are not included in table, as they were each hired after 2019-2021 Performance Units were granted.

Name	Target Performance Units Granted	Actual Shares Earned
Ynon Kreiz, Chairman and Chief Executive Officer	481,028	817,748
Richard Dickson, President and Chief Operating Officer	151,108	256,884
Steve Totzke, President and Chief Commercial Officer	40,296	68,503

Other Forms of Compensation

Perquisites and Other Personal Benefits
We offer the following perquisites to our NEOs to attract and retain key executive talent:

●	Car Allowance – We provide a monthly car allowance to allow our senior executives to fulfill their job responsibilities that involve travel to the offices of customers and business partners. The monthly amount of the allowance is a set amount based on the executive’s job level. We provide the use of a Company car instead of a car allowance to our CEO.
●	Financial Counseling and Tax Return Services – We provide to our CEO, COO, and CFO the choice of financial counseling and tax return preparation services through a Company-selected third-party financial service or up to an annual $10,000 reimbursement for such services through a company of the executive’s choice. We believe that providing these services gives our most senior executives a better understanding of their compensation and benefits, allowing them to focus their attention on Mattel’s future success.
●	Executive Physical – We provide our senior executives with comprehensive executive physical examinations and diagnostic services. We believe that these physical examinations and diagnostic services help ensure the health of our executives and provide a retention tool at a reasonable cost to Mattel.
●

Relocation Assistance – We provide relocation assistance to newly hired and current senior executives who must relocate to accept our job offer or a new role within Mattel. Such relocation assistance is generally pursuant to Mattel’s relocation program, which is designed to cover the costs directly resulting from the Company-requested relocation, including travel, shipment of household goods, two months of temporary housing, and participation in a home sale program (which covers certain costs, but not loss, on the sale of the executive’s home). On limited occasions, in order to recruit new hires or promote or transfer into new positions, we will provide additional, special relocation payments.

The executives are required to repay relocation program benefits and payments if they resign or their employment is terminated for cause within one year or two years of the relocation date, as applicable. Our relocation program and special relocation payments benefit Mattel, are business-related, and are primarily intended to eliminate or lessen the expenses that the executive incurs as a result of the Company’s request to relocate. They are important tools for us to recruit and retain key management talent and allocate our talent as best fits Mattel’s needs.

Retirement Plans
Our NEOs participate in the same broad-based benefit plans as our other U.S. employees. In addition, we provide our NEOs certain executive benefits to promote tax efficiency or to replace benefit opportunities that are not available to executives because of regulatory limits. This includes the Mattel, Inc. Deferred Compensation and PIP Excess Plan (“DCP”), our non-qualified deferred compensation plan, which generally provides our U.S.-based executives with a mechanism to defer compensation in excess of the amounts that are permitted to be deferred under the 401(k) Plan. Together, the 401(k) Plan and the DCP allow participants to set aside amounts as taxdeferred savings for their retirement. Similar to the 401(k) Plan, the DCP provides for Company automatic contributions and matching contributions, both of which are at the same levels as the Company contributions in the 401(k) Plan. The Compensation Committee believes the opportunity to defer compensation under the DCP is a competitive benefit that enhances our ability to attract and retain talented executives while strengthening plan participants’ long-term commitment to Mattel. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the DCP.

No Poor Pay Practice of Tax Gross-Ups on Perquisites and Benefits
Mattel generally does not provide tax gross-up payments to our senior executives in connection with perquisites and benefits. Mattel, however, does provide to senior executives and other employees tax gross-up payments for relocation assistance costs under our relocation program, and any related international tax compliance and tax equalization costs and payments, because such expenses are incurred as a result of the Company’s request to relocate.

62	Mattel, Inc.

Severance and Change-of-Control Benefits

Best Practices in Severance Arrangements – We maintain executive severance arrangements that reflect current compensation best practices, which include:
●	Double-trigger cash severance and stock acceleration that requires both a change of control and a qualifying termination of employment.
●	Severance benefits set at competitive levels not greater than 2x annual base salary plus annual bonus.
●	No excise tax gross-ups.

Our NEOs are eligible to receive severance payments and benefits under different arrangements. Mr. Kreiz participates in the Mattel, Inc. Executive Severance Plan B (the “Severance Plan”), as modified by the terms of his participation letter agreement with us. Messrs. Dickson and DiSilvestro also participate in the Severance Plan. Mr. Totzke is eligible for benefits under our current executive severance practice. Mr. Anschell’s severance payments and benefits are set forth in his offer letter with us. We do not pay any excise tax gross-up payments under our severance arrangements.

At the time of adopting the Severance Plan, the Compensation Committee reviewed competitive severance benefit data prepared by FW Cook. The Compensation Committee believes that the benefits provided by the Severance Plan are reflective of current compensation market practices and trends.

The Compensation Committee believes that our executive severance arrangements are key to our ability to recruit, retain, and develop key, high-quality management talent in a competitive market because such arrangements provide reasonable protection to the executive in the event he or she is not retained under specific circumstances. In addition, our tiered approach to severance arrangements allows us to tailor our arrangements as appropriate to executive job level based on market practice.

More details regarding our executive severance arrangements are provided below under “Potential Payments Upon Termination or Change of Control.”

How Compensation is Determined

Roles and Expert Independent Advice

Independent Compensation Committee
Our executive compensation programs are designed and administered under the direction and control of the Compensation Committee. The Compensation Committee is comprised solely of independent directors, who review and approve our overall executive compensation plans, programs, and practices, and set the compensation of our EVPs and above, and other Section 16 officers.

Independent Compensation Consultant
The Compensation Committee has the authority to retain independent legal or other advisors, to the extent it deems necessary or appropriate, and has retained FW Cook as its independent compensation consultant since August 2007 to provide the committee with advice and guidance on the design of our executive compensation levels, plans, programs, and practices. FW Cook has not performed and does not currently provide any services to management or Mattel. Each year the Compensation Committee reviews the independence of the compensation consultant and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the Nasdaq listing standards. The Compensation Committee has determined that FW Cook is independent within the meaning of the committee’s charter and the Nasdaq listing standards, and the work of FW Cook for the committee has not raised any conflicts of interest. FW Cook attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. FW Cook provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plan and program designs, and proposed executive and director compensation levels. FW Cook reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chair of the Compensation Committee. In 2021, FW Cook assisted the Compensation Committee on the following matters.

●	Analyze and advise on:
	o	The base salaries, target and actual annual cash incentives, target and actual annual LTIs, TDC, and all other compensation for EVPs and above as compared to the market and compensation of their counterparts in our peer group;
	o	Our MIP and LTI designs, provisions, and practices; and
	o	The compensation of the Board as compared to the board compensation at our peer group companies.

2022 Proxy Statement	63

Compensation at Mattel

●	Review and advise on the composition of our peer group;
●	Assess if our compensation plans, policies, and programs present potential material risk to the Company;
●	Review and advise on our 2021 Proxy Statement;
●	Provide executive compensation regulatory and legislative updates; and
●	Advise with respect to proxy advisory firms’ voting policies and market trends.

CEO and the HR Function
While the Compensation Committee has overall responsibility for establishing the elements, levels, and administration of our executive compensation programs, our CEO and members of our Human Resources function (“HR”) routinely participate in this process. Our CEO makes recommendations to the Compensation Committee for EVPs and above regarding adjustments to base salary, target and actual annual cash incentives, and target and actual Annual LTI Values, which are driven primarily by his evaluation of impact and criticality of role, individual experience, market data provided by FW Cook and/or internal pay equity, and for actual annual cash incentives, individual performance. When appropriate, the Compensation Committee meets in executive session without management, including when CEO compensation is being approved. The Compensation Committee also reports and, as appropriate, makes recommendations to the Board regarding our executive compensation programs and practices and informs the Board of its decisions regarding compensation for EVPs and above, and other Section 16 officers.

Reviews and Process

Market Competitiveness and Peer Group Review
The Compensation Committee annually evaluates the overall competitiveness of annual TDC for EVPs and above, comprised of annual base salary, annual cash target incentive opportunity, and Annual LTI Value, as well as the composition of our peer group. The Compensation Committee remains focused on ensuring pay and performance alignment, which incentivizes actions that support our strategic priorities and drive long-term stockholder value.

Every year, FW Cook evaluates annual target TDC of EVPs and above as compared to the annual target TDC of similarly-situated senior executives in our peer group, based on information from their most recent SEC filings and, if applicable, custom selections of certain appropriate market surveys. FW Cook’s report includes the base salaries, target annual cash incentives, Annual LTI grant values, and target TDC, as well as short- and long-term incentive program design and aggregate LTI detail, in our peer group and custom surveys, where available. In February 2021, the Compensation Committee approved an increase Mr. Kreiz’s target TDC by increasing his 2021 LTI Value from $9.55 million to $10 million. In comparison to the CEOs in our peer group, Mr. Kreiz’s 2021 target TDC was set between the median and 75th percentile. To continue emphasizing pay-for-performance alignment and incentivize long-term stockholder value creation, the Compensation Committee determined to continue to provide Mr. Kreiz with an Annual LTI mix entirely performance-based and at risk — 75% Performance Units, 25% stock options, and no RSUs. Since a high percentage of Mr. Kreiz’s compensation is performance-based and at risk, he is incentivized to create long-term stockholder value by attaining the three-year financial goal and relative TSR performance established for the LTIP cycles. The Compensation Committee believes that delivering LTI value to Mr. Kreiz primarily in the form of Performance Units is more closely aligned with our peer group’s practices and provides greater alignment with stockholders’ interests.

The Compensation Committee, in conjunction with FW Cook, reviews the makeup of our peer group annually and makes adjustments as it deems appropriate. Our peer group companies are intended to be similar to us in their orientation, business model, cost structure, size (as measured by revenue, net income growth, employees, and market capitalization), and global reach, and are considered to compete with us for executive talent or investor capital. The Compensation Committee believes it is appropriate to have a more diverse peer group beyond toy companies, as there are not enough publicly-reporting toy companies that are comparable to us in size. In addition, the Compensation Committee considers whether the companies in our peer group have similar pay models and reasonable compensation practices, as well as whether the companies are listed as peers of our peer group companies or in peer groups used for us by proxy advisory firms. Our peer group is used to evaluate the market competitiveness of our compensation but is not used for financial performance goal comparisons under our incentive plans.

When setting target amounts for CEO compensation, the Compensation Committee takes into consideration the Company’s global compensation framework, which incorporates market-based compensation programs and pay ranges based on an objective set of factors, such as local market demand for each position and years of experience for all Company employees. Global pay equity is a key component of our ongoing market pay approach to ensure that pay decisions are applied consistently and in line with our total pay philosophy.

64	Mattel, Inc.

Peer Group Composition
In September 2020, with guidance from FW Cook, the Compensation Committee refined our peer group as follows for purposes of our 2021 target TDC decisions:

●	The removal of Viacom due to its acquisition by CBS Corporation and the addition of ViacomCBS (the combined company), which is above Mattel’s typical revenue range but was included because it was considered a direct business competitor to Mattel’s expanding entertainment business. In February 2022, ViacomCBS changed its name to Paramount Global.
●	The removal of Activision Blizzard, Inc., which meets applicable revenue criteria, however, its market capitalization and growing size are too large for Mattel’s competitive comparison purposes.

Our peer group for 2021 target TDC decisions was comprised of the following 21 companies:

● Campbell Soup Company ● Church & Dwight Co., Inc. ● The Clorox Company ● Edgewell Personal Care Company ● Electronic Arts Inc. ● Hanesbrands Inc. ● Hasbro, Inc.	● The Hershey Company ● The J.M. Smucker Company ● Kellogg Company ● Lions Gate Entertainment Corp. ● Newell Rubbermaid, Inc. ● Paramount Global (formerly ViacomCBS) ● PVH Corp	● Ralph Lauren Corporation ● Spectrum Brands, Inc. ● Spin Master ● Take-Two Interactive Software, Inc. ● Tapestry, Inc. (formerly Coach, Inc.) ● Tiffany & Co. ● Tupperware Brands Corporation

As of September 2020, when the relevant peer group was approved, Mattel’s revenue was at the peer group 35th percentile and its market capitalization was at the peer group 32nd percentile.

Important Policies, Governance, and Guidelines

Stock Ownership Guidelines

We have had stock ownership guidelines for our NEOs, and other EVPs and above, in place since 2001. Under our current stock ownership guidelines, the targeted stock ownership is established as shares of Mattel common stock with a value equal to a multiple of base salary, as set forth below for each NEO.

Name and Position	Salary Multiple	Deadline
Ynon Kreiz, Chairman and Chief Executive Officer	6x	4/30/2023
Richard Dickson, President and Chief Operating Officer	4x	12/31/2019
Anthony DiSilvestro, Chief Financial Officer	4x	6/30/2025
Steve Totzke, President and Chief Commercial Officer	3x	1/31/2024
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	3x	1/1/2026

Generally, executives have five years from the date of promotion or hire to meet the guidelines. For this purpose, Mattel common stock holdings are valued at the greater of acquisition value or current market value. If the targeted ownership levels are not met within the compliance deadline, the executives are required to retain 100% of after-tax shares acquired from stock grants until the guidelines are met. Based on input from FW Cook, the Compensation Committee believes that our stock ownership guidelines align with best practices.

All of our NEOs are in compliance with the guidelines either because they have attained the targeted ownership level or are still within their compliance period.

Shares counted toward ownership guidelines include shares of Mattel common stock directly owned, beneficially owned, or held in the Mattel Stock Fund of the 401(k) Plan, and phantom shares of Mattel common stock held in the Mattel Stock Equivalent Fund of the DCP. Shares subject to unexercised stock options, or unvested and/or unearned stock grants do not count toward the guidelines.

2022 Proxy Statement	65

Compensation at Mattel

Compensation Risk Review

At the request of the Compensation Committee, FW Cook annually conducts a detailed risk assessment of our executive compensation plans, policies, and programs (our “Compensation Programs”) to determine whether they encourage excessive risk taking. FW Cook employed a framework to assist the Compensation Committee in ascertaining any potential material adverse risks and how they may link with our Compensation Programs. The results of FW Cook’s assessment, along with HR’s assessment of our Compensation Programs, were presented to our Compensation Committee in September 2021. FW Cook and HR advised the Compensation Committee that our Compensation Programs did not present any risks that are reasonably likely to have a material adverse effect on Mattel. As part of its review and assessment, our Compensation Committee also considered the following characteristics of our Compensation Programs, among others, that discourage excessive or unnecessary risk taking:

●	Our Compensation Programs appropriately balance short- and long-term incentives and fixed and variable pay.
●	LTIs provide a portfolio approach using Performance Units, stock options, and RSUs.
●	Under our MIP, we use performance measures from the income statement and balance sheet that are defined at the beginning of the performance period, with specific adjustments addressed in detail. In addition, performance against individualized strategic goals is taken into account.
●	Our Compensation Committee may apply negative discretion in determining annual cash incentives earned under our MIP.
●	Cash and shares earned under our MIP and LTIP, respectively, are capped.
●	An established performance evaluation approach based on quantitative and qualitative performance is used on a Company-wide basis.
●	We have market competitive stock ownership guidelines for our most senior executives, which are reviewed annually by our Compensation Committee for individual compliance.
●	We have a Clawback Policy, Insider Trading Policy, and formal stock grant process in place.

Based on this assessment, the Compensation Committee believes that our Compensation Programs do not present any risk that is reasonably likely to have a material adverse effect on the Company.

No Hedging or Pledging Permitted

Mattel’s Insider Trading Policy prohibits Board members, officers, and employees from (i) engaging in hedging, monetization, or speculative transactions in Mattel common stock (including zero-cost collars, forward sale contracts, short sales, transactions in publicly-traded options and other derivative securities), and (ii) holding Mattel shares in a margin account, pledging Mattel shares, or using Mattel shares as collateral for loans.

Recoupment of Compensation

Our Clawback Policy provides for forfeiture or reimbursement of certain cash and stock incentive compensation that was paid, granted, or vested based on financial results that, when recalculated to include the impact of a material financial restatement, were not achieved. The Clawback Policy applies to all Section 16 officers and other direct reports to the CEO and covers incentive compensation (cash and stock) paid, granted, or vested within three years preceding the material financial restatement. The Compensation Committee may recover a portion or the full amount of such incentive compensation provided to a covered employee based on whether such employee engaged in misconduct in connection with the material financial restatement.

In addition, our Amended 2010 Plan provides that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments, or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality and IP requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to participants for services as employees, and they do not apply to participants following any severance that occurs within 24 months after a change of control.

66	Mattel, Inc.

Stock Grant Process

The Compensation Committee has adopted the following stock grant process:

●	Annual Stock Grants – The Compensation Committee approves annual stock grants to EVPs and above, and other Section 16 officers, and the Stock Grant Committee (“SGC”) approves annual stock grants to SVPs and below, other than Section 16 officers. Specific recommendations regarding the aggregate annual stock grant pool to be allocated to employees, and the value and mix of grant types to be granted to employees per job level, as reviewed by FW Cook, are presented to the Compensation Committee for approval. Typically, the Compensation Committee approves the annual grant values for EVPs and above, and other Section 16 officers, as well as the methodology for converting the grant values to shares or units, at its July meeting. The typical grant date for annual grants to employees is August 1st. If August 1st is a Saturday, then the grant date is set for the last preceding business day, and if August 1st is a Sunday, then the grant date is set for the next following business day.

In March 2021, the Compensation Committee approved the grant values for the Performance Unit grants to SVPs and above with a grant date of March 23, 2021. In July 2021, the Compensation Committee approved the annual grant values for the time-based awards to EVPs and above, and other Section 16 officers, with a grant date of August 2, 2021, given that August 1st occurred on a Sunday in 2021.
●	Stock Grant Committee – For stock grants to SVPs and below, other than Section 16 officers, the Board has delegated the authority to the SGC to, subject to certain limitations, approve annual and off-cycle stock grants (such as grants to employees who are newly hired). The Board generally appoints our CEO as the sole member of the SGC. Accordingly, Mr. Kreiz has been the sole member of the SGC since April 2018.
●
Off-Cycle Grants – The Compensation Committee approves new-hire or other off-cycle stock grants to EVPs and above, and other Section 16 officers, and the grant date is generally the last trading day of the month of the later of the (i) hire date or (ii) Compensation Committee approval date.

The SGC approves new-hire stock grants to SVPs and below, other than Section 16 officers, with a grant date of: (a) for Vice Presidents and above, the last trading day of the month of hire and (b) for employees below the Vice President level, the last trading day of the month following the month of hire. For other off-cycle stock grants, the grant date is the last trading day of the month in which the SGC approval occurs.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation in excess of $1 million paid to named executive officers generally. As a result, we cannot take a deduction for compensation paid to our NEOs in excess of $1 million.

Mattel accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options and other forms of stock compensation). The impact of FASB ASC Topic 718 has been taken into account by the Compensation Committee in determining to use a portfolio approach to stock grants, including Performance Units, stock options, and RSUs.

2022 Proxy Statement	67

Compensation at Mattel

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our NEOs.

Name, Principal Position, and Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Ynon Kreiz
Chairman and Chief Executive Officer
2021	1,500,000	—	7,500,001	2,499,996	4,500,000	—	128,898	16,128,895
2020	1,500,000	—	7,162,498	2,387,502	4,500,000	—	73,432	15,623,432
2019	1,500,000	—	7,162,507	2,387,499	4,346,100	—	118,891	15,514,997
Richard Dickson
President and Chief Operating Officer
2021	1,000,000	—	3,374,982	1,125,001	2,000,000	—	129,770	7,629,753
2020	1,000,000	—	3,374,997	1,125,002	2,000,000	—	105,541	7,605,540
2019	1,000,000	—	3,557,773	1,125,002	1,931,600	—	132,169	7,746,544
Anthony DiSilvestro
Chief Financial Officer
2021	900,000	—	1,575,018	524,999	1,800,000	—	107,495	4,907,512
2020	457,377	—	1,574,999	525,001	1,530,000	—	41,591	4,128,968
Steve Totzke
President and Chief Commercial Officer
2021	800,000	—	1,500,007	499,995	1,280,000	—	98,320	4,178,322
2020	800,000	—	1,124,999	375,001	1,280,000	—	74,147	3,654,147
Jonathan Anschell
EVP, Chief Legal Officer, and Secretary
2021	700,000	200,000	1,475,004	499,997	932,470	—	85,980	3,893,451
(1)	Salary. Represents all amounts earned as salary during the applicable year.
(2)	Bonus. Amount shown for Mr. Anschell represents a signing bonus paid in January 2021, which was deemed earned upon his completion of one year of service.
(3)	Amounts shown represent the grant date fair value of RSUs, Performance Units, and stock options granted in the year indicated as computed in accordance with FASB ASC Topic 718.
Stock Awards. Amounts shown under the “Stock Awards” column for 2021 include the grant date fair value for RSUs as well as Performance Units under the 2021-2023 LTIP granted in 2021. The RSUs are valued based on our closing stock price of either $21.91 for annual grants made on August 2, 2021, or $18.12 for Mr. Anschell’s make-whole grant on January 29, 2021. The 2021-2023 Performance Units are valued based upon our closing stock price of $20.14 on March 23, 2021, the probable outcome of the performance-related component over the three-year performance period (target performance), and the fair value of the market-related component over the three-year performance period, as determined using a Monte Carlo simulation in accordance with applicable accounting rules. The market-related component could result in up to a 133% adjustment for a maximum earnout of 200% of target Performance Units. Assuming that the maximum level of performance conditions will be achieved for all Performance Units, the grant date fair values for Messrs. Kreiz, Dickson, DiSilvestro, Totzke, and Anschell would be $15,000,002, $4,499,982, $2,100,002, $1,999,997, and $1,300,005, respectively.
Option Awards. Amounts shown under the “Options Awards” column are calculated using the Black-Scholes option-pricing method. While the amounts shown are computed in accordance with FASB ASC Topic 718, the actual value, if any, that an executive may realize from the options is contingent upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown. For a discussion of the assumptions made in the valuation of options granted in 2021, see Note 8 to Mattel’s Consolidated Financial Statements for 2021 contained in our Form 10-K.
(4)	Non-Equity Incentive Plan Compensation. Amounts shown represent the performance-based annual cash compensation earned under the MIP, our annual cash incentive plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a more complete description of the MIP.
(5)	Change in Nonqualified Deferred Compensation Earnings. No amount is included with respect to nonqualified deferred compensation earnings because there were no above-market earnings on nonqualified deferred compensation.
(6)	All Other Compensation. Amounts shown for 2021 consist of Company contributions to the 401(k) Plan of $26,100 for each NEO other than Messrs. Kreiz and DiSilvestro, and $20,300 for Mr. Kreiz and $29,000 for Mr. DiSilvestro, and Company contributions to the DCP of $84,700, $63,900, $42,700, $45,900, and $35,880 for Messrs. Kreiz, Dickson, DiSilvestro, Totzke, and Anschell, respectively. Amounts shown also represent perquisites and personal benefits, including a monthly car allowance (or use of a Company car for Mr. Kreiz), financial counseling and tax return services, executive physical examinations, and relocation assistance for Mr. DiSilvestro, including a tax gross-up of $795 under our standard relocation program. In addition, for Mr. Kreiz, the amount shown includes attributable income under the Board of Directors Recommended Grants and Matching Recommended Grants Program fostering charitable contributions, which is more fully described in the “Non-Employee Director Compensation” section of this Proxy Statement.

68	Mattel, Inc.

Narrative Disclosure to Summary Compensation Table

We have entered into offer letters with each of our NEOs in connection with their commencement of employment with us. Certain key terms of these letters, pursuant to which we had ongoing obligations as of 2021, are described below.

Kreiz Offer Letter

Mr. Kreiz was appointed to serve as our CEO on April 26, 2018. In connection with this appointment, we entered into an offer letter with Mr. Kreiz that includes the following key provisions: (i) an annual base salary of $1,500,000; (ii) a target MIP opportunity of 150% of eligible base salary up to a maximum of 300%; and (iii) eligibility to receive annual stock grants. Mr. Kreiz is also eligible to receive perquisites (including a monthly allowance for his automobile expenses, an annual comprehensive physical examination, and Company-paid financial counseling and tax return services), participate in the DCP, and participate in our employee benefit programs (including the 401(k) Plan). Pursuant to his offer letter, Mr. Kreiz is also eligible to participate in the Severance Plan as modified by the terms of his participation letter agreement.

DiSilvestro Offer Letter

Mr. DiSilvestro was appointed to serve as our CFO on August 11, 2020. In connection with this appointment, we entered into an offer letter with Mr. DiSilvestro that includes the following key provisions: (i) an annual base salary of $900,000; (ii) a target MIP opportunity of 100% of eligible base salary up to a maximum of 200%; (iii) new-hire stock grants in the form of RSUs valued at $525,000 and stock options valued at $525,000, with such grants vesting as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date, subject to continued service through each applicable vesting date; (iv) Performance Units valued at $1,050,000 under our LTIP; and (v) eligibility to receive an annual stock grant beginning in 2021. Mr. DiSilvestro was not provided any guaranteed payments or inducement stock grants in connection with his appointment.

Mr. DiSilvestro is also eligible to receive perquisites (including a monthly allowance for his automobile expenses and Company-paid financial counseling and tax return services), participate in the DCP, and participate in our employee benefit programs (including the 401(k) Plan). The offer letter further provides relocation benefits in accordance with the terms of our standard relocation program. Pursuant to his offer letter, Mr. DiSilvestro is also eligible to participate in the Severance Plan.

Anschell Offer Letter

Mr. Anschell was appointed to serve as our EVP, Chief Legal Officer, and Secretary, effective as of January 1, 2021. In connection with this appointment, we entered into an offer letter with Mr. Anschell that includes the following key provisions: (i) an annual base salary of $700,000; (ii) a target MIP opportunity of 70% of eligible base salary up to a maximum of 140%; (iii) make-whole stock grants in the form of RSUs valued at $337,500 and stock options valued at $337,500, with such grants vesting as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date, subject to continued service through each applicable vesting date; and (iv) eligibility to receive an annual stock grant beginning in 2021 with the 2021 annual grant valued at $1,300,000. In addition, Mr. Anschell received a signing bonus of $200,000, which was deemed earned upon his completion of one year of service but was subject to recoupment if he had voluntarily terminated employment or had been discharged for “cause” within one year of his hire date.

Mr. Anschell is also eligible to receive perquisites (including a monthly allowance for his automobile expenses), participate in the DCP, and participate in our employee benefit programs (including the 401(k) Plan). Pursuant to his offer letter, Mr. Anschell is also eligible to receive severance payments and benefits.

2022 Proxy Statement	69

Compensation at Mattel

Grants of Plan-Based Awards in 2021

The following table shows information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2021.

Name,	Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Market Value of Stock and Option
Position, and Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum	of Stock or Units(3)	Underlying Options(4)	Awards ($)	Awards(5) ($)
Ynon Kreiz
Chairman and Chief Executive Officer
		787,500	2,250,000	4,500,000
3/23/2021	3/23/2021				81,842	327,368	654,736				7,500,001
8/2/2021	7/19/2021								265,957	21.91	2,499,996
Richard Dickson
President and Chief Operating Officer
		350,000	1,000,000	2,000,000
3/23/2021	3/23/2021				24,553	98,210	196,420				2,249,991
8/2/2021	7/19/2021								119,681	21.91	1,125,001
8/2/2021	7/19/2021							51,346			1,124,991
Anthony DiSilvestro
Chief Financial Officer
		315,000	900,000	1,800,000
3/23/2021	3/23/2021				11,458	45,832	91,664				1,050,011
8/2/2021	7/19/2021								55,851	21.91	524,999
8/2/2021	7/19/2021							23,962			525,007
Steve Totzke
President and Chief Commercial Officer
		224,000	640,000	1,280,000
3/23/2021	3/23/2021				10,912	43,649	87,298				999,999
8/2/2021	7/19/2021								53,191	21.91	499,995
8/2/2021	7/19/2021							22,821			500,008
Jonathan Anschell
EVP, Chief Legal Officer, and Secretary
		171,500	490,000	980,000
1/29/2021	11/4/2020								44,060	18.12	337,500
1/29/2021	11/4/2020							18,626			337,503
3/23/2021	3/23/2021				7,093	28,372	56,744				650,003
8/2/2021	7/19/2021								17,287	21.91	162,498
8/2/2021	7/19/2021							22,250			487,498
(1)	The awards shown represent the potential value of annual cash incentive awards that could be earned for fiscal year 2021 (and paid in 2022) under the MIP for each NEO assuming threshold performance (35% of target MIP opportunity), target performance (100% of target MIP opportunity), and maximum performance (200% of target MIP opportunity). See the “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” section of this Proxy Statement for a more complete description of the MIP.
(2)	The threshold amounts shown represent 25% of the Performance Units under the 2021-2023 LTIP that may be earned at threshold Adjusted Free Cash Flow performance of 37% multiplied by 67% for threshold relative TSR performance. The target amounts shown represent the number of Performance Units under the 2021-2023 LTIP that may be earned at the end of the three-year performance period if target performance is achieved. The maximum amounts shown represent 200% of the Performance Units under the 2021-2023 LTIP that may be earned at maximum Adjusted Free Cash Flow performance of 150% multiplied by 133% for maximum relative TSR performance. See the “Compensation Discussion and Analysis – Elements of Compensation – Stock-Based Long-Term Incentives” section of this Proxy Statement for a more complete description of the 2021-2023 LTIP.
(3)	The awards shown are RSUs granted under our Amended 2010 Plan that vest as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date. These RSUs do not earn dividend equivalents.
(4)	The awards shown are stock options granted under our Amended 2010 Plan that vest as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date. Stock options do not earn dividend equivalents.
(5)	Amounts shown represent the fair market value per share as of the grant date of the award determined pursuant to FASB ASC Topic 718 multiplied by the number of shares (at target, for the Performance Units). The RSUs are valued based on our closing stock price of either $21.91 for annual grants made on August 2, 2021, or $18.12 for Mr. Anschell’s make-whole grant on January 29, 2021. See footnote (3) to the Summary Compensation Table for more information on the grant date fair value of the 2021-2023 LTIP Performance Units. For a discussion of the stock option assumptions made in the valuation reflected in this column, see Note 8 to Mattel’s Consolidated Financial Statements for 2021 contained in our Form 10-K.

70	Mattel, Inc.

Outstanding Equity Awards at 2021 Year End

The following table shows the outstanding equity-based awards that were held by our NEOs as of December 31, 2021.

	Option Awards						Stock Awards
Name and Position	Grant Date for Options	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
								RSUs			Performance Units
Ynon Kreiz(10)
Chairman and Chief Executive Officer
	8/2/2021	—	265,957	(5)	21.91	8/2/2031
	7/31/2020	172,779	350,796	(6)	11.11	7/31/2030
	8/1/2019	308,365	158,856	(7)	13.59	8/1/2029
	8/1/2018	376,369	—		15.78	8/1/2028
							3/23/2021				327,368	(2)	7,058,054
							7/31/2020				1,200,754	(3)	25,888,256
							8/1/2019				817,748	(4)	17,630,647
Richard Dickson
President and Chief Operating Officer
	8/2/2021	—	119,681	(5)	21.91	8/2/2031
	7/31/2020	81,414	165,297	(6)	11.11	7/31/2030
	8/1/2019	145,303	74,854	(7)	13.59	8/1/2029
	8/1/2018	205,292	—		15.78	8/1/2028
	8/1/2017	544,959	—		19.72	8/1/2027
	1/31/2017	773,994	—		26.21	1/31/2027
	8/1/2016	243,902	—		32.72	8/1/2026
	4/13/2015	607,477	—		24.31	4/13/2025
	8/1/2014	89,286	—		35.25	8/1/2024
	5/20/2014	75,630	—		38.53	5/20/2024
							8/2/2021	51,346	(5)	1,107,020
							3/23/2021				98,210	(2)	2,117,408
							7/31/2020	67,845	(6)	1,462,738
							7/31/2020				377,200	(3)	8,132,432
							8/1/2019	28,146	(7)	606,828
							8/1/2019				256,884	(4)	5,538,419
Anthony DiSilvestro
Chief Financial Officer
	8/2/2021	—	55,851	(5)	21.91	8/2/2031
	6/30/2020	43,972	89,277	(8)	9.67	6/30/2030
							8/2/2021	23,962	(5)	516,621
							3/23/2021				45,832	(2)	988,138
							7/31/2020				176,026	(3)	3,795,121
							6/30/2020	36,376	(8)	784,267

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Compensation at Mattel

	Option Awards						Stock Awards
Name and Position	Grant Date for Options	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
								RSUs			Performance Units
Steve Totzke(10)
President and Chief Commercial Officer
	8/2/2021	—	53,191	(5)	21.91	8/2/2031
	7/31/2020	27,138	55,099	(6)	11.11	7/31/2030
	8/1/2019	58,121	29,942	(7)	13.59	8/1/2029
	8/1/2018	54,745	—		15.78	8/1/2028
	8/1/2017	122,616	—		19.72	8/1/2027
	8/1/2016	67,073	—		32.72	8/1/2026
	7/31/2015	64,767	—		23.21	7/31/2025
	8/1/2014	26,228	—		35.25	8/1/2024
	8/1/2013	12,799	—		42.70	8/1/2023
	8/1/2012	11,514	—		34.76	8/1/2022
							8/2/2021	22,821	(5)	492,021
							3/23/2021				43,649	(2)	941,072
							7/31/2020	22,615	(6)	487,579
							7/31/2020				125,734	(3)	2,710,825
							8/1/2019	3,753	(7)	80,915
							8/1/2019				68,503	(4)	1,476,925
Jonathan Anschell
EVP, Chief Legal Officer, and Secretary
	8/2/2021	—	17,287	(5)	21.91	8/2/2031
	1/29/2021	—	44,060	(9)	18.12	1/29/2031
							8/2/2021	22,250	(5)	479,710
							3/23/2021				28,372	(2)	611,700
							1/29/2021	18,626	(9)	401,577
(1)	Amounts are calculated by multiplying the number of units shown in the table by $21.56 per share, which was the closing price of our common stock on December 31, 2021, the last trading day of fiscal year 2021.
(2)	The numbers shown represent the 2021-2023 Performance Units, which are earned based on the Company’s achievement of cumulative Adjusted Free Cash Flow and relative TSR for the period January 1, 2021 to December 31, 2023. Per SEC rules, based on Company performance for Adjusted Free Cash Flow and relative TSR for the first year of the performance period (through December 31, 2021) between threshold and target goals, the amounts shown reflect the target number of units that may be earned at the end of the three-year performance period. See the “Compensation Discussion and Analysis – Elements of Compensation – Stock-Based Long-Term Incentives” section of this Proxy Statement for a more complete description of the LTIP.
(3)	The numbers shown represent the 2020-2022 Performance Units, which are earned based on the Company’s achievement of cumulative Adjusted Free Cash Flow and relative TSR for the period January 1, 2020 to December 31, 2022. Per SEC rules, based on Company performance for Adjusted Free Cash Flow and relative TSR for the first and second year of the performance period (through December 31, 2021) between target and maximum goals, the amounts shown reflect the maximum number of units that may be earned at the end of the three-year performance period. See the “Compensation Discussion and Analysis – Elements of Compensation – Stock-Based Long-Term Incentives” section of this Proxy Statement for a more complete description of the LTIP.
(4)	The numbers shown represent the number of 2019-2021 Performance Units, which were earned, but subject to continued employment through the settlement date of February 7, 2022, based on the Company’s achievement of cumulative Adjusted Free Cash Flow and relative TSR for the period January 1, 2019 to December 31, 2021. The Performance Units were settled and paid in shares on February 7, 2022 and are thus no longer outstanding. See the “Compensation Discussion and Analysis –Elements of Compensation – Stock-Based Long-Term Incentives” section of this Proxy Statement for a more complete description of the LTIP.
(5)	33% vests on August 2, 2022, 33% vests on August 2, 2023, and 34% vests on August 2, 2024.
(6)	50% vests on July 31, 2022 and 50% vests on July 31, 2023.
(7)	100% vests on August 1, 2022.
(8)	50% vests on June 30, 2022 and 50% vests on June 30, 2023.
(9)	33% vested on January 29, 2022, 33% vests on January 29, 2023, and 34% vests on January 29, 2024.
(10)	Messrs. Kreiz and Totzke previously held performance-based stock options that were eligible to vest if Mattel achieved relative TSR that was equal to or greater than the 65th percentile as compared to the S&P 500 constituents for the three-year performance period ending April 26, 2021 and May 31, 2021, respectively. Mattel did not achieve this goal and the stock options were forfeited at the end of the performance period.

72	Mattel, Inc.

Option Exercises and Stock Vested in 2021

For each of our NEOs, the following table provides information for options exercised and stock awards vested in 2021.

	Option Awards		Stock Awards
Name and Position	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2) ($)
Ynon Kreiz, Chairman and Chief Executive Officer	—	—	355,708	6,711,244
Richard Dickson, President and Chief Operating Officer	—	—	247,187	4,840,084
Anthony DiSilvestro, Chief Financial Officer	—	—	17,916	360,112
Steve Totzke, President and Chief Commercial Officer	—	—	52,372	1,036,046
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	—	—	—	—
(1)	Number of shares acquired on vesting represent RSUs and Performance Units that vested in 2021. The Performance Units under the 2019-2021 LTIP were not included, as they did not vest, and the underlying shares were not issued, until the settlement date of February 7, 2022.
(2)	Amounts are calculated by multiplying the number of shares underlying RSUs and Performance Units by our closing stock price on the date of vesting, or if the stock market was closed on the date of vesting, by our closing stock price on the next preceding day on which the stock market was open.

2021 Nonqualified Deferred Compensation

The following table provides the benefits accrued under the DCP by our NEOs as of December 31, 2021.

Name and Position	Executive Contributions in 2021(1) ($)	Company Contributions in 2021(2) ($)	Aggregate Earnings in 2021(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2021(4) ($)
Ynon Kreiz, Chairman and Chief Executive Officer	—	84,700	3,753	—	257,950
Richard Dickson, President and Chief Operating Officer	42,600	63,900	258,386	—	1,485,835
Anthony DiSilvestro, Chief Financial Officer	—	42,700	310	—	52,771
Steve Totzke, President and Chief Commercial Officer	464,600	45,900	155,582	—	1,709,757
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	57,299	35,840	1,903	—	95,042
(1)	Represents the amounts that our NEOs elected to defer in 2021 under the DCP. These amounts represent compensation earned by our NEOs in 2021 and, therefore, are also reported in the appropriate columns in the Summary Compensation Table above.
(2)	Represents the amounts credited in 2021 as Company contributions to the accounts of our NEOs under the DCP. These amounts represent automatic contributions and matching contributions as described in the narrative disclosure below. These amounts are also reported in the Summary Compensation Table above in the “All Other Compensation” column.
(3)	Represents the net amounts credited to the DCP accounts of our NEOs as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.
(4)	Represents the amounts of the DCP account balances at the end of 2021 for each of our NEOs. The amounts that were previously reported as compensation for each NEO in the Summary Compensation Table in years prior to 2021 are as follows:

Name and Position	Aggregate Amounts Previously Reported ($)
Ynon Kreiz, Chairman and Chief Executive Officer	150,377
Richard Dickson, President and Chief Operating Officer	1,453,383
Anthony DiSilvestro, Chief Financial Officer	9,692
Steve Totzke, President and Chief Commercial Officer	280,653
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	—

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Compensation at Mattel

Description of Deferred Compensation and PIP Excess Plan

The DCP allows participants to defer the amounts listed below. All amounts deferred under the DCP are reflected in bookkeeping accounts. Under the DCP, participants may elect to defer:

●	up to 20% of base salary that cannot be deferred under the 401(k) Plan due to Internal Revenue Code limitations;
●	up to 75% of base salary; and
●	up to 100% of annual cash incentive compensation (MIP).

Company automatic contributions are made equal to the automatic contributions that would have been made to the 401(k) Plan, but for Internal Revenue Code limitations. The formula for these contributions currently is a percentage of base salary, based on the participant’s age, as follows:

●	under 40 years: 3%;
●	at least 40 but less than 45 years: 4%;
●	at least 45 but less than 50 years: 5%;
●	at least 50 but less than 55 years: 6%; or
●	55 years or more: 7%.

Company matching contributions of 50% of the first 6% of the participant’s base salary deferrals are made in coordination with the Company’s 401(k) Plan.

The amounts deferred under each participant’s DCP accounts are deemed to be invested by the participant from a range of choices established by the plan administrator. Currently, the available choices include: (i) deemed investment in Mattel common stock (sometimes referred to as “phantom stock”); (ii) deemed investment in any of 12 externally-managed institutional funds, including equity and bond mutual funds; and (iii) pre-constructed portfolios with investment strategies aligned with five different risk profiles. A fixed interest account, which provides interest at a rate that is reset annually, was frozen in 2002. The rates of return of the investment options under the DCP for 2021 ranged from -1.78% to 40.21%. Mattel retains the right to change, at its discretion, the available investment options.

The investment options and their annual rates of return for the calendar year ended December 31, 2021 are contained in the following table.

Name of Investment Option	2021 Rate of Return (%)
Fidelity VIP Government Money Market Initial	0.01
Hartford Total Return HLS IA	-0.95
HIMCO U.S. Aggregate Bond Index	-1.78
PIMCO VIT Real Return Instl	5.74
DFA VA US Large Value	27.04
HIMCO S&P 500 Index Division	28.71
Vanguard VIF Capital Growth	21.54
Vanguard VIF Mid Cap Index	24.36
NT Russell 2000 Index Division	14.80
HIMCO MSCI EAFE Index Division	11.26
American Funds International 2	-1.50
Vanguard VIF Real Estate Index	40.21
Mattel Stock Equivalent Fund	23.55
Fixed Rate	2.14

74	Mattel, Inc.

The participant and Company contributions are credited to bookkeeping accounts for the participants, and the balances of these accounts are adjusted to reflect, in the case of participants who chose the fixed rate fund, the applicable interest rate, and in the case of participants who chose the Mattel Stock Equivalent Fund or any of the 12 externally managed investment funds or five risk-based portfolios, the gains or losses that would have been obtained if the contributions had actually been invested in Mattel common stock or the applicable externally managed institutional fund, respectively.

We set aside funds to cover our obligations under the DCP in a trust. The assets of the trust, however, belong to Mattel and are subject to the claims of Mattel’s creditors in the event of bankruptcy or insolvency.

Generally, participants make annual deferral elections, and the DCP allows distributions on a scheduled withdrawal date, death, permanent disability, retirement, or other termination of employment, with distributions payable in lump sum or up to 15 installments. Certain additional rules apply in the event of a change of control, hardship, or, in the case of contributions before 2005, non-hardship accelerated distributions.

Potential Payments Upon Termination or Change of Control

Our NEOs are eligible to receive severance under either the Severance Plan, our executive severance practice, or their offer letter. The following table reflects the severance arrangement that each NEO was eligible for as of December 31, 2021:

Name and Position	Severance Arrangement
Ynon Kreiz, Chairman and Chief Executive Officer	Severance Plan(1)
Richard Dickson, President and Chief Operating Officer	Severance Plan
Anthony DiSilvestro, Chief Financial Officer	Severance Plan
Steve Totzke, President and Chief Commercial Officer	Executive severance practice
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	Offer Letter
(1)	As modified by individual participation agreement.

We summarize below the severance and change-of-control arrangements in effect as of December 31, 2021, as well as pursuant to the terms of other plans and agreements with relevant severance and change-of-control provisions (e.g., our Amended 2010 Plan, grant agreements, and the MIP).

Severance Plan

Involuntary Termination

Under the Severance Plan, if a participating NEO’s employment is terminated by Mattel without cause other than in connection with a change of control (an “involuntary termination”), the executive generally will be entitled to the following benefits, which are more fully described in the footnotes to the Estimated Potential Payments table below:

●	Severance payments:
o	Under the Severance Plan for Mr. Kreiz, severance to be paid in bi-weekly installments over two years, equal to two times the sum of his annual base salary and target MIP opportunity for the year in which the termination of employment occurs; or
o	Under the Severance Plan for Messrs. Dickson and DiSilvestro, severance to be paid in bi-weekly installments over one year, equal to the sum of such executive’s annual base salary and target MIP opportunity for the year in which the termination of employment occurs; and in the event the executive has not found employment and is still actively looking for employment, additional payments totaling 0.5 times the sum of the executive’s annual base salary and target MIP opportunity for the year in which the termination of employment occurs, to be paid in bi-weekly installments for up to six months following the first anniversary of the termination date.
●	Payment of an amount representing an annual cash incentive payout under the MIP for the year of termination based on actual amount earned for the year, prorated based on the number of days the executive was employed during the year and paid at the time such bonuses are generally paid to employees;
●	Payment of a monthly amount approximately equivalent to the then current COBRA premium applicable to such executive for up to one year;
●	Accelerated vesting of all unvested stock options, which will remain exercisable for three years (or, if less, the remaining term) or, if the participant is eligible for Retirement (as defined below) and the stock options have been outstanding at least six months, then they will remain exercisable for five years (or, if less, the remaining term) in accordance with the terms of the executive’s grant agreement;

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Compensation at Mattel

●	Accelerated prorated vesting of RSUs, based on the number of full months the executive was employed during the vesting period. If, however, the participant is Retirement eligible, then full vesting for RSUs that were outstanding at least six months in accordance with the terms of the executive’s grant agreement;
●	Prorated vesting of Performance Units based on the number of full months the executive was employed during the three-year performance period, payable at the end of the three-year period at the time such payout occurs for other participants based on our achievement of the performance measures over the three-year period; and
●	Outplacement services not to exceed $50,000, provided until the earlier of two years following termination of employment or until employment is found.

Involuntary Termination Following Change of Control

Under the Severance Plan, if a participating NEO’s employment is involuntarily terminated (including, for Mr. Kreiz, a resignation for good reason) within the two-year period following a change of control, the executive will be entitled to the same severance payments and benefits as an involuntary termination, as discussed above, except that:

●	Severance payments will be paid in a lump sum equal to two times for Mr. Kreiz, and 1.5 times for Messrs. Dickson and DiSilvestro, the sum of the executive’s annual base salary and target MIP opportunity for the year in which the termination of employment occurs;
●	The amount representing the annual cash incentive payout under the MIP will be prorated for the number of days the executive was employed during the year and based on such executive’s target MIP opportunity for the year in which such termination occurs, payable at the time that the lump sum severance payment is paid;
●	All of such executive’s RSU awards will be fully accelerated;
●	All of such executive’s Performance Units will be fully accelerated based on the greater of the target level award opportunity or the actual performance through the most recent completed fiscal year prior to the termination of employment, payable within 60 days of such termination in accordance with the terms of the executive’s grant agreement; and
●	The executive will receive a monthly payment approximately equivalent to the then current COBRA premium applicable to such executive for up to two years for Mr. Kreiz, and up to 18 months for Messrs. Dickson and DiSilvestro, following the termination date.

No tax gross-ups are provided under the Severance Plan. Participants in the Severance Plan are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount that would not trigger the excise tax if it would be more favorable to them on an after-tax basis.

In order to be entitled to severance payments and benefits under the Severance Plan, the executive is required to execute a general release agreement with Mattel and, in certain circumstances, comply with post-employment covenants to (i) protect our confidential information, (ii) not accept employment with or provide services to a competitor, (iii) not solicit our employees, and (iv) not disparage or otherwise impair our reputation, goodwill, or commercial interests or any of our affiliated entities or their officers, directors, employees, stockholders, agents, or products.

Under the Severance Plan:

●	“Cause” generally means willful neglect of significant duties or willful violation of a material policy; commission of a material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude; willful act or omission in the course of employment that constitutes gross negligence; or willful failure to obey a lawful direction of the Board (or the CEO other than for Mr. Kreiz); provided, in each case, unless the activity cannot be cured, written notice will be provided to the executive and the executive will be given a reasonable opportunity to cure or correct such activity;
●	Solely for the purposes of Mr. Kreiz’s participation in the Severance Plan, “good reason” generally means (i) any material diminution in any of his duties, authority or responsibilities as CEO; (ii) Mattel’s material reduction of his base salary and target bonus opportunity, as in effect on his Severance Plan eligibility date or as the same may be increased from time to time; (iii) any other action or inaction that constitutes a breach by Mattel of his participation agreement or the plan amendment provision of the Severance Plan; (iv) any failure by Mattel to obtain the assumption and agreement to perform under the Severance Plan by a successor as contemplated by the Severance Plan, except where such assumption and agreement occurs by operation of law; or (v) any relocation of his principal office from its current location in El Segundo, California by more than 50 miles; and
●	“Change of control” generally includes an acquisition by a third party of 35% or more of Mattel’s outstanding stock; a change in the Board, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which our pre-transaction stockholders cease to hold more than 50% of our stock, Mattel has a new 35%-or-more stockholder, or our pre-transaction Board members do not constitute a majority of the continuing board of directors; and stockholder approval of a liquidation of Mattel.

76	Mattel, Inc.

Executive Severance Practice

Under our current executive severance practice, if a senior executive who does not participate in the Severance Plan incurs an involuntary termination, the executive generally may receive the following benefits:

●	Severance payments equal to the greater of (i) an amount calculated based on their continuous years of service, salary, and age and (ii) their annual base salary. The first half of the severance amount will be paid in installments equal to the then current bi-weekly regular rate of pay, and the remaining half will be paid (in bi-weekly installments as well) only to the extent the executive has not found employment and is still actively looking for employment;
●	Continued benefits coverage for up to three months and payment of a monthly amount approximately equivalent to the then current COBRA premium applicable to such executive for up to an additional three months; and
●	Outplacement services not to exceed $35,000, provided until the earlier of two years following termination of employment or until employment is found.

No tax gross-ups are provided under our executive severance practice. Executives are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount that would not trigger the excise tax if it would be more favorable to them on an after-tax basis.

Amounts under our executive severance practice will not exceed the amounts under the Severance Plan. In addition, in order to receive the severance amount, the executive is required to execute a general release agreement with Mattel.

Anschell Offer Letter

Under his offer letter, Mr. Anschell is eligible to receive the following benefits in the event his employment is terminated by Mattel for reasons other than “cause”:

●	Severance payments equal to the sum of (i) 12 months of his then current annual base salary and (ii) his then current target annual bonus opportunity under the MIP for the year of termination. The first half of the severance amount will be paid in installments equal to his then current bi-weekly regular rate of pay, and the remaining half will be paid (in bi-weekly installments as well) only to the extent he has not found employment and is still actively looking for employment;
●	Continued benefits coverage for up to three months and payment of a monthly amount approximately equivalent to the then current COBRA premium applicable to him for up to an additional nine months; and
●	Outplacement services selected by Mattel and in accordance with Mattel’s then current practices and programs.

No tax gross-ups are provided under Mr. Anschell’s offer letter. Mr. Anschell is not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control.

In order to receive the severance amount, Mr. Anschell is required to execute a general release agreement with Mattel. “Cause” is defined in Mr. Anschell’s offer letter as Mattel’s good faith belief that Mr. Anschell: (i) neglected significant duties that he was required to perform; (ii) violated a material Mattel policy, rule, or guideline; (iii) engaged in an act of dishonesty, fraud, misrepresentation, or other act of moral turpitude; (iv) engaged in an act or omission in the course of his employment which constitutes gross negligence; or (v) willfully failed to obey a lawful direction of the Board or Mattel.

Stock Plan and Grant Agreements

Stock Options and RSUs

Unless otherwise provided in an individual grant agreement or severance arrangement, the Amended 2010 Plan provides for accelerated vesting of stock grants and extended option exercisability under specified terminations of employment, including a qualifying termination in connection with a change of control. “Retirement” for purposes of the Amended 2010 Plan is defined as any termination of employment other than the participant’s death or termination of employment by Mattel for cause, at a time when the participant has attained at least 55 years of age and completed at least five years of continuous service with Mattel.

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Compensation at Mattel

Amended 2010 Plan

●	Awards that have been assumed or substituted in a change of control will vest in full if the participant’s employment is terminated without cause within 24 months following the change of control, and options will remain exercisable for the lesser of two years following the termination of employment or their remaining term. Awards that are not assumed or substituted in a change of control generally will vest in full upon the change of control, and outstanding RSUs generally will be settled immediately.
●	In accordance with the terms of the grant agreements adopted under the Amended 2010 Plan, in the event of a termination of employment due to Retirement, death, or permanent disability, unvested stock options that have been outstanding at least six months receive full vesting and would remain exercisable for the lesser of five years or their remaining term. In the event of involuntary Retirement, death, or permanent disability, unvested RSUs that have been outstanding at least six months receive full vesting. The grant agreements for the participants in the Severance Plan incorporate these provisions as well as certain vesting and exercise provisions under the Severance Plan, as described above.

Performance Units

In the event of a change of control, if the Performance Units are assumed or substituted by the acquirer and the participant’s employment is involuntarily terminated within 24 months following the change of control, then the vesting of the Performance Units will be fully accelerated based on the greater of the target level award opportunity or the actual performance through the most recent completed fiscal year prior to the termination of employment, payable within 60 days of such termination. If the Performance Units are not assumed or substituted by the acquirer, then the vesting of the Performance Units will be accelerated based on the greater of (a) prorated target level award opportunity based on the number of full months during the three-year performance period to the date of the change of control, or (b) the actual performance through the most recent completed fiscal year prior to the change of control, payable within 60 days of such event.

Under the 2020-2022 and 2021-2023 LTIP cycles, in the event of a participant’s termination due to Retirement, death, or permanent disability, the participant will receive prorated vesting based on the number of full months the participant was employed during the three-year performance period, payable at the end of the three-year period based on our achievement of the performance measures.

MIP

The terms of the MIP provide that upon a change of control, each participant who is employed by Mattel immediately prior to such change of control will be paid any unpaid annual cash incentive with respect to any performance periods that concluded prior to the closing date of the change-of-control transaction. With respect to any performance period that includes the closing date, if the participant executes a waiver of the right to any duplicate cash payments under the executive severance plans (including the Severance Plan) or the Compensation Committee uses its discretion to reduce the cash payment made under the MIP by the amount paid under the executive severance plans (including the Severance Plan), such participant shall be paid an amount equal to the greater of (i) the amount that such participant would have received under the MIP with respect to the performance period as if the target-level performance goals had been achieved, prorated based on the number of months that elapsed from the start of the performance period to the closing date (the “Adjusted Performance period”), or (ii) if determinable, the amount that such participant would have received under the MIP with respect to the Adjusted Performance period, measuring for such purposes, the actual achievement of the performance goals for the Adjusted Performance period as of the closing date. Any such amounts must be paid within 30 days following the closing date.

78	Mattel, Inc.

Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change of control, involuntary termination, involuntary termination following a change of control (“COC Termination”), Retirement, death, or permanent disability, assuming that such event occurred on December 31, 2021, when our closing stock price was $21.56.

For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEOs’ employment that are available to all benefit-eligible salaried employees, and (ii) benefits previously accrued under the DCP and 401(k) Plan. For information on amounts payable under the DCP, see the “2021 Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s termination of employment.

Name, Position, and Trigger	Severance: Multiple of Salary and Bonus(1) ($)	Current Year Bonus(2) ($)	Value of Performance Units(3) ($)	Valuation of Equity Vesting Acceleration(4) ($)	Value of Other Benefits(5) ($)	Total Value ($)
Ynon Kreiz, Chairman and Chief Executive Officer
Change of Control	—	4,500,000	—	—	—	4,500,000
Involuntary Termination	7,500,000	4,500,000	36,512,658	4,931,901	79,980	53,524,538
COC Termination	7,500,000	4,500,000	49,800,301	4,931,901	109,960	66,842,162
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	36,512,658	4,931,901	—	41,444,559
Richard Dickson, President and Chief Operating Officer
Change of Control	—	2,000,000	—	—	—	2,000,000
Involuntary Termination	3,000,000	2,000,000	11,439,671	3,047,990	79,673	19,567,334
COC Termination	3,000,000	2,000,000	15,544,286	5,500,526	94,510	26,139,322
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	11,439,671	4,393,506	—	15,833,177
Anthony DiSilvestro, Chief Financial Officer
Change of Control	—	1,800,000	—	—	—	1,800,000
Involuntary Termination	2,700,000	1,800,000	2,753,902	1,332,254	69,945	8,656,101
COC Termination	2,700,000	1,800,000	4,669,400	2,362,391	79,917	11,611,708
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	2,753,902	1,845,770	—	4,599,672
Steve Totzke, President and Chief Commercial Officer
Change of Control	—	1,280,000	—	—	—	1,280,000
Involuntary Termination	1,191,711	—	—	—	49,837	1,241,548
COC Termination	1,191,711	1,280,000	5,047,498	1,874,937	49,837	9,443,983
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	3,515,380	1,382,916	—	4,898,296
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary
Change of Control	—	932,470	—	—	—	932,470
Involuntary Termination	1,190,000	—	—	—	49,990	1,239,990
COC Termination	1,190,000	932,470	611,700	1,032,853	49,990	3,817,013
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	185,545	553,143	—	738,688
(1)	For these purposes, the bonus portion of the severance payment for Messrs. Kreiz, Dickson, and DiSilvestro is determined in accordance with the Severance Plan, and for Mr. Anschell in accordance with his offer letter, as the target MIP opportunity for 2021, the year in which the termination of employment occurs. For Mr. Totzke, there is no bonus amount in the calculation of his severance payment pursuant to our current executive severance practice, and the amount reflects a calculation based on his continuous years of service, salary, and age. The involuntary termination severance amounts for Messrs. Dickson and DiSilvestro assume they have not found employment, and are continuing to look for employment, on the first anniversary of the termination date and through the time of the last severance payment, and for Messrs. Totzke and Anschell, assume they have not found employment, and are continuing to look for employment, at the time the first half of the severance payments have been paid and through the time of the last severance payment.
(2)	The Severance Plan provides that upon an involuntary termination (not within two years following a change of control), executives will receive an amount representing a prorated (based on days employed) annual cash incentive under the MIP that the executive would have received had the executive remained employed through the MIP annual cash incentive payment date, based on actual performance. Thus, the table shows the actual payouts under the 2021 MIP in the event of an involuntary termination based on actual 2021 financial and individual performance results. Under the terms of the MIP, Messrs. Totzke and Anschell, who are not participants in the Severance Plan, would not be entitled to a MIP payment upon an involuntary termination (not within two years following a change of control), as the deemed termination occurred before the 2021 MIP payout in 2022.

2022 Proxy Statement	79

Compensation at Mattel

Upon a COC Termination, the Severance Plan provides that a prorated amount is paid based on the executive’s current target MIP opportunity. However, under the MIP, upon a change of control, the greater of the actual MIP amounts earned or target MIP is paid if the individual is employed by Mattel immediately prior to the change of control. On December 31, 2021, actual MIP amounts are greater and would be paid (with no duplication under the Severance Plan), and therefore the amounts shown upon a COC Termination reflect actual MIP amounts earned for the year ended December 31, 2021. The executive severance practice does not provide for bonus payments in connection with an involuntary termination or a change of control. Thus, in the case of Messrs. Totzke and Anschell, the amounts assume that such individuals were employed as of immediately prior to the change of control thereby entitling them to receive a payment under the MIP as described above.
Pursuant to the MIP, a participant may only be eligible for payment of a bonus if he or she is an active employee of Mattel on the date of payment; therefore, generally, a participant has not “earned” the MIP annual cash incentive as of December 31, 2021 if the participant leaves the Company on such date and thus there would be no payments under the 2021 MIP due in the event of Retirement, death, or permanent disability on December 31, 2021.
(3)	We assume that in the event of a change of control only, the Performance Units are assumed or substantially similar new rights are substituted therefor by the acquirer. If such Performance Units are not assumed or substantially similar new rights are not substituted in a change of control, the vesting of Performance Units will be accelerated, based on the greater of target-level award opportunity or the actual performance through the most recent completed year prior to the date of change of control. For a COC Termination, we have shown actual performance of 170% of target for the 2019-2021 LTIP Performance Units since target performance was exceeded. Since actual performance is trending above target for the 2020-2022 LTIP (based on 2020-2021 actual and 2022 target), we have shown performance of 194% for the 2020-2022 LTIP Performance Units. Since actual performance is trending below target for the 2021-2023 LTIP (based on 2021 actual and 2022-2023 target), we have shown performance of target for the 2021-2023 LTIP Performance Units.
In the event of Retirement, involuntary termination (for the Severance Plan), death, or permanent disability, we have also shown the values earned under the 2019-2021 LTIP Performance Units and the values based on performance of 194% in the case of the 2020-2022 LTIP Performance Units and 91% in the case of the 2021-2023 LTIP Performance Units. In accordance with the terms of the LTIP cycles and the Severance Plan, the prorated amount that each NEO would receive would be based on the number of full months employed during the 36-month performance period. Thus, the prorated amount would generally be two-thirds for the 2020-2022 LTIP and one-third for the 2021-2023 LTIP. Amounts shown are valued based on our closing stock price of $21.56 on December 31, 2021.
For a discussion of the achievement of Adjusted Free Cash Flow and relative TSR with respect to the 2019-2021 LTIP, see the “Compensation Discussion and Analysis - Elements of Compensation - Stock-Based Long-Term Incentives” section of this Proxy Statement.
(4)	Stock Options – We assume that in the event of a change of control only, the outstanding options are assumed or substantially similar new rights are substituted therefor by the acquirer. If such options are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such options will be fully accelerated. For all other scenarios, amounts shown include the value of any option acceleration. Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of the value of the option shares for which vesting is accelerated over the exercise price for those option shares, using our closing stock price of $21.56 on December 31, 2021. Certain accelerated stock options were underwater as of December 31, 2021, and thus no value is attributed to the acceleration of such stock options. If the stock options were not immediately exercised, the value realized by the executives could differ from that disclosed. However, this value is not readily ascertainable since it depends upon a number of unknown factors, such as the date of exercise and the value of the underlying Mattel common stock on that date.
RSUs – In the event of a termination of employment due to death or permanent disability, unvested RSUs that were outstanding at least six months will fully vest. For participants in the Severance Plan, in the event of an involuntary termination, unvested RSUs vest pro-rata (based on the number of full months of employment during the vesting period).
We assume that in the event of a change of control only, the outstanding RSUs under the Amended 2010 Plan are assumed or substantially similar new rights are substituted therefor by the acquirer. If such RSUs are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such RSUs will be fully accelerated. Amounts shown include the value of the RSUs for which vesting would have been accelerated under all applicable scenarios (other than a change of control only), based on our closing stock price of $21.56 on December 31, 2021.
(5)	Other benefits include: (i) up to two years of outplacement services up to an aggregate maximum cost of $50,000 each for Messrs. Kreiz, Dickson, and DiSilvestro and $35,000 for Messrs. Totzke and Anschell, (ii) payment of a monthly amount equivalent based on the then current COBRA premium for up to one year in an involuntary termination and up to two years in a COC Termination for Mr. Kreiz, up to one year in an involuntary termination and up to 18 months in a COC Termination for Messrs. Dickson and DiSilvestro, and up to three months for Messrs. Totzke and Anschell following three months of continued benefits coverage. In the event that the executive obtains employment, the other benefits described above will terminate; however, amounts shown represent the maximum period of continuation.

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Pay Ratio of CEO to Median Employee

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of the SEC’s Regulation S-K, we are providing information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Kreiz, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of the SEC’s Regulation S-K.

We continued to employ December 31 as the date for determining the employees to be considered in computing the pay ratio and employed 2021 as the measurement period. We continued to use “base pay” as our consistently applied compensation measure, which was determined as base salary or base hourly wage multiplied by regularly scheduled hours, or, in the case of temporary employees, estimated hours. No cost-of-living adjustments were made. Based on our consistently applied compensation measure, a large number of our employees were at the median compensation level. The median employee was determined using a statistical sampling of this group. “Total Annual Compensation” of our CEO and median employee for purposes of the pay ratio was based on compensation reportable in the Summary Compensation Table, according to applicable rules, instructions, and interpretations.

As of December 31, 2021, we had approximately 36,300 worldwide employees (including temporary and seasonal employees) and a significant global manufacturing labor workforce of approximately 27,000 employees (74% of our total workforce). Approximately 31,900 employees (88% of our total workforce) are located outside the U.S., a majority of whom are employed in our manufacturing plants. Market levels of pay and wage rates are dramatically lower for foreign countries in which Mattel has manufacturing facilities. The Total Annual Compensation of our global median employee, determined in accordance with Item 402(u) of the SEC’s Regulation S-K, was $5,963, which was less than 10% of the median wage of our U.S. employees. The global median employee worked in our manufacturing facility in Indonesia.

The 2021 Total Annual Compensation of our CEO was $16,128,895, as reported in the Summary Compensation Table, which resulted in a pay ratio of 2,705:1 when compared to the 2021 Total Annual Compensation for our global median employee of $5,963.

We believe that there are a number of reasons why our pay ratio is not comparable to that of other companies, including that other companies may have a median employee that works in the U.S., may outsource manufacturing, may have different types of workforces, may operate in different countries, or may utilize different compensation practices. Further, in calculating their own pay ratios, other companies may utilize methodologies, exclusions, estimates, and assumptions that substantially differ from Mattel’s calculation methodology.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed Mattel’s Compensation Discussion and Analysis with Mattel’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

COMPENSATION COMMITTEE

Michael Dolan (Chair)
R. Todd Bradley
Dr. Judy Olian

March 22, 2022

2022 Proxy Statement	81

Proposal 4: Approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan
The Board recommends that stockholders vote FOR the approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan.

The share reserve under the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (as amended, the “2010 Plan”) has been significantly depleted. If our stockholders do not approve an increase in the share reserve under the 2010 Plan, we may not have sufficient shares to cover our annual stock award grants, and we will lose access to an important compensation tool that is key to our ability to attract, motivate, reward, and retain our key employees and directors.

Consequently, on March 23, 2022, upon the recommendation of the Compensation Committee, the Board adopted the Sixth Amendment (the “Amendment”) to the 2010 Plan, subject to stockholder approval. The 2010 Plan, as amended by the Amendment, is hereinafter referred to as the “Amended Plan.”

The Amendment makes the following key changes to the 2010 Plan (along with certain other clarifying changes):

●	Increase to the maximum number of shares that may be issued pursuant to the 2010 Plan by 10 million shares; and
●	Revise the full-value share debiting rate (as described below) from 1.9:1 to 1.5:1 for awards granted after March 1, 2022.

If stockholders do not approve this Proposal 4, the Amendment will not become effective, the proposed additional shares will not become available for issuance under the 2010 Plan, and the 2010 Plan will continue as in effect prior to the Amendment, subject to previously authorized share limits.

A copy of the Amendment is attached as Appendix A to this Proxy Statement, and a conformed copy of the 2010 Plan, as amended by the Amendment, is attached as Appendix B to this Proxy Statement. Other than the limited amendments described herein, we are not making other changes to the 2010 Plan.

Background and Purpose of the Amended Plan

The Compensation Committee and the Board are asking Mattel’s stockholders to approve the Amendment because the Compensation Committee and the Board believe that it is in the best interest of Mattel and its stockholders to provide, through the Amended Plan, a comprehensive stock and long-term compensation program designed to enable Mattel to attract, retain, and reward employees, non-employee directors, and other persons providing services to the Company. The Compensation Committee and the Board also believe that long-term stock compensation is essential to link executive compensation with long-term stockholder value creation. Stock compensation represents a significant portion of the compensation package for our key employees. Since our stock awards generally vest over several years, the value ultimately realized from these awards depends on the long-term value of our common stock. We strongly believe that granting stock awards motivates employees to think and act like owners, rewarding them when value is created for stockholders.

The Amended Plan provides for a broad range of awards to enable Mattel to respond to market trends and to structure incentives to align to its business goals. In particular, the Amended Plan authorizes the grant of stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, dividend equivalents, unrestricted stock, and performance awards (in the form of stock or cash).

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The Amended Plan also includes several provisions that we believe are key compensation and governance best practices, including the following:

●	Minimum vesting requirement. No awards granted under the Amended Plan may vest until the first anniversary of the applicable grant date (subject to limited exceptions).
●	Aggregate non-employee director compensation limits. Under the Amended Plan, the sum of the aggregate grant date fair value of all stock-based grants and any cash fees paid to a single non-employee director, for services as a non-employee director, in a calendar year may not exceed $750,000.
●	Payment of dividends and dividend equivalents only if underlying awards vest. Under the Amended Plan, neither dividends nor dividend equivalents may be paid with respect to unvested awards unless and until the underlying award subsequently vests.
●	No discretion to accelerate vesting of awards upon a change of control. The Amended Plan prohibits discretionary acceleration of vesting in connection with a change of control.
●	Limitation on vesting of performance-vesting awards in connection with a change of control. If performance-vesting awards granted on or after the date of our 2018 annual meeting of stockholders are not replaced with a qualifying replacement award in connection with a change of control, the Amended Plan provides that such awards will vest based on the greater of (a) actual performance as of the change of control or (b) prorated target performance based on a shortened performance period as of the change of control.
●	No replacement or repricing of awards without stockholder approval. Under the Amended Plan, awards may not be replaced, repriced, or re-granted through cancellation or modification without stockholder approval in relation to a change of control or otherwise.

Current Overview of Outstanding Equity Information

The 2010 Plan is the only active stock plan under which stock awards may be granted by Mattel. The table below sets forth awards that have been granted under the 2010 Plan and the Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”).

The Amended Plan authorizes an additional 10 million shares for issuance of stock awards under the Amended Plan (representing 2.8% of the outstanding shares of Mattel common stock as of March 1, 2022). In setting and recommending to stockholders the number of additional shares to authorize under the Amended Plan pursuant to the Amendment, the Compensation Committee and the Board considered the historical number of stock awards granted under the 2010 Plan, as well as the Company’s three-year average burn rate for the preceding three fiscal years as follows:

Year	Stock Options Granted (A)	Full-Value Awards Granted (RSUs) (B)	Performance Units & Performance-Based Stock Options Earned (C)*	Total (A)+(B)+(C)	Basic Weighted Average Common Shares Outstanding	Burn Rate
2021	1,054,000	2,167,000	1,823,007	5,044,007	350,007,000	1.44%
2020	2,241,000	2,548,000	883,900	5,672,900	347,463,000	1.63%
2019	2,342,000	1,687,000	95,220	4,124,220	346,127,000	1.19%
Three-Year Average						1.42%

*	There were no performance stock options earned during 2019, 2020 or 2021.

Mattel’s average burn rate for the preceding three fiscal years as set forth in the table above was 1.42%. The burn rate is the ratio of the number of shares underlying awards granted under the 2010 Plan during a fiscal year (or, with respect to Performance Units and performance-based stock options, earned under the 2010 Plan during a fiscal year) to the number of Mattel’s basic weighted average common shares outstanding during the corresponding fiscal year.

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Compensation at Mattel

Set forth below is the number of shares available for issuance pursuant to outstanding and future stock awards under the 2010 Plan, as of March 1, 2022:

Plan Name	Shares Subject to Outstanding Stock Options(1)	Shares Subject to Outstanding Full-Value Awards (RSUs and Performance Units)(2)	Shares Remaining Available for Future Grant
2010 Plan	18,789,734	6,354,423	24,888,806(3)

(1)	As of March 1, 2022, the 18,789,734 total stock options outstanding had a weighted average exercise price of $22.33 and a weighted average remaining term of 4.25 years.
(2)	Includes 2,220,763 outstanding Performance Units as of March 1, 2022, assuming achievement of performance-related conditions at target and no TSR adjustment for the three-year performance periods under the 2020-2022 LTIP and 2021-2023 LTIP.
(3)	Reflects the number of shares available for option awards and full-value awards. Any full-value awards granted would reduce this number by the applicable fungible ratio. Assumes the issuance of the maximum number of shares that may be earned based on maximum achievement of performance-related conditions and the maximum TSR adjustment for the three-year performance periods under the 2020-2022 LTIP and the 2021-2023 LTIP.

The aggregate shares shown in the table above represent a fully-diluted overhang of approximately 12.43% based on Mattel common shares outstanding as of March 1, 2022. If the Amendment is approved, the additional 10 million shares available for issuance would increase the overhang to approximately 14.55%. Mattel calculates the fully diluted “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future stock awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards, and shares available for issuance under future stock awards.

When considering the number of additional shares to add to the 2010 Plan, the Compensation Committee and the Board reviewed, among other things, the potential dilution to Mattel’s current stockholders as measured by burn rate and overhang, projected future share usage, and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the 2010 Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the 10 million shares to be added to the 2010 Plan pursuant to the Amendment, in combination with the remaining authorized shares and shares added back to the 2010 Plan from forfeitures of awards granted under the 2010 Plan, are projected to satisfy Mattel’s stock compensation needs for two to three years. In light of the factors considered by the Compensation Committee and the Board, the Compensation Committee and the Board believe that this number of shares represents reasonable potential equity dilution and provides a significant incentive for officers, employees, and non-employee directors to increase the value of the Company for all stockholders. The Compensation Committee is committed to effectively managing the number of shares reserved for issuance under the Amended Plan while minimizing stockholder dilution.

In light of the factors described above, and the fact that our ability to continue to grant stock-based compensation is vital to our ability to continue to attract and retain key personnel in the labor markets in which we compete, the Board has determined that the size of the share reserve under the Amended Plan is reasonable and appropriate at this time.

Summary of the Amended Plan

The material terms of the Amended Plan are summarized below and qualified in their entirety by reference to the Amendment attached as Appendix A to this Proxy Statement, and the conformed copy of the 2010 Plan, as amended by the Amendment, attached as Appendix B to this Proxy Statement. Other than the limited amendments described herein and set forth in the Amendment, we are not making other changes to the 2010 Plan.

Persons Eligible for Grants. The Amended Plan permits the Compensation Committee to make grants to employees, non-employee directors and consultants of Mattel. As of March 1, 2022, we had approximately 39,300 worldwide employees and nine non-employee directors. Under our current stock compensation program, eligibility for awards is generally limited to employees at the level of director and above and non-employee directors (542 employees, seven executive officers, and nine non-employee directors as of March 1, 2022). Consultants do not receive awards pursuant to our current stock compensation program. Recipients of grants are referred to in this Proposal as participants.

Shares Available under the Amended Plan. Without giving effect to the Amendment, the maximum number of shares of our common stock for which grants may be made under the 2010 Plan is equal to the sum of (x) 120.2 million shares and (y) the number of shares which as of the date of the 2010 annual stockholder meeting (the “Effective Date”), remained available for issuance under the 2005 Plan, all of which may be granted as incentive stock options pursuant to Section 422 of the Internal Revenue Code.

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As of March 1, 2022, there were approximately 24,888,806 shares available for grant under the 2010 Plan.

If Mattel’s stockholders approve the Amendment, the maximum number of shares of Mattel common stock which may be issued under the Amended Plan will be increased by 10 million shares and thus equal to the sum of (x) 130.2 million shares and (y) the number of shares which as of the Effective Date remained available for issuance under the 2005 Plan, all of which may be granted as incentive stock options pursuant to Section 422 of the Internal Revenue Code.

For purposes of calculating the shares that remain available for grants under the Amended Plan, each stock option or SAR will be treated as using one available share for each share actually subject to the grant, and each other type of grant (referred to in this Proposal as “full-value grants”) will be treated as using more than one available share for each share actually subject to the grant. This higher debiting rate for full-value grants is referred to in this Proposal as the “full-value share debiting rate.” Without giving effect to the Amendment, the full-value share debiting rate under the 2010 Plan is three-to-one (3.0:1) for awards granted prior to March 1, 2019, two and seven-tenths-to-one (2.7:1) for awards granted on or after March 1, 2019 but on or prior to March 1, 2020, two and thirty-five-hundredths-to-one (2.35:1) for awards granted after March 1, 2020 but on or prior to March 1, 2021, and one and nine-tenths-to-one (1.9:1) for awards granted after March 1, 2021. The Amendment amends the 2010 Plan to provide for a full-value share debiting rate of (i) three-to-one (3.0:1) for awards granted prior to March 1, 2019, (ii) two and seven-tenths-to-one (2.7:1) for awards granted on or after March 1, 2019 but on or prior to March 1, 2020, (iii) two and thirty-five-hundredths-to-one (2.35:1) for awards granted after March 1, 2020 but on or prior to March 1, 2021, (iv) one and nine-tenths-to-one (1.9:1) for awards granted after March 1, 2021 but on or prior to March 1, 2022, and (v) one and five-tenths-to-one (1.5:1) for awards granted after March 1, 2022. These different debiting rates for full-value grants and stock options and SARs are designed to reflect the possibility that full-value grants may be more dilutive than stock options and SARs. Having a higher debiting rate for full-value grants is intended to protect Mattel’s existing stockholders from the possibly greater dilutive effect of full-value grants.

If a stock option or SAR expires without having been exercised, or is settled for cash in lieu of shares, the shares subject to the grant will be added back to the number of shares remaining available for future grants under the Amended Plan. Under the Amended Plan, if a full-value grant is forfeited or otherwise terminates without the issuance of shares or is settled for cash in lieu of shares, the number of shares remaining available for future grants under the Amended Plan will be increased by the number of shares not issued as a result, multiplied by the full-value debiting rate that was actually used for such full-value award to reduce the number of shares available under the Amended Plan. Shares tendered by a participant or withheld by Mattel in payment of the grant price or to satisfy any tax withholding obligation of an option or other grant and shares purchased on the open market with the cash proceeds from the exercise of options will count against the number of shares available under the Amended Plan and will not be added back to the number of shares remaining available for future grants under the Amended Plan. Further, in the event that a SAR may be settled in shares, the number of shares deemed subject to the grant shall be the number of shares with respect to which such SAR may be exercised and not the number of shares that may be distributed in settlement of such exercise.

The maximum number of shares of Mattel common stock as to which grants may be made to a single participant in a single calendar year is 5,000,000 shares and the maximum aggregate amount of cash that may be paid in cash with respect to one or more cash-based grants to a single participant in a single calendar year is $20,000,000. The Amended Plan further provides that the sum of the aggregate grant date fair value of stock-based grants and the amount of any cash-based awards or other cash fees that may be granted or paid to a single non-employee director as compensation for such non-employee director’s services as a non-employee director of the Company in a single calendar year may not exceed $750,000.

The Amended Plan provides that in the event of a stock dividend, declaration of an extraordinary cash dividend, stock split, reverse stock split, share combination, recapitalization (or any similar event affecting the capital structure of Mattel), merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, or disaffiliation of a subsidiary, affiliate, or division (or any similar event affecting Mattel), the Compensation Committee or the Board will make substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares of common stock or other securities reserved for grants under the Amended Plan, (ii) the limitations described above, (iii) the number and kind of shares or other securities subject to outstanding grants, and (iv) the exercise price of outstanding options and SARs.

The Amended Plan also provides that if a grant is made pursuant to the conversion, replacement, or adjustment of outstanding stock awards in connection with any acquisition, merger, or other business combination or similar transaction involving Mattel (this kind of grant is referred to in this Proposal as a “Substitute Grant”), then the number of shares available under the Amended Plan will not be reduced as a result, to the extent the Substitute Grant is permitted without stockholder approval by the listing standards of the Nasdaq Stock Market.

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Compensation at Mattel

Administration of the Amended Plan. The Amended Plan is administered by the Compensation Committee, or such other committee of members of the Board as the Board may designate from time to time. The Compensation Committee is required to have at least three members, and all of its members must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and must meet the independence requirements of the listing standards of the Nasdaq Stock Market. The Compensation Committee may include all members of the Board, if they all meet the foregoing requirements.

The Compensation Committee is authorized to construe and interpret the Amended Plan, the rules and regulations under the Amended Plan, and all grants under the Amended Plan; to adopt, amend, and rescind rules and procedures relating to the administration of the Amended Plan as, in its opinion, may be advisable in the administration of the Amended Plan; and, except as provided in the Amended Plan, to make all other determinations deemed necessary or advisable under the Amended Plan. The Compensation Committee may, except to the extent prohibited by applicable law or the listing standards of the Nasdaq Stock Market, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by it, including without limitation Mattel’s Chief Executive Officer. However, the Compensation Committee’s ability to delegate its authority is limited in certain respects pursuant to the Amended Plan, including that the Compensation Committee may not make any delegation of its authority to grant awards to Mattel’s directors and executive officers, except to the extent permitted by Rule 16b-3.

Types of Awards. The Amended Plan authorizes the Compensation Committee to grant stock options, SARs, restricted stock, RSUs, dividend equivalents, and unrestricted stock, in each case based on Mattel common stock. The Amended Plan also authorizes the Compensation Committee to grant performance awards payable in the form of Mattel common stock or cash.

Stock Options. The Compensation Committee may grant stock options qualifying as incentive stock options under the Internal Revenue Code (“ISOs”) and non-qualified stock options. The term of each stock option will be fixed by the Compensation Committee, but may not exceed ten years, or in the case of a ten percent stockholder, five years. The exercise price for each stock option will also be fixed by the Compensation Committee, but (except in the case of Substitute Grants) may not be less than the fair market value of Mattel common stock on the date of grant. ISOs may only be granted to employees of Mattel and corporations connected to it by chains of ownership of voting power representing fifty percent or more of the total outstanding voting power of all classes of stock of the lower-tier entity. Stock options will vest and become exercisable as determined by the Compensation Committee. Participants who hold stock options are not entitled to dividends or dividend equivalents.

Stock Appreciation Rights (SARs). The exercise price of a SAR may be paid in cash, in shares of Mattel common stock, or a combination, as determined by the Compensation Committee. SARs may be granted under the Amended Plan either with a stock option (“tandem SARs”) or separately (“free-standing SARs”). Participants who hold SARs are not entitled to dividends or dividend equivalents.

Tandem SARs may be granted at the time the related stock option is granted or, in the case of a non-qualified stock option, after the grant. Tandem SARs must vest and be exercisable, and terminate, at the same time as the related stock option. The exercise of a tandem SAR will result in the termination of the related stock option to the same extent, and vice versa.

The term of each free-standing SAR will be fixed by the Compensation Committee, but may not exceed ten years. The exercise price of each free-standing SAR will also be fixed by the Compensation Committee, but (except in the case of Substitute Grants) may not be less than the fair market value of Mattel common stock on the date of grant. Free-standing SARs will vest and become exercisable as determined by the Compensation Committee.

Restricted Stock. The Compensation Committee may also award restricted stock, which consists of shares of Mattel common stock subject to such vesting requirements as the Compensation Committee may determine. These requirements may include continued services for a specified period and/or achievement of specified performance goals. The participant will not be permitted to dispose of restricted stock until it vests, but will be entitled to vote the shares. Under the Amended Plan, dividends may only be paid to the participant in respect of unvested shares of restricted stock (and any other awards with respect to which dividends may be earned under the Amended Plan) to the extent that the underlying award (or applicable portion thereof) vests.

Restricted Stock Units (RSUs). The Compensation Committee may also award RSUs representing a specified number of hypothetical shares of Mattel common stock, the vesting of which is subject to such requirements as the Compensation Committee may determine. These requirements may include continued services for a specified period and/or achievement of specified performance goals. Upon or after vesting, RSUs will be settled in cash or shares of Mattel common stock or a combination, as determined by the Compensation Committee. A participant to whom RSUs are granted will not have any rights as a stockholder with respect to the units, unless and until they are settled in shares of Mattel common stock.

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Dividend Equivalents. The Compensation Committee may include dividend equivalents on shares of Mattel common stock that are subject to full-value grants (such as RSUs) but dividend equivalents may not be granted or paid with respect to shares that are subject to options or SARs. The Compensation Committee may make separate grants of dividend equivalents with respect to a specified number of hypothetical shares. A dividend equivalent means a right to receive payments, in cash or shares of Mattel common stock, representing the dividends and other distributions with respect to a specified number of hypothetical shares of Mattel common stock, as and when such other dividends and other distributions are actually made to holders of Mattel common stock. The Compensation Committee may specify such other terms as it deems appropriate for dividend equivalents, including when and under what conditions the dividend equivalents will be paid and whether any interest accrues on any unpaid dividend equivalents. Under the Amended Plan, dividend equivalents with respect to grants (or any portion thereof) that are unvested may only be paid to the participant to the extent that the grant (or portion thereof) vests, and any dividend equivalents with respect to any portion of a grant that does not vest will be forfeited.

Performance Awards. Performance awards may also be granted pursuant to the Amended Plan. Performance awards are payable upon the attainment of pre-established performance goals and criteria established by the Compensation Committee. Performance awards may be paid in cash, shares of Mattel common stock or a combination of cash and shares, as determined by the Compensation Committee.

The terms of the Amended Plan provide the Compensation Committee with the authority to specify whether performance awards are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) which, prior to the enactment of the Tax Cuts and Jobs Act, was an exception to the limitation under Section 162(m) on the tax deductibility of annual compensation paid to certain executives. However, as discussed below under the heading “Certain Material U.S. Federal Income Tax Consequences – Section 162(m) of the Internal Revenue Code,” effective for tax years commencing after December 31, 2017, our ability to rely on this exception for new grants was eliminated, and the limitation on deductibility generally was expanded to include all named executive officers. As a result, under current tax law, the Compensation Committee no longer expects to grant performance awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m).

Grants to Non-Employee Directors. The Amended Plan provides that on the date of each annual stockholders meeting, each non-employee director will receive a grant of (i) non-qualified stock options, (ii) restricted stock, or (iii) RSUs, as determined by the Compensation Committee or the Board pursuant to the written Summary of Compensation of the Non-Employee Members of the Board of Directors, or any successor summary or program.

Bonus Grants and Grants in Lieu of Cash Compensation. The Compensation Committee is authorized to grant shares of Mattel common stock as a bonus, or to grant shares of Mattel common stock or make other grants in lieu of Company obligations to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements of Mattel. Non-employee directors may also elect to receive grants of shares of Mattel common stock in lieu of all or a portion of their annual cash retainer fees.

Minimum Vesting. The Amended Plan includes a minimum vesting requirement that provides that, subject to the provisions of the Amended Plan with respect to adjustments to grants in connection with certain corporate transactions and the treatment of grants upon a change of control, grants under the Amended Plan may vest no earlier than the first anniversary of the date of grant. However, grants in respect of an aggregate of up to five percent of shares of Mattel common stock available for grants under the Amended Plan may be granted without respect to the minimum vesting provisions. In addition, the Amended Plan further provides that this vesting limitation will not preclude or limit any grant or other arrangement (or any action by the Compensation Committee) from providing for accelerated vesting of such grant in connection with or following a participant’s death, permanent disability, or termination of service (referred to in the Amended Plan as a “severance”).

Consequences of Severance and Change of Control. The Amended Plan sets forth the consequences of a participant’s severance on his or her grants, unless the Compensation Committee determines otherwise or unless the participant has an individual arrangement that requires a different result. Under these general rules, except as explained below, a participant’s unvested awards are forfeited upon the participant’s severance, and vested stock options remain exercisable for 90 days or until the end of their term, whichever period is shorter.

For Cause. If the severance is for cause, all of the participant’s then outstanding grants will be immediately forfeited, including vested stock options.

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Death or Permanent Disability. If a severance results from the participant’s death or permanent disability:

●	The participant’s stock options and SARs that were granted at least six months before such severance will vest in full and remain exercisable for the earlier of five years after the date of such severance or the remainder of their term, and any other stock options that are vested will remain exercisable for the earlier of 90 days or the remainder of their term;
●	The participant’s unvested restricted stock that was granted at least six months before such severance will vest in full and all other then outstanding unvested restricted stock will be forfeited; and
●	The participant’s unvested RSUs that were granted at least six months before such severance will vest in full and be settled in accordance with the terms of such grant and all other then outstanding unvested RSUs will be forfeited.

Retirement. If a severance results from retirement:

●	Involuntary or voluntary retirement. The participant’s stock options and SARs that were granted at least six months before such severance will vest in full and remain exercisable for the earlier of five years after the date of such severance or the remainder of their term, and any other stock options that are vested will remain exercisable for the earlier of 90 days or the remainder of their term; and
●	Involuntary retirement only. The participant’s unvested RSUs that were granted at least six months before such severance will vest in full and be settled in accordance with the terms of such grant and all other then outstanding unvested RSUs will be forfeited.

For purposes of the Amended Plan, “retirement” means a severance other than as a result of the participant’s death or termination by Mattel for cause, after attaining age 55 with at least five years of service, and “involuntary retirement” means a severance that is classified by Mattel as an involuntary separation and that qualifies as a retirement.

Change of Control. The Amended Plan provides that in the event of a change of control of Mattel:

(i)	with respect to grants that are not subject to performance-based vesting, unless a qualifying replacement award is provided to replace the applicable grant, any outstanding option or stock appreciation right will vest and be fully exercisable as of the date of the change of control, any outstanding grant of restricted stock or RSUs will also become fully vested as of the date of the change of control, and in the case of RSUs will be settled immediately (unless otherwise deferred) in cash or common stock as provided in the terms of the award;
(ii)	with respect to grants that are not subject to performance-based vesting (other than those which are replaced by qualifying replacement awards and cease to be subject to performance-based vesting conditions), if a qualifying replacement award is provided to the applicable participant to replace such grant, then, in the event that the participant is terminated by Mattel without cause within the 24-month period immediately following the change of control, then, any such qualifying replacement award that relates to (x) options or stock appreciation rights outstanding as of immediately prior to the participant’s severance shall become fully vested and exercisable as of the date of such severance and remain exercisable until the earlier of (A) the second anniversary of the severance and (B) the end of the applicable term of the award, and (y) restricted stock or RSUs outstanding as of immediately prior to such severance, will be fully vested as of the date of such severance, and any such qualifying replacement award that relates to RSUs shall be settled immediately (unless otherwise deferred) upon such severance in cash or common stock as provided in the terms of the award; and
(iii)	unless a qualifying replacement award is provided to the applicable participant to replace the applicable grant, any grant that is subject to performance-based vesting and that is granted on or after the effective date of the First Amendment to the 2010 Plan shall, immediately prior to, and subject to the consummation of, such change of control, vest and be settled immediately (unless otherwise deferred) in cash or common stock as provided in the terms of the award, based on the greater of (x) actual performance through the date of the change of control or (y) prorated target performance based on the number of days elapsed in the applicable performance period through the date of the change of control;

in each case, subject to the terms of any grant, individual agreement, program or the Amended Plan.

For purposes of the above rules, the Amended Plan defines a “qualifying replacement award” as an award that (i) is of the same type as the grant it is replacing (the “Replaced Award”), (ii) has a value that is no less than the value of such Replaced Award as of the date of the applicable change of control, (iii) if such Replaced Award was an equity-based award, relates to publicly traded equity securities of Mattel or of the ultimate parent entity, as applicable, following such change of control, (iv) contains terms relating to vesting (including with respect to a severance) that are no less favorable to the applicable participant than those of such Replaced Award, and (v) has other terms and conditions that are no less favorable to the applicable participant than the terms and conditions of such Replaced Award as of the date of such change of control. Without limiting the generality of the foregoing, a qualifying replacement award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. The

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determination of whether the above conditions are satisfied will be made by the Compensation Committee, as constituted immediately before the applicable change of control, in its sole discretion.

Notwithstanding the foregoing, except to the extent that a qualifying replacement award is not provided to the applicable participant to replace the applicable grant described above, (1) in no event will any grant granted on or after the effective date of the First Amendment to the 2010 Plan provide for accelerated vesting or exercisability (as applicable) solely upon the occurrence of a change of control, and (2) in no event shall either the Board or the Compensation Committee accelerate the vesting or exercisability (as applicable) of any grant, in whole or in part, solely upon the occurrence of a change of control.

If a grant under the Amended Plan is treated as “deferred compensation” subject to Section 409A of the Internal Revenue Code, the foregoing rules will apply upon a change of control only to the extent specifically provided in the applicable grant agreement and consistent with the tax requirements applicable to deferred compensation. Section 409A of the Internal Revenue Code is discussed in greater detail below under the heading “Certain Material U.S. Federal Income Tax Consequences – Section 409A of the Internal Revenue Code.”

In addition, unless the Compensation Committee specifically establishes otherwise for a particular stock option or SAR, the minimum period to exercise vested stock options and SARs after a severance other than for cause is two years (or, if earlier, until the end of the applicable term of the award), if the severance occurs during the 24-month period following a change of control.

Termination, Rescission and Recapture. In order to better align participants’ long-term interests with those of Mattel and its subsidiaries and affiliates, the Amended Plan provides that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality, inventions, proprietary information, and intellectual property requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to employees for services as such, and they do not apply to participants following any severance that occurs within 24 months after a change of control.

Compensation Recovery Policy (Clawback Policy). Grants made under the Amended Plan on or after August 29, 2013, or grants with a performance period or, in the case of long-term incentive stock awards, a performance cycle that commences on or after August 29, 2013, are subject to the terms and conditions of the Mattel, Inc. Compensation Recovery Policy, as may be amended from time to time, to the extent applicable.

Transferability. Grants under the Amended Plan are generally non-transferable other than by will or the laws of descent, and stock options and SARs generally may be exercised, during a participant’s lifetime, only by the participant. However, the Compensation Committee may allow transfers of non-qualified stock options, free-standing SARs, and other grants. In no event may a grant be transferable for consideration absent stockholder approval.

Tax Withholding. Participants are required to pay to Mattel, or make arrangements satisfactory to Mattel regarding the payment of, any taxes that are required to be withheld with respect to grants under the Amended Plan. Unless otherwise determined by Mattel, the legally required minimum withholding obligations (or higher level of withholding, if permissible without adverse accounting consequences) may be settled with shares of Mattel common stock, including shares that are part of the grant that gives rise to the withholding requirement.

Amendment and Termination of the Amended Plan; No Repricing. The Amended Plan may be amended or terminated by the Board at any time, and outstanding grants may be amended by the Compensation Committee. Any such amendment or termination may not adversely affect any grants that are then outstanding without the consent of the affected participant, except for amendments made to cause the Amended Plan or a grant to comply with applicable law, stock exchange rules, or accounting rules.

Except as described above under “Shares Available Under the Amended Plan” regarding adjustments to reflect changes in capitalization and corporate transactions, no stock option or SAR may be modified by reducing its exercise price, or cancelled and replaced with a new stock option or SAR with a lower exercise price, without stockholder approval. Further, no stock option or SAR may be cancelled in exchange for cash or another grant when the stock option or SAR per share exercise price exceeds the fair market value of the underlying share of Mattel common stock without stockholder approval.

Any amendment to the Amended Plan must be approved by the stockholders if so required by the listing standards of the Nasdaq Stock Market or if it would affect the prohibition on option exchange or repricing described above. If it is not terminated sooner, the Amended Plan will terminate on March 26, 2025, except with respect to then-outstanding grants.

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Compensation at Mattel

Estimate of Benefits; New Plan Benefits

Because grants under the Amended Plan to participants are generally within the discretion of the Compensation Committee, it is not possible to determine the future grants that will be made to participants, other than non-employee directors, under the Amended Plan.

The Amended Plan authorizes the grant of stock-based awards to non-employee directors pursuant to our director compensation program as in effect from time to time, as described under the heading “Non-Employee Director Compensation – Narrative Disclosure to Non-Employee Director Compensation Table.” Historically, our non-employee directors have received annual stock grants under the 2010 Plan in accordance with our director compensation program. The table below sets forth the aggregate grant date fair value of annual stock-based awards that all non-employee directors as a group are expected to receive in 2022 pursuant to our director compensation program as currently in effect. If our stockholders do not approve this Proposal, we expect that sufficient shares will remain available for grant under the 2010 Plan to issue an annual stock grant in respect of 2022 to our non-employee directors under the 2010 Plan, as in effect prior to the Amendment. As of April 11, 2022, the closing price per share of Mattel common stock was $21.80 per share.

Name	Dollar Value ($)	Number of Units(1)
2021 NEOs and Current Positions
Ynon Kreiz – Chairman and Chief Executive Officer	—	—
Richard Dickson – President and Chief Operating Officer	—	—
Anthony DiSilvestro – Chief Financial Officer	—	—
Steve Totzke – President and Chief Commercial Officer	—	—
Jonathan Anschell – EVP, Chief Legal Officer, and Secretary	—	—
All current executive officers as a group	—	—
All current non-executive officer directors as a group	1,395,000	—
All non-executive officer employees as a group	—	—

(1)	The number of RSUs granted to non-executive director nominees on the 2022 Annual Meeting date cannot be determined at this time since the $155,000 grant value will be converted to a number of RSUs using Mattel’s closing stock price on the 2022 Annual Meeting date.

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History of Grants Under the 2010 Plan

The table below provides the number of shares of our common stock subject to stock awards granted or earned under the 2010 Plan since its inception through March 1, 2022 for certain individuals. As of April 11, 2022, the closing price per share of Mattel common stock was $21.80 per share.

Name	Stock Options	RSUs	Performance Units(1)
2021 NEOs and Current Positions
Ynon Kreiz – Chairman and Chief Executive Officer	2,701,498	136,369	2,056,761
Richard Dickson – President and Chief Operating Officer	3,127,089	561,665	725,363
Anthony DiSilvestro – Chief Financial Officer	189,100	78,254	133,845
Steve Totzke – President and Chief Commercial Officer	818,078	136,764	223,653
Jonathan Anschell – EVP, Chief Legal Officer, and Secretary	61,347	40,876	28,372
All current executive officers as a group	7,517,562	1,306,576	3,470,716
All current non-executive officer directors as a group	—	433,987	—
Nominees for Election as Director
R. Todd Bradley		41,869
Adriana Cisneros		40,054
Michael Dolan		75,524
Diana Ferguson		18,957
Soren Laursen		43,383
Ann Lewnes		59,397
Roger Lynch		40,054
Dominic Ng		75,524
Dr. Judy Olian		39,225
Associates of any such directors, executive officers or nominees	—	—	—
Other persons who received or are to receive 5% of such options or rights	—	—	—
All non-executive officer employees as a group	5,825,843	9,261,762	1,199,685

(1)	With respect to completed performance periods, reflects shares earned. With respect to ongoing performance periods, reflects target Performance Units granted.

Certain Material U.S. Federal Income Tax Consequences

The following is a brief description of the principal United States federal income tax consequences related to grants made under the Amended Plan and certain other United States federal income tax issues. It is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. A participant will not be subject to tax at the time a non-qualified stock option is granted, and no tax deduction will then be available to Mattel. Upon the exercise of a non-qualified stock option, an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise will be included in the participant’s ordinary income and Mattel will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the participant or transferee of the non-qualified stock option as either capital gain or capital loss.

Incentive Stock Options (ISOs). A participant will not be subject to regular income tax at the time an ISO is granted or exercised, and no tax deduction will then be available to Mattel; however, the participant may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the ISO over the exercise price. Upon disposition of the shares acquired upon exercise of an ISO, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the participant has not disposed of the shares within two years after the

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date of grant or within one year after the date of exercise and has been employed by Mattel at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the participant disposes of the shares without satisfying both the holding period and employment requirements, the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.

Mattel is not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Grants. The current federal income tax consequences of other grants authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); RSUs, dividend equivalents, unrestricted stock and performance awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid (other than employment taxes which are generally paid at the time such compensation is deferred or vested). In each of the foregoing cases, Mattel will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.

Section 162(m) of the Internal Revenue Code. Section 162(m) generally places a $1,000,000 annual limit on a publicly held corporation’s tax deduction for compensation paid to certain executive officers. Prior to the enactment of the Tax Cuts and Jobs Act, this limit did not apply to compensation that satisfied the applicable requirements for the “qualified performance-based compensation” exception to the Section 162(m) deductibility limit. However, under the Tax Cuts and Jobs Act enacted in 2017, effective for tax years commencing after December 31, 2017, the performance-based compensation exception, and our ability to rely on this exception, were eliminated (other than with respect to certain grandfathered arrangements in effect on November 2, 2017), and the limitation on deductibility generally was expanded to include all named executive officers. As a result, under current tax law, the Compensation Committee no longer expects to be able to grant awards under the Amended Plan that are intended to qualify for the performance-based compensation exception to the Section 162(m) deductibility limit.

Section 280G of the Internal Revenue Code. If awards under the Amended Plan are granted, vest or are paid contingent on a change in control or a subsequent termination of employment, some or all of the value of the award may be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code, which would result in the imposition of a 20% federal excise tax on the recipients of the excess parachute payments and a loss of Mattel’s deduction for the excess parachute payments.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”), which was enacted as part of the American Jobs Creation Act in late 2004, substantially changes the federal income tax law applicable to non-qualified deferred compensation, including certain stock-based compensation. The terms and conditions governing any grants that the Compensation Committee determines will be subject to Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares of Mattel common stock pursuant thereto, must be set forth in writing, and must comply in all respects with Section 409A. In addition, to the extent any grant is subject to Section 409A, notwithstanding any provision of the Amended Plan to the contrary, the Amended Plan does not permit the acceleration of the time or schedule of any distribution related to such grant, except as permitted by Section 409A.

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Stockholder Proposal

Proposal 5: Stockholder Proposal Regarding Our Special Stockholder Meeting Bylaw
THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 5.

John Chevedden has submitted the following stockholder proposal for consideration at the 2022 Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously owned no fewer than 200 shares of our common stock since September 1, 2018. If properly presented at the 2022 Annual Meeting, the Board of Directors unanimously recommends a vote “AGAINST” the following proposal. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

Proposal 5 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. Shareholders shall not be disqualified from formal participation in calling for a special shareholder meeting solely based on their length of stock ownership.

Currently it takes a theoretical 15% of all shares outstanding to call for a special shareholder meeting. However the face value of 15% is deceiving because there are big strings attached. All shares not held for a continuous full year are 100% disqualified from formal participation in calling for a special shareholder meeting.

This is particularly damaging because the shareholders who recently purchased Mattel stock may be the most informed shareholders. Plus such shareholders do not have so much leverage when engaging with management because they are second-class shareholders when it comes to calling for a special shareholder meeting.

Plus the shareholders who own 15% of shares for one full year may determine that they own 30% of Mattel stock when length of stock ownership is factored out.

And it goes downhill from here. Shares that are not held net long are excluded. And shares that do not have the time to vote at the annual meeting are not a prospective class of shares to join a group calling for a special shareholder meeting.

Thus the face value of 15% can slip to 30% of shares held regardless of length of stock ownership and can slip further to approach 40% of shares held regardless of length of stock that are held not long and that vote at the annual meeting.

A potential 40% stock ownership threshold to call a special shareholder is nothing for management to brag about.

We need an improved right to call for a special shareholder meeting to make up for its current severe limitation.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 5

Board’s Statement AGAINST Stockholder Proposal

The Board recommends that stockholders vote AGAINST this stockholder proposal for the following reasons:

Mattel’s Stockholders Already Have a Meaningful Right to Call Special Meetings of Stockholders Outside of the Annual Meeting Cycle. Mattel’s Board recognizes the importance of giving stockholders the meaningful ability to call special meetings in appropriate circumstances. Our stockholders have had this right since 2010, and in 2011 Mattel stockholders approved the amendment of our Bylaws to reduce the ownership threshold for calling a special meeting to 15% of our outstanding Common Stock. Our Board believes that our existing special meeting right, with its 15% threshold and one-year holding requirement, is the most appropriate at this time because it preserves a reasonable and appropriate balance between providing stockholders with the right to

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Stockholder Proposal

call a special meeting while protecting against unnecessary waste of corporate resources and disruption associated with convening a special meeting called by a minority of potentially short-term stockholders. In making this determination, Mattel’s Board also considered that Mattel’s existing 15% ownership threshold continues to be lower than the thresholds of most of the other S&P 500 companies that allow stockholders to call a special meeting. In fact, only approximately 11% of S&P 500 companies provide stockholders the right to call a special meeting at a threshold lower than 15% as of April 11, 2022.

Implementing the Requested Changes to the Existing Special Meeting Right Would Place Short-Term Minority Interests Above Those of Mattel’s Broad Stockholder Base. Reducing the special meeting ownership threshold from 15% to 10% would empower a small minority of stockholders (currently as few as one) to use the special meeting platform solely to advance their own agenda. Moreover, eliminating our current one-year holding requirement would allow stockholders with only short-term interests to call special meetings to advance those interests without regard to the interests of Mattel and its broader stockholder base.

Special Meetings Require Substantial Company Time and Resources. Special meetings require considerable time, effort, and resources, including significant legal and administrative fees, as well as costs for preparing, printing, and distributing materials and soliciting proxies. As a result, the Board believes that special meetings should only be held to address extraordinary matters that a reasonable percentage of outstanding shares consider to be of sufficient import or urgency that they cannot wait until the next annual meeting.

Mattel’s Strong Corporate Governance Policies and Procedures Empower Stockholders to Provide Ongoing Feedback to the Board. Mattel’s Board is committed to strong and effective corporate governance and responsiveness to stockholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our stockholders. In addition to providing our stockholders with the meaningful ability to call special meetings, Mattel has implemented numerous other corporate governance measures to safeguard our stockholders’ interests:

●	Market-Standard Proxy Access Bylaw Provision—Stockholders owning 3% or more of our outstanding common stock, including groups of up to 20 stockholders who collectively own 3% or more of our outstanding stock, the right to nominate director candidates constituting up to 20% of our Board, and to solicit votes for those candidates using our proxy materials;
●	Stockholder Action by Written Consent—Stockholders have the ability to take corporate action without holding a meeting of stockholders;
●	Annual Board Elections—The Board is elected annually with a majority voting standard in uncontested director elections;
●	Qualified and Active Board—Highly-qualified and engaged with the relevant business experience and skills to oversee management;
●	Board Refreshment Efforts—Since 2018 we have added six new independent directors to our Board, whose new viewpoints and experiences complement the deep knowledge of, and experience with, Mattel of our longer-tenured directors; and
●	Active Year-Round Stockholder Engagement Program—In the last year, our management team, together with our Independent Lead Director, Mr. Dolan, engaged in outreach activities and discussions with stockholders representing more than approximately 70%, in total, of Mattel’s outstanding shares on a range of topics.

In light of our strong corporate governance policies and practices, our robust stockholder engagement program, and the stockholder-friendly governance provisions and policies that we have adopted, the Board believes that Mattel’s current special meeting right, including the existing 15% special meeting threshold and one-year holding requirement, is reasonable and appropriate. Mattel’s special meeting right enhances stockholder rights while still requiring appropriate support among stockholders to call a special meeting. Lowering the ownership threshold and eliminating the one-year holding requirement would increase the potential for the unnecessary waste of corporate resources and disruption to corporate operations to serve the demands of a minority of stockholders who may not have a long-term interest in the Company. Therefore, the Board believes the adoption of this stockholder proposal is unnecessary and not in the best interests of Mattel or our stockholders.

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Stock Ownership and Reporting

Principal Stockholders

As of March 29, 2022, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, more than 5% of Mattel common stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Owned(1) (%)
PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, California 91105	45,587,519(2)	12.9%
EdgePoint Investment Group Inc. 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9, Canada	41,485,845(3)	11.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	31,908,184(4)	9.1%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	29,232,468(5)	8.3%
Ariel Investments, LLC 200 E. Randolph Street, Suite 2900 Chicago, Illinois 60601	18,276,684(6)	5.2%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	18,094,976(7)	5.1%
(1)	The percentages shown are based on 352,462,153 shares of Mattel common stock outstanding as of March 29, 2022 and may differ from the percentages reflected in the filings referenced below.
(2)	As reported in a Schedule 13G/A, filed with the SEC on February 10, 2022 by PRIMECAP Management Company, reporting beneficial ownership as of December 31, 2021. The Schedule 13G/A states that PRIMECAP Management Company has sole voting power as to 44,375,463 shares and sole dispositive power as to 45,587,519 shares.
(3)	As reported in a Schedule 13G, filed with the SEC on February 11, 2022 by EdgePoint Investment Group Inc., reporting beneficial ownership as of December 31, 2021. The Schedule 13G states that EdgePoint Investment Group Inc. has sole voting power as to 32,651,724 shares, shared voting power as to 8,834,121 shares, sole dispositive power as to 32,651,724 shares, and shared dispositive power as to 8,834,121 shares.
(4)	As reported in a Schedule 13G/A, filed with the SEC on February 10, 2022 by The Vanguard Group, reporting beneficial ownership as of December 31, 2021. The Schedule 13G/A states that The Vanguard Group has shared voting power as to 207,406 shares, sole dispositive power as to 31,413,730 shares, and shared dispositive power as to 494,454 shares
(5)	As reported in a Schedule 13G/A, filed with the SEC on February 1, 2022 by BlackRock, Inc., reporting beneficial ownership as of December 31, 2021. The Schedule 13G/A states that BlackRock, Inc. has sole voting power as to 28,526,355 shares and sole dispositive power as to 29,232,468 shares.
(6)	As reported in a Schedule 13G, filed with the SEC on February 14, 2022 by Ariel Investments, LLC, reporting beneficial ownership as of December 31, 2021. The Schedule 13G states that Ariel Investments, LLC has sole voting power as to 17,370,476 shares and sole dispositive power as to 18,276,684 shares.
(7)	As reported in a Schedule 13G/A, filed with the SEC on February 11, 2022 by Capital Research Global Investors, reporting beneficial ownership as of December 31, 2021. The Schedule 13G/A states that Capital Research Global Investors has sole voting power as to 18,094,976 shares and sole dispositive power as to 18,094,976 shares.

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Stock Ownership and Reporting

Security Ownership of Management and the Board

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 29, 2022, the record date, by (i) our NEOs, as described under the section “Compensation Discussion and Analysis,” (ii) each current non-employee director, and (iii) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Current Position with Mattel	Amount and Nature of Beneficial Ownership(1)(2)
NEOs
Ynon Kreiz	Chairman and Chief Executive Officer	1,584,732
Richard Dickson	President and Chief Operating Officer	3,232,449
Anthony DiSilvestro	Chief Financial Officer	54,277
Steve Totzke	President and Chief Commercial Officer	544,555
Jonathan Anschell	EVP, Chief Legal Officer, and Secretary	18,296
Current Non-NEO Directors
Michael Dolan	Director	183,729
R. Todd Bradley	Director	32,869
Adriana Cisneros	Director	19,914
Diana Ferguson	Director	18,957
Soren Laursen	Director	46,883
Ann Lewnes	Director	51,858
Roger Lynch	Director	15,347
Dominic Ng	Director	9,500
Dr. Judy Olian	Director	39,225
All current Directors and Executive Officers, as a group (16 persons)		6,494,715	(3)
(1)	Each director and executive officer named above beneficially owns or controls less than 1.0% of Mattel’s common stock. Except as otherwise noted, the directors and executive officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. There were 352,462,153 shares of Mattel common stock outstanding as of March 29, 2022. None of the shares listed are pledged shares in accordance with Mattel’s Insider Trading Policy.
(2)	Includes (i) shares which the individuals shown have the right to acquire upon vesting of RSUs, or upon exercise of vested stock options, as of March 29, 2022 or within 60 days thereafter, including deferred RSUs that would be acquired in connection with the individual’s separation from service, and (ii) shares held through the Mattel Stock Fund of the Mattel, Inc. Personal Investment Plan, a 401(k) tax-qualified savings plan, as set forth in the following table.

Name of Beneficial Owner and Current Position with Mattel	Stock Options	RSUs	401(k) Shares
NEOs
Ynon Kreiz, Chairman and Chief Executive Officer	857,513	0	0
Richard Dickson, President and Chief Operating Officer	2,767,257	0	7,663
Anthony DiSilvestro, Chief Financial Officer	43,972	0	0
Steve Totzke, President and Chief Commercial Officer	445,001	0	0
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	14,539	0	0

96	Mattel, Inc.

Name of Beneficial Owner and Current Position with Mattel	Stock Options	RSUs	401(k) Shares
Current Non-NEO Directors
R. Todd Bradley	0	32,707	0
Adriana Cisneros	0	12,567	0
Michael Dolan	0	32,707	0
Diana Ferguson	0	18,957	0
Soren Laursen	0	27,348	0
Ann Lewnes	0	25,168	0
Roger Lynch	0	0	0
Dominic Ng	0	0	0
Dr. Judy Olian	0	32,707	0
All current Directors and Executive Officers, as a group (16 persons)	4,576,776	182,161	7,663
(3)	The amount stated represents approximately 1.8% of the outstanding shares of Mattel common stock as of March 29, 2022.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 regarding existing compensation plans under which equity securities of Mattel are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	30,122,712	(2)	$22.38	(3)	24,846,995	(4)
Equity compensation plans not approved by security holders(5)	199,735	(6)	—		—
Total	30,322,447		$22.38	(3)	24,846,995
(1)	Consists of the Amended 2010 Plan.
(2)	Represents (i) 19,677,520 shares of Mattel common stock to be issued upon exercise of outstanding options, (ii) 4,180,659 shares subject to outstanding RSUs, (iii) 1,823,007 shares issued from outstanding Performance Units, earned as of December 31, 2021 under the 2019-2021 LTIP, but subject to continued employment through the issuance date of February 7, 2022, and (iv) 2,862,518 shares issuable from outstanding Performance Units under the 2020-2022 LTIP, and 1,579,008 shares issuable from outstanding Performance Units under the 2021-2023 LTIP, assuming maximum achievement of performance-related conditions and the maximum TSR multiplier increase for the applicable three-year performance period, plus dividend equivalents. Comparatively, there would be 1,431,259 shares issuable from outstanding Performance Units under the 2020-2022 LTIP and 789,504 shares issuable from outstanding Performance Units under the 2021-2023 LTIP, plus dividend equivalents, if we assumed target achievement of performance-related conditions and no TSR adjustment for the applicable three-year performance period.
(3)	Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding RSUs and Performance Units that become issuable without any cash payment required for such shares.
(4)	Represents the number of securities remaining available for issuance under our Amended 2010 Plan, (i) including the shares actually earned, as of December 31, 2021 under the 2019-2021 LTIP, that were issued on February 7, 2022, and (ii) assuming the maximum number of shares that could be earned plus dividend equivalents, for the three-year performance period under the 2020-2022 LTIP and 2021-2023 LTIP. See footnote (2). Comparatively, there would be 29,710,511 shares available for issuance if we assumed target achievement of performance-related conditions and no TSR adjustment for the three-year performance periods.
(5)	Consists of the DCP and Director DCP (collectively, the “Deferred Compensation Plans”). Under our Deferred Compensation Plans, participating employees and directors may elect to defer compensation and, under the DCP, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a Mattel stock equivalent account representing hypothetical shares of Mattel common stock, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s Mattel stock equivalent account is distributed in the form of shares of Mattel common stock.
(6)	Represents 199,735 shares credited to the accounts of participants under our Deferred Compensation Plans.

2022 Proxy Statement	97

2022 Annual Meeting and Voting Information

General Meeting Information

Mattel’s 2022 Annual Meeting will be conducted exclusively via live webcast on May 25, 2022 at 1:00 p.m. (Los Angeles time).

This year, in light of continuing concerns related to the COVID-19 pandemic, we made the decision to again conduct a virtual annual meeting of stockholders. Stockholders of record as of the close of business on March 29, 2022 will be able to attend the 2022 Annual Meeting, view the list of our stockholders of record, vote, and submit questions during the meeting via live webcast by visiting www. virtualshareholdermeeting.com/MAT2022. To participate in the meeting, stockholders of record must have the 16-digit control number that is shown on your Notice of Internet Availability of Proxy Materials (“Notice”) or on your proxy card if you receive the proxy materials by mail. If your shares are held in street name and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the http://www.ProxyVote.com website, then you may access, participate in, and vote at the 2022 Annual Meeting with the 16-digit control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the 2022 Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the 2022 Annual Meeting. You will not be able to attend the 2022 Annual Meeting in person.

Stockholders participating in Mattel’s 2022 Annual Meeting may, after entering the 16-digit control number on the Notice or proxy card, submit questions during the meeting. After the business portion of the meeting concludes and the meeting is adjourned, we will answer questions submitted during the meeting that are pertinent to the Company and that comply with the meeting rules of conduct, as time permits. If there is not sufficient time to answer all proper questions received at the meeting (if pertinent to Company matters and otherwise appropriate under Mattel’s rules of conduct), we will post responses on our Investors Relations website following the meeting.

The Board is soliciting proxies to be voted at the 2022 Annual Meeting. As permitted by the SEC, Mattel is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on April 12, 2022, we will begin mailing a Notice containing instructions on how to access the proxy materials over the Internet to most stockholders, and mail printed copies of the proxy materials to the rest of our stockholders. A similar notice will be sent by brokers, banks, and other nominees to beneficial owners of shares for which they are the record holder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and the 2021 Annual Report. The Notice also instructs you on how you may submit your proxy to vote via the Internet. If you received the Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such printed materials contained in the Notice.

To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

98	Mattel, Inc.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting

This Proxy Statement and our 2021 Annual Report are available on our website at https://mattel.gcs-web.com/financial-information/annual-reports-proxies. This website address contains the following documents: this Proxy Statement, the Notice of the 2022 Annual Meeting, and our 2021 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Additional copies of the 2021 Annual Report are available at no charge on written request. To obtain additional copies of the 2021 Annual Report, please contact us at:

c/o Secretary
TWR 15-1
Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012

Log-in Instructions and Access to the 2022 Annual Meeting

To attend the 2022 Annual Meeting, stockholders will need to log in to www.virtualshareholdermeeting.com/MAT2022 using the 16-digit control number on the Notice or proxy card.

The live audio webcast of the 2022 Annual Meeting will begin promptly at 1:00 p.m. Los Angeles Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting to allow time for stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

Who is Entitled to Vote

The Board has set March 29, 2022 as the record date for the 2022 Annual Meeting. If you were a stockholder at the close of business on the record date, then you are entitled to receive notice of, and to vote at, the 2022 Annual Meeting.

As of the close of business on the record date, there were 352,462,153 outstanding shares of Mattel common stock held by approximately 18,718 holders of record. At the 2022 Annual Meeting, each share of common stock will be entitled to one vote on each matter.

How to Vote if You are the Record Holder of Your Stock

If you are the record holder of your stock, you may submit your proxy to vote via the Internet, by telephone, or by mail or you may attend the virtual meeting and vote electronically during the meeting.

Internet and Telephone Voting Before the Virtual Meeting

To submit your proxy via the Internet, follow the instructions on the Notice or go to the Web address stated on your proxy card. To submit your proxy by telephone, call the toll-free number on your proxy card.

Voting by Mail Before the Virtual Meeting

As an alternative to submitting your proxy by telephone or via the Internet, you may submit your proxy by mail. If you received only the Notice, you may follow the procedures outlined in such Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.

If you received a paper copy of the proxy materials and wish to submit your proxy by mail, simply mark your proxy card, date, sign, and return it in the postage-prepaid envelope provided. If you do not have the prepaid envelope, please mail your completed proxy card to the following address: Mattel, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

2022 Proxy Statement	99

2022 Annual Meeting and Voting Information

Voting During the Virtual Meeting

During the meeting, stockholders may, after demonstrating proof of stock ownership by entering the 16-digit control number on the Notice or proxy card, vote their shares online at www.virtualshareholdermeeting.com/MAT2022.

How to Vote if a Bank, Broker, or Other Nominee is the Record Holder of Your Stock

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker, or other nominee on how to vote by following the instructions on the voting instruction form or notice that you receive from your bank, broker or other nominee.

Broker Voting and Broker Non-Votes

The term “broker non-votes” refers to shares held by a bank, broker or other nominee (for the benefit of its client) that are represented at the 2022 Annual Meeting, but with respect to which such bank, broker or nominee has not been instructed to vote by the beneficial holder on a particular proposal and does not have discretionary authority to vote on that proposal (or has discretionary voting power but chooses not to exercise it). Banks, brokers, and nominees do not have discretionary voting authority on certain non-routine matters, including the election of directors and the Say-on-Pay vote, and, accordingly, may not vote on such matters absent instructions from you, as the beneficial holder. Broker non-votes will not be counted in determining the number of votes cast on these non-routine matters. Brokers have discretionary authority to vote on the ratification of Mattel’s auditors. Broker non-votes will be counted for the purpose of determining the presence of a quorum. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions by following the instructions on the voting instruction form or notice that you receive from your bank, broker, or other nominee or vote your shares yourself by submitting a legal proxy from your broker or other nominee as the record holder authorizing you to vote the shares and a letter from your broker or other nominee showing that you were the beneficial owner of your shares on the record date.

Quorum and How Votes are Counted

In order for there to be a vote on any matter at the 2022 Annual Meeting, there must be a quorum. In order to have a quorum, the holders of a majority of the voting power of shares of stock entitled to vote at the 2022 Annual Meeting must be present online at the virtual meeting or by proxy. In determining whether we have a quorum at the 2022 Annual Meeting, we will count shares that are voted as well as abstentions and broker non-votes. If we fail to obtain a quorum at the 2022 Annual Meeting, the chair of the 2022 Annual Meeting or the holders of a majority of the shares of stock entitled to vote, present online or by proxy, may adjourn the meeting to another place, date, or time.

Technical Assistance

Beginning 15 minutes prior to the start of and during the 2022 Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the meeting during check-in or during the meeting, please call the technical support number that will be posted on the in page at www.virtualshareholdermeeting.com/MAT2022.

100	Mattel, Inc.

Votes Required to Elect Directors and Adopt Other Proposals

The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass and the effect of abstentions and uninstructed shares on each proposal.

Matter		The Board’s Recommendation	Voting Standard	Abstentions	Broker Non-Votes
Proposal 1	Election of the ten director nominees named in the Proxy Statement: R. Todd Bradley, Adriana Cisneros, Michael Dolan, Diana Ferguson, Ynon Kreiz, Soren Laursen, Ann Lewnes, Roger Lynch, Dominic Ng, and Dr. Judy Olian	FOR each Director Nominee
Proposal 2	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2022	FOR	Majority of votes cast	No effect	No effect
Proposal 3	Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	FOR
Proposal 4	Approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	FOR
Proposal 5	Stockholder Proposal Regarding Our Special Stockholder Meeting Bylaw	AGAINST

Election of Directors

Under our Bylaws, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), as is the case in this election, each director will be elected by the vote of a “majority of the votes cast,” assuming a quorum is present, meaning that the number of votes cast “for” a director’s election must exceed 50% of the total votes cast (“for” plus “against”) with respect to that director’s election. Abstentions and broker non-votes do not count as votes cast “for” or “against” a director’s election and, consequently, will have no effect on a director’s election.

In accordance with our Bylaws, any director nominee who fails to receive a majority of the votes cast for his or her election in an uncontested election will not be elected. Under Delaware law, however, each director holds office until his or her successor is duly elected and qualified. For this reason, any nominee currently serving on the Board who fails to receive a majority of the votes cast for his or her election in an uncontested election will not automatically cease to be a director, but instead will continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal. To address this situation, our Bylaws provide that if any incumbent nominee is not elected at an annual meeting of stockholders and no successor has been elected at the annual meeting, that director must tender his or her resignation to the Board promptly following the certification of the election results. The Governance and Social Responsibility Committee will make a recommendation to the Board as to whether or not to accept the tendered resignation. Taking into account the committee’s recommendation, the Board will decide whether to accept the resignation and will publicly announce its decision within 90 days from the date the election results are certified. Any director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The committee, in making its recommendation, and the Board, in making its decision, may consider any factors or information that they consider appropriate and relevant. If the Board declines to accept a director’s resignation, that director will continue to serve on the Board until his or her successor is elected and qualified, or until the director’s earlier resignation or removal. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy by majority vote of the remaining directors or decrease the size of the Board in accordance with our Bylaws and applicable law.

Say-on-Pay Vote, Ratification of the Selection of PricewaterhouseCoopers LLP, Approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity Plan, and Stockholder Proposal

For the advisory Say-on-Pay vote and the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm, the approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, and the stockholder proposal regarding our special stockholder meeting bylaw, each proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal, meaning that the number of votes “for” such proposal must exceed 50% of the total votes cast (“for” plus “against”) with respect to that proposal. Abstentions and broker non-votes, if any, will not be counted as votes cast “for” or “against” a proposal and, consequently, will have no effect on the outcome of any of the proposals to be considered at the 2022 Annual Meeting.

2022 Proxy Statement	101

2022 Annual Meeting and Voting Information

How Your Proxy Will be Voted

If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares as follows:

●	“FOR” proposal 1, the election as directors of the ten nominees named in this Proxy Statement;
●	“FOR” proposal 2, ratification of Mattel’s independent registered public accounting firm;
●	“FOR” proposal 3, the advisory Say-on-Pay vote;
●	“FOR” proposal 4, the Sixth Amendment to Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan; and
●	“AGAINST” proposal 5, a stockholder proposal regarding our special stockholder meeting bylaw.

If you indicate voting instructions when you submit your proxy, the proxy holders will follow your instructions in casting votes.

If you hold your shares through a broker and do not instruct the broker on how to vote your shares on the election of directors or on proposal 3, 4, or 5, your shares will not be voted for the election of any directors and will not be voted on proposal, as applicable, and instead will be considered a broker non-vote as to those proposals. If you do not instruct the broker on how to vote your shares on proposal 2, the broker has discretion to vote your shares on proposal 2, although we are aware that some brokers are choosing not to exercise this discretionary voting authority. As a result, we recommend you submit your proxy with instructions as soon as possible.

The Board does not know of any matters that will come before the 2022 Annual Meeting other than those described in the Notice of 2022 Annual Meeting. If any other matters are properly presented for consideration at the 2022 Annual Meeting, then the proxy holders will have discretion to vote on such matters as they see fit. This includes, among other things, considering any motion to adjourn the 2022 Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.

How to Change Your Vote or Revoke Your Proxy

If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

●	Delivering to the Secretary of Mattel, at or before the taking of the vote at the 2022 Annual Meeting, a written notice of revocation bearing a later date than your proxy;
●	Signing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the 2022 Annual Meeting;
●	If you submit your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your voting instructions, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 24, 2022 or for holders of Mattel common stock in the Mattel, Inc. Personal Investment Plan, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 19, 2022; or
●	Participating in the 2022 Annual Meeting online and voting, although online attendance at the 2022 Annual Meeting will not, by itself, revoke a proxy.

If you are mailing a written notice of revocation or a later proxy, send it to: Secretary, TWR 15-1, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

If you hold your shares through a broker, you must follow directions received from the broker in order to change your voting instructions or to vote at the 2022 Annual Meeting.

Solicitation of Proxies

Mattel will pay the cost of soliciting proxies for the 2022 Annual Meeting. We expect that proxies will be solicited principally by mail. Officers and regular employees of Mattel may solicit proxies personally or by telephone, email, or special letter, but they will not receive any additional compensation for these efforts.

In addition, Mattel has retained MacKenzie Partners, Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. We estimate the cost of this solicitation to be $17,500, plus out-of-pocket costs, and expenses. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as Inspector of Election at the 2022 Annual Meeting.

Mattel will reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy materials or the Notice to the beneficial owners of the shares held by them.

102	Mattel, Inc.

Householding

The SEC rules permit us to deliver a single set of Mattel’s proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to Mattel. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. Each record stockholder that receives paper copies of the proxy materials will receive a separate proxy card or voting instruction form. Also, householding will not in any way affect dividend check mailings.

We agree to deliver promptly, upon written or oral request, a separate copy of Mattel’s proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered, at no cost to you. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Deadline for 2023 Proposals and Nominations

Stockholder Proposals and Director Nominations

If a stockholder wishes to have a proposal included in the Company’s proxy materials for the 2023 annual meeting of stockholders (“2023 Annual Meeting”), the proposal must be received by our Secretary at the address set forth below no later than 5:00 p.m. (Los Angeles time) (the “close of business”) on December 13, 2022 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Director Nominations Pursuant to Proxy Access Provisions

If a stockholder or group of stockholders wishes to nominate one or more director nominees to be included in the Company’s proxy materials for the 2023 Annual Meeting pursuant to the proxy access provisions of our Bylaws, proper written notice of any such nomination must be received by our Secretary at the address set forth below no earlier than the close of business on November 13, 2022 and not later than the close of business on December 13, 2022, and the nominating stockholder(s) and director nominee(s) must otherwise comply with the requirements specified in our Bylaws. If the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2022 Annual Meeting, such notice must be received no earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in our Bylaws.

2022 Proxy Statement	103

2022 Annual Meeting and Voting Information

Proposals to Conduct Business and Director Nominations Pursuant to Advance Notice Provisions

Under the advance notice provisions of our Bylaws, if a stockholder wishes to present a proposal or nominate a director nominee at the 2023 Annual Meeting that will not be included in our proxy materials pursuant to Rule 14a-8 or the proxy access provisions of our Bylaws, proper written notice of such proposal or nomination must be received by our Secretary at the address set forth below no earlier than the close of business on January 25, 2023 and not later than the close of business on February 24, 2023. If the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2022 Annual Meeting, such notice must be received by our Secretary no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in our Bylaws.

In addition to satisfying the deadlines in the advance notice provisions of our Bylaws, a stockholder who intends to solicit proxies pursuant to Rule 14a-19 in support of nominees submitted under these advance notice provisions for the 2023 Annual Meeting must notify our Secretary in writing not later than March 26, 2023.

All notices of proposals or nominations for the 2023 Annual Meeting must comply with our Bylaws and applicable law and must be addressed to:

Secretary, TWR 15-1
Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012

The chairman of the annual meeting of stockholders has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2023 Annual Meeting, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2023 Annual Meeting may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

Corporate Information

Corporate Headquarters:	333 Continental Boulevard, El Segundo, California 90245-5012
Corporate Website:	www.corporate.mattel.com
Investor Relations Website:	https://investors.mattel.com/
State of Incorporation:	Delaware
Stock Symbol:	NASDAQ: MAT

104	Mattel, Inc.

Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations

Mattel presents certain non-GAAP financial measures within the meaning of the SEC’s Regulation G in this Proxy Statement.

Mattel uses these measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance, and each is discussed below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of Mattel’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures and may not be comparable to similarly titled measures used by other companies. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth below.

Leverage Ratio (Debt / Adjusted EBITDA)

The leverage ratio is calculated by dividing Debt by Adjusted EBITDA. Debt represents the aggregate of Mattel’s current portion of long-term debt, short-term borrowings, and long-term debt, excluding the impact of debt issuance costs and debt discount. EBITDA represents Mattel’s Net Income (Loss), adjusted to exclude the impact of interest expense, taxes, depreciation, and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, severance and restructuring expenses, the impact of the inclined sleeper product recalls, and the impact of sale of assets/business, which are not part of Mattel’s core business. Mattel believes the leverage ratio is useful supplemental information for investors to gauge trends in Mattel’s business and to compare Mattel’s business performance to other companies in its industry.

Constant Currency

Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer-term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.

2022 Proxy Statement	105

Glossary of Non-GAAP Financial Measures & Key Performance Indicator and Non-GAAP Reconciliations

Key Performance Indicator

Gross Billings

Gross Billings represent amounts invoiced to customers. It does not include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross billings as a metric for comparing its aggregate, categorical, brand, and geographic results to highlight significant trends in Mattel’s business. Changes in Gross Billings are discussed because, while Mattel records the details of such sales adjustments in its financial accounting systems at the time of sale, such sales adjustments are generally not associated with categories, brands, and individual products.

Reconciliation of GAAP and Non-GAAP Financial Measures(1)

(In millions, percentage information)	2017	2018	2019	2020	2021
Net Sales
Net Sales	$4,881.5	$4,512.2	$4,504.6	$4,588.4	$5,457.7
% Change	-10%	-8%	0%	2%	19%
Impact of Currency in %	0%	-1%	-1%	-1%	1%
Constant Currency % Change	-10%	-7%	1%	3%	18%

(In millions, except per share and percentage information)				2020[2]	2021[2]
Leverage Ratio (Debt / Adjusted EBITDA)
Debt
Long-Term Debt				$2,854.7	$2,571.0
Current Portion of Long-Term Debt				-	-
Short-Term Borrowings				1.0	-
Adjustments:
Debt Issuance Costs and Debt Discount				45.3	29.0
Debt				$2,901.0	$2,600.0
EBITDA and Adjusted EBITDA
Net Income, As Reported				$123.6	$903.0
Adjustments:
Interest Expense				198.3	253.9
Provision (Benefit) for Income Taxes				65.5	(420.4)
Depreciation				154.5	146.3
Amortization				38.9	38.0
EBITDA				580.9	920.9
Adjustments:
Share-based Compensation				60.2	60.1
Severance and Restructuring Expenses				39.1	30.7
Inclined Sleeper Product Recalls				26.2	15.1
Sale of Assets/Business				-	(19.7)
Adjusted EBITDA				$706.4	$1,007.0

Debt / Net Income				23.5x	2.9x
Leverage Ratio (Debt / Adjusted EBITDA)				4.1x	2.6x
(1)	Amounts may not foot due to rounding.

106	Mattel, Inc.

Management Incentive Non-GAAP Financial Measures

Mattel presents certain management incentive non-GAAP financial measures in accordance with the plan terms of the 2021 annual cash incentive plan (MIP) or the 2019-2021 LTIP, as applicable. Each of these management incentive non-GAAP financial measures reflect adjustments for certain items as compared to the comparable GAAP financial measures. Mattel believes it is important for our stockholders to understand how the management incentive non-GAAP financial measures were calculated, which are solely utilized to evaluate management performance and compensation.

These measures are not, and should not be viewed as, substitutes for GAAP financial measures and may not be comparable to similarly titled measures used by Mattel in conjunction with the disclosure of earnings or used by other companies. Refer to the definitions below to understand how each management incentive non-GAAP financial measure relates to the most directly comparable GAAP financial measure.

MIP-Adjusted EBITDA Less Capital Charge

MIP-Adjusted EBITDA Less Capital Charge represents Mattel’s EBITDA (Net Income (Loss), excluding interest expense, taxes, depreciation and amortization), less a Capital Charge, adjusted to exclude the impact of stock compensation expense, severance and restructuring expenses, foreign exchange, certain litigation costs, certain import duties, and benefit plan settlements.

Capital Charge is the sum of an Account Receivable charge and an Inventory charge. Each charge represents the product of multiplying a capital charge rate by the average of each quarter-end balances, adjusted for the impact of foreign exchange.

MIP-Adjusted Net Sales

MIP-Adjusted Net Sales represents Mattel’s Net Sales, adjusted to exclude the impact of foreign exchange.

MIP-Adjusted Gross Margin

MIP-Adjusted Gross Margin represents reported Gross Margin, adjusted to exclude the impact of severance and restructuring expenses, foreign exchange, and certain import duties.

Adjusted Free Cash Flow

Adjusted Free Cash Flow represents Mattel’s Free Cash Flow, adjusted to exclude the impact of severance and restructuring expenses, debt refinancing, certain litigation costs, and certain import duties.

2022 Proxy Statement	107

Other Matters that May Come Before the 2022 Annual Meeting

As of the date of this Proxy Statement, the Board knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the 2022 Annual Meeting. If any other business comes before the 2022 Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors

Jonathan Anschell
Secretary
El Segundo, California
April 12, 2022

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are all based on current expectations and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties disclosed in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise, except as required by law. In addition, ESG-related statements are aspirational, are not guarantees or promises that related goals or targets may be met, and may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve and assumptions that are subject to change in the future. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

108	Mattel, Inc.

Appendix A

SIXTH AMENDMENT TO
MATTEL, INC. AMENDED AND RESTATED
2010 EQUITY AND LONG-TERM COMPENSATION PLAN

This Sixth Amendment (“Sixth Amendment”) to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (as amended, the “2010 Plan“), is made and adopted by the Board of Directors (the “Board”) of Mattel, Inc., a Delaware corporation (the “Company”), on March 23, 2022, effective as of the date of the Annual Meeting that occurs in 2022, provided that it is approved by the Company’s stockholders on that date (the “Sixth Amendment Date”). Capitalized terms used in this Sixth Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the 2010 Plan.
B.	The Board believes it is in the best interests of the Company and its stockholders to amend the 2010 Plan to increase the Overall Share Limit and to incorporate the other terms and conditions set forth herein.

AMENDMENT

The 2010 Plan is hereby amended as follows, effective as of the date of the Annual Meeting that occurs in 2022, provided that it is approved by the Company’s stockholders on that date.

1.	Section 5(a). Section 5(a) of the 2010 Plan is hereby deleted and replaced in its entirety with the following:
“Aggregate Limit. The maximum number of shares of Common Stock which may be issued pursuant to Grants under the Plan shall be equal to the sum of (x) 130.2 million shares of Common Stock and (y) the number of shares of Common Stock which as of the Effective Date remained available for issuance under the 2005 Plan (the “Overall Share Limit”). The number of shares authorized for grant as Incentive Stock Options shall be no more than the Overall Share Limit. The foregoing shall be subject to adjustment as provided below in this Section 5 and in Section 17. Notwithstanding the foregoing, if a Grant (a “Substitute Grant”) is made pursuant to the conversion, replacement or adjustment of outstanding equity awards in connection with any acquisition, merger or other business combination or similar transaction involving the Company, the Overall Share Limit shall not be reduced as a result, to the extent the Substitute Grant is permitted without stockholder approval by the listing standards of the Nasdaq Stock Market.”

2.	Section 5(b)(i). The second sentence of Section 5(b)(i) of the 2010 Plan is hereby deleted and replaced in its entirety with the following: “The “Full-Value Share Debiting Rate” means:

(A)	with respect to Full-Value Grants granted prior to March 1, 2019, three (3.0);
(B)	with respect to Full- Value Grants granted on or after March 1, 2019 but on or prior to March 1, 2020, two and seven-tenths (2.7);
(C)	with respect to Full-Value Grants granted after March 1, 2020 but on or prior to March 1, 2021, two and thirty-five-hundredths (2.35);
(D)	with respect to Full-Value Grants granted after March 1, 2021 but on or prior to March 1, 2022, one and nine-tenths (1.9); and
(E)	with respect to Full-Value Grants granted after March 1, 2022, one and five-tenths (1.5).”

3.	This Sixth Amendment shall be and, as of the Sixth Amendment Date, is hereby incorporated in and forms a part of the 2010 Plan.

4.	Except as expressly provided herein, all terms and conditions of the 2010 Plan shall remain in full force and effect.

2022 Proxy Statement	A-1

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Appendix B

MATTEL, INC.
AMENDED AND RESTATED
2010 EQUITY AND LONG-TERM COMPENSATION PLAN

1.	Purpose. The purpose of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “Plan”) is to promote the interests of Mattel, Inc., a Delaware corporation (“Mattel”), and its stockholders by enabling the Company to offer an opportunity to employees, Outside Directors, and Consultants to receive grants of equity-based and cash-based incentive awards, so as to better attract, retain, and reward them, to align the individual interests of the employees, Outside Directors and Consultants to those of Mattel stockholders and to provide such individuals with an incentive for outstanding performance to generate superior returns to Mattel stockholders.
2.	Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below.
(a)	“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, Mattel, other than a Subsidiary. For purposes of determining eligibility for grants of Non-Qualified Stock Options and Stock Appreciation Rights or whether a Participant has experienced a “separation from service” (as such term is defined and used in Code Section 409A), an Affiliate means a “service recipient” (within the meaning of Code Section 409A); provided that such definition of “service recipient” shall be determined by (a) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of the following modified definition is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.
(b)	“Annual Cash Retainer” has the meaning given in Section 15(b).
(c)	“Annual Grant” has the meaning given in Section 14(a).
(d)	“Annual Meeting” means an annual meeting of stockholders of Mattel.
(e)	“Board” means the Board of Directors of Mattel.
(f)	“Business Combination” has the meaning given in Section 18(b)(iii).
(g)	“Cause” means (i) “Cause” as defined in the Participant’s Individual Agreement, or (ii) if the Participant does not have an Individual Agreement or if it does not define “Cause,” (A) a Participant’s neglect of significant duties he or she is required to perform or a Participant’s violation of a material Company policy; (B) the commission by a Participant of an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (C) a Participant’s act or omission in the course of his or her employment which constitutes gross negligence; or (D) willful failure by a Participant to obey a lawful direction of the Board or the Company.
(h)	“Change in Control” has the meaning given in Section 18(b), as modified by Section 18(c).
(i)	“Code” means the United States Internal Revenue Code of 1986, as amended, the United States Treasury Regulations thereunder and other relevant interpretive guidance issued by the United States Internal Revenue Service or the United States Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(j)	“Code Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Code Section 162(m)(4)(C).
(k)	“Committee” means the committee designated by the Board to administer the Plan in accordance with Section 3(a) below.
(l)	“Common Stock” means the common stock of Mattel, $1.00 par value per share, or any security issued in substitution, exchange, or in lieu thereof.

2022 Proxy Statement	B-1

Appendix B

(m)	“Company” means Mattel or any successor corporation, together with its Subsidiaries, as well as any Affiliate that is designated for participation in the Plan pursuant to Section 3(e), collectively or individually as the context requires.
(n)	“Consultant” means any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
(o)	“Corporate Transaction” has the meaning given in Section 17(a).
(p)	“Covered Employee” means any Participant who is or may be a “covered employee” (within the meaning of Code Section 162(m)(3)) in the tax year in which the Company is expected to claim a compensation deduction with respect to any Grant, as determined by the Committee.
(q)	“Disability” a Participant’s Severance will be considered to have occurred because of Disability if: (i) in the case of a Participant who was (before his or her Severance) an employee of the Company, there has been a determination that the Participant is permanently disabled and entitled to benefits under the applicable group long-term disability plan of the Company or, if there is no such applicable plan, under any government plan, program or related laws and regulations applicable to the Participant; and (ii) in the case of a Participant who was (before his or her Severance) an Outside Director or other non-employee service provider, the Committee determines that the Participant’s membership on the Board or status as a service provider has terminated as a result of his or her disability. Notwithstanding the foregoing, if a Severance that meets the foregoing definition of Disability is also a Retirement, it shall be treated for all purposes under the Plan as a Retirement and not a Disability. In addition, with respect to an Incentive Stock Option, Disability means a permanent and total disability as defined in Code Section 22(e)(3) and, with respect to all Grants, to the extent Grants are subject to Code Section 409A, “disability” within the meaning of Code Section 409A. For the avoidance of doubt, a Severance that occurs by reason of a Participant’s voluntary termination of his or her employment with the Company during his or her Disability shall not be considered to have occurred because of Disability.
(r)	“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by Mattel, of the stock of a Subsidiary or Affiliate) or a sale of a division of the Company.
(s)	“Dividend Equivalent” means a right, granted pursuant to Section 12, to receive payments, in cash or Common Stock, representing the dividends and other distributions with respect to a specified number of hypothetical shares of Common Stock, as and when such other dividends and other distributions are actually made to holders of Common Stock.
(t)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.
(u)	“Fair Market Value” means, unless a different method or value is determined by the Committee or required under applicable law, the closing price of the Common Stock on the Nasdaq Stock Market at the close of normal trading hours for that day, or, if the Nasdaq Stock Market is closed on that day, the last preceding day on which the Nasdaq Stock Market was open.
(v)	“Free-Standing Stock Appreciation Right” means a Stock Appreciation Right not granted in conjunction with an Option.
(w)	“Full-Value Grant” means any Grant other than an Option or Stock Appreciation Right.
(x)	“Full-Value Share Debiting Rate” has the meaning given in Section 5(b)(i).
(y)	“Grant” means an award of an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Right, Dividend Equivalents, a Performance Award or unrestricted shares of Common Stock under the Plan. All Grants shall be evidenced by, and subject to the terms of, a written agreement, which agreement may (i) include, in the Company’s discretion, restrictive covenants, where lawful, and (ii) define additional Activities Against the Company’s Interest (within the meaning of Section 19(c)). Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.
(z)	“Incentive Stock Option” means an option to purchase Common Stock that is specifically designated as an incentive stock option under Code Section 422 and that qualifies as such.
(aa)	“Incumbent Board” has the meaning given in Section 18(b)(ii).
(bb)	“Individual Agreement” of a Participant means any individual employment or severance agreement between the Company and the Participant or a Company severance arrangement applicable to the Participant.
(cc)	“Involuntary Retirement” means the Severance of a Participant that is classified by the Company in its human resources database as an involuntary separation and that qualifies as a Retirement.
(dd)	“Mattel” has the meaning given in Section 1 above.

B-2	Mattel, Inc.

(ee)	“Non-Qualified Stock Option” means an option to purchase Common Stock that is specifically designated as not being an Incentive Stock Option or that is designated as an Incentive Stock Option but fails to qualify as such.
(ff)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
(gg)	“Outside Director” means a director of Mattel who is not also an employee of the Company.
(hh)	“Outstanding Mattel Common Stock” has the meaning given in Section 18(b)(i).
(ii)	“Outstanding Mattel Voting Securities” has the meaning given in Section 18(b)(i).
(jj)	“Participant” means a person who has received a Grant.
(kk)	“Performance Award” means a cash bonus award, stock bonus award, performance award or other incentive award that is paid in cash, shares of Common Stock or a combination of both, awarded under Section 13.
(ll)	“Performance Goals” means performance goals established by the Committee in connection with any Grant. In the case of Qualified Performance-Based Grants, (i) such goals shall be based on one or more of the following business criteria with respect to Mattel, any Subsidiary or Affiliate or any of their respective worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions or employees and/or brands, groups of brands or specific brands: net operating profit after taxes (“NOPAT”); NOPAT less a capital charge; return on capital employed; revenue; earnings per share; earnings per share before or after funding for some or all of the Company’s incentive programs; operating profit; operating profit less a charge on one or more of the following items: working capital, inventory or receivables; net income; return on equity; cash flow return on investment; return on invested capital or assets; fair market value of stock; total stockholder return; EBIT; EBITA; EBITDA; OBIT; OBITDA; operating margin, gross margin, cash margin, cash generation; free cash flow; unit volume; market share; sales; asset quality; return on assets; return on operating assets; cost-saving levels; operating income; marketing-spending efficiency; core non-interest income; change in working capital; sales and sales unit volume; and strategic partnerships and transactions and marketing initiatives, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of other companies or to market performance indicators or indices; and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Code Section 162(m) and the regulations promulgated thereunder.
(mm)	“Person” has the meaning given in Section 18(b)(i).
(nn)	“Plan” means this Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, as it may be amended or amended and restated from time to time.
(oo)	“Program” means any program adopted by the Committee pursuant to the Plan containing the terms and conditions intended to govern a specified type of Grant awarded under the Plan and pursuant to which such type of Grant may be awarded under the Plan.
(pp)	“Qualified Performance-Based Grant” means a Grant intended to qualify for the Section 162(m) Exemption, as provided in Section 20.
(qq)	“Recapture” has the meaning given in Section 19(a).
(rr)	“Rescission” has the meaning given in Section 19(a).
(ss)	“Restricted Stock” means shares of Common Stock issued pursuant to Section 11 below that are subject to restrictions on ownership.
(tt)	“Restricted Stock Units” means a Grant denominated in hypothetical shares of Common Stock granted pursuant to Section 11 below, to be settled, subject to the terms and conditions of the Restricted Stock Units, either by delivery of shares of Common Stock or by the payment of cash based upon the Fair Market Value of a specified number of shares, or a combination.
(uu)	“Retirement” means the Severance of a Participant who is an employee of the Company or an Outside Director, other than as a result of the Participant’s death or termination by the Company for Cause, at a time when the Participant has (i) attained at least 55 years of age, and (ii) completed at least five Years of Service. Notwithstanding the foregoing, the Committee may establish such other criteria governing the occurrence of a Retirement for purposes of the Plan, in its sole discretion.
(vv)	“Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and as amended from time to time.
(ww)	“Section 16 Officer” means a person or entity that is subject to the provisions of Section 16 of the Exchange Act.

2022 Proxy Statement	B-3

Appendix B

(xx)	“Section 409A Grant” has the meaning given in Section 21(d).
(yy)	“Severance” of a Participant means (i) for purposes of Grants made to a Participant as compensation for services as an employee of the Company, that the Participant has ceased to be an employee of the Company for any reason, regardless of whether the Participant serves as an other service provider to the Company thereafter; provided, however, that a Participant who continues to serve as an Outside Director immediately after such Participant has ceased to be an employee of the Company shall not be considered to have had a Severance with the Company by reason of such Participant ceasing to be an employee of the Company; (ii) for purposes of Grants made to a Participant as compensation for services as an Outside Director, that the Participant has ceased to be an Outside Director for any reason, and is neither employed by, nor providing services to, the Company in any other capacity; and (iii) for purposes of Grants made to a Participant as compensation for services in any capacity other than as an employee of the Company or an Outside Director, that the Participant has ceased (in the sole and absolute judgment and discretion of the Company) to provide such services, and is neither employed by the Company nor serving as an Outside Director. Severance shall be considered to occur at the close of business on the day on which the applicable relationship to the Company ends, whether or not that day is also the Participant’s last day worked (regardless of whether or not his or her Severance is later found to be invalid or in breach of applicable laws, rules and regulations governing the Participant’s employment or the performance of services or any applicable agreement governing the Participant’s employment or the performance of services) and shall not be extended by any notice period; provided, that the Company may in its sole discretion establish in writing a different date on which a particular Participant’s Severance shall be considered to occur. If a Participant is employed by or providing services to a Subsidiary or Affiliate that ceases to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of a Subsidiary), the relationship of the Participant to the Company as an employee or service-provider, as applicable, shall be considered to have ended as a result of that cessation unless that relationship is transferred to Mattel or one of its continuing Subsidiaries or Affiliates in connection therewith. Notwithstanding the foregoing, with respect to any Grant subject to Code Section 409A (and not exempt therefrom), “Severance” of a Participant means a Participant’s “separation from service” (as such term is defined and used in Code Section 409A).
(zz)	“Share Change” has the meaning given in Section 17(a).
(aaa)	“Stock Appreciation Right” means a right granted pursuant to Section 8 below to receive a payment in cash, shares of Common Stock or any combination thereof with respect to a specified number of shares of Common Stock equal to the excess of the Fair Market Value of the Common Stock on the date the right is exercised over the exercise price of the Stock Appreciation Right.
(bbb)	“Subsidiary” means any corporation (other than Mattel) in an unbroken chain of corporations beginning with Mattel if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).
(ccc)	“Substitute Grant” has the meaning given in Section 5(a). Such Substitute Grants shall be on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option requirements of Code Section 422 and the nonqualified deferred compensation requirements of Code Section 409A, where applicable.
(ddd)	“Tandem Stock Appreciation Right” means a Stock Appreciation Right granted in conjunction with an Option.
(eee)	“Ten Percent Stockholder” means any person who owns (after taking into account the constructive ownership rules of Code Section 424(d)) more than ten percent of the capital stock of Mattel or of any of its Subsidiaries or “parent corporation” (as defined in Code Section 424(e)).
(fff)	“Term” means the period of time from the date of grant of an Option or Stock Appreciation Right through the latest date on which it may be exercised, as determined by the Committee.
(ggg)	“Termination” has the meaning given in Section 19(a).
(hhh)	“2005 Plan” means the Mattel, Inc. 2005 Equity Compensation Plan, as amended.
(iii)	“2010 Annual Meeting” means the Annual Meeting that occurs in 2010.
(jjj)	“Years of Service” of a Participants shall mean the aggregate period of time, expressed as a number of whole years and fractions thereof, during which the Participant served without interruption as an employee of the Company and/ or an Outside Director; provided, that a period of such service before an interruption shall be included in determining Years of Service to the extent such service is recognized under the Company’s applicable general policy with respect to service recognition.

B-4	Mattel, Inc.

3.	Administration.
(a)	The Plan shall be administered by the Compensation Committee of the Board, or such other committee of Board members as the Board may designate from time to time (the “Committee”); provided, that the Committee shall at all times have at least three members; that the members of the Committee shall all qualify as “non-employee directors” for purposes of Rule 16b-3 and “outside directors” for purposes of and within the meaning of Code Section 162(m), and shall meet the independence requirements of the listing standards of the Nasdaq Stock Market; and that the Committee may include all members of the Board, if they all meet the foregoing requirements, provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee.
(b)	The Committee may conduct its meetings in person or by telephone. Except to the extent provided in the charter of the Committee, one-third of the members of the Committee shall constitute a quorum, and any action shall constitute the action of the Committee if it is authorized by a majority of the members present at any meeting or by all of the members in writing without a meeting.
(c)	The Committee is authorized to construe and interpret the Plan, the rules and regulations under the Plan, and all Grants under the Plan; and to adopt, amend and rescind rules and procedures relating to the administration of the Plan as, in its opinion, may be advisable in the administration of the Plan; and, except as provided herein, to make all other determinations deemed necessary or advisable under the Plan. All actions of the Committee in connection with the construction, interpretation and administration of the Plan and the Grants shall be final, conclusive, and binding upon all parties.
(d)	The Committee may, except to the extent prohibited by its charter, applicable laws or regulations or the listing standards of the Nasdaq Stock Market, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by it, including without limitation to the Chief Executive Officer of Mattel. Any such delegation may be limited or indefinite in duration, as the Committee shall determine, but shall be subject to revocation by the Committee, at any time. Notwithstanding the foregoing, the Committee shall not make any delegation of its authority with regard to the granting of Grants to Section 16 Officers, except to the extent permitted by Rule 16b-3, nor shall it delegate its authority with respect to Qualified Performance-Based Grants, except to the extent permitted by the Code Section 162(m) Exemption.
(e)	The Committee may, but need not, designate any Affiliate to participate in the Plan.
(f)	The Committee, in its sole discretion, shall have the power and authority to adopt one or more Programs under the Plan from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion.
4.	Duration of Plan.
(a)	The 2010 Equity and Long-Term Compensation Plan is effective as of the date of the 2010 Annual Meeting (the “Effective Date”); the Amended and Restated 2010 Equity and Long-Term Compensation Plan shall be effective as of the date of the Annual Meeting that occurs in 2015, provided that it is approved by Mattel’s stockholders on that date.
(b)	Unless terminated earlier pursuant to Section 23, the Plan shall terminate on March 26, 2025, except with respect to Grants then outstanding.
5.	Shares Available; Vesting Limitations.
(a)	Aggregate Limit. The maximum number of shares of Common Stock which may be issued pursuant to Grants under the Plan shall be equal to the sum of (x) 130.2 million shares of Common Stock and (y) the number of shares of Common Stock which as of the Effective Date remained available for issuance under the 2005 Plan (the “Overall Share Limit”). The number of shares authorized for grant as Incentive Stock Options shall be no more than the Overall Share Limit. The foregoing shall be subject to adjustment as provided below in this Section 5 and in Section 17. Notwithstanding the foregoing, if a Grant (a “Substitute Grant”) is made pursuant to the conversion, replacement or adjustment of outstanding equity awards in connection with any acquisition, merger or other business combination or similar transaction involving the Company, the Overall Share Limit shall not be reduced as a result, to the extent the Substitute Grant is permitted without stockholder approval by the listing standards of the Nasdaq Stock Market.

2022 Proxy Statement	B-5

Appendix B

(b)	General Share-Counting Rules.
(i)	A Full-Value Grant shall reduce the number of shares available under the Plan by the Full-Value Share Debiting Rate multiplied by the number of shares that are subject to the Grant, and an Option or Stock Appreciation Right shall reduce the number of shares available under the Plan by one share for each share that is subject to the Grant (for the avoidance of doubt, in the event that a Stock Appreciation Right may be settled in shares, the number of shares deemed subject to the Grant for purposes of this sentence shall be the number of shares with respect to which such Stock Appreciation Right may be exercised and not the number of shares that may be distributed in settlement of such exercise). The “Full-Value Share Debiting Rate” means:
(A)	with respect to Full-Value Grants granted prior to March 1, 2019, three (3.0);
(B)	with respect to Full- Value Grants granted on or after March 1, 2019 but on or prior to March 1, 2020, two and seven-tenths (2.7);
(C)	with respect to Full-Value Grants granted after March 1, 2020 but on or prior to March 1, 2021, two and thirty-five-hundredths (2.35);
(D)	with respect to Full-Value Grants granted after March 1, 2021 but on or prior to March 1, 2022, one and nine-tenths (1.9); and
(E)	with respect to Full-Value Grants granted after March 1, 2022, one and five-tenths (1.5).
(ii)	Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall be counted against the number of shares available under the Plan and shall not be added back to the shares authorized for grant under this Section 5: (A) shares tendered by the Participant in payment of the grant or exercise price of an Option or other Grant, (B) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to a Grant and (C) shares purchased on the open market with the cash proceeds from the exercise of Options. To the extent that the Company grants Restricted Stock, any shares subject to the Restricted Stock repurchased by the Company under Section 11(c)(iii) at the same price paid by the Participant so that such shares are returned to the Company shall again be available for Grants.
(c)	Addbacks Relating to Options and Stock Appreciation Rights. If any Option (with or without a Tandem Stock Appreciation Right) or Free-Standing Stock Appreciation Right is forfeited or otherwise terminates or expires without having been exercised, or is settled for cash, the shares subject to that Grant shall again be available for Grants under the Plan. Notwithstanding the provisions of this Section 5, no shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Code Section 422.
(d)	Addbacks Relating to Full-Value Grants. To the extent that a Full-Value Grant is forfeited or otherwise terminates or expires without shares having been issued, or is settled for cash, the number of shares available under the Plan shall be increased by the Full-Value Share Debiting Rate actually used for such Full-Value Grant to reduce the number of shares available under the Plan, multiplied by the number of shares subject to such Full-Value Grant that is forfeited, not issued or is settled in cash.
(e)	Individual Limit. Notwithstanding any provision in the Plan to the contrary, subject to adjustment as provided below in Section 17, the maximum number of shares as to which Grants (i.e., Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Dividend Equivalents, Performance Awards or unrestricted shares of Common Stock) may be made to a single Participant in a single calendar year is five million, and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more cash-based Grants payable is $20,000,000. Notwithstanding any provision in the Plan to the contrary, the sum of the aggregate grant date fair value of equity-based Grants and the amount of any cash-based Grants or other cash fees that may be granted or paid to a single Outside Director as compensation for services as an Outside Director in a single calendar year shall not exceed $750,000. To the extent required by Section 162(m) of the Code, shares subject to awards which are canceled shall continue to be counted against this limit.
(f)	Stock Distributed. Any Common Stock distributed pursuant to a Grant may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
(g)	Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 17 and 18 of the Plan, Grants made under the Plan on or after the effective date of the First Amendment to the Plan (the “Amendment Date”) shall vest no earlier than the first anniversary of such Grant’s date of grant; provided, however, that, notwithstanding the foregoing, Grants that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to this Section 5 (as such number of shares of Common Stock may be increased from time to time in accordance with the Plan) may be granted to any one or more Participants without respect to such minimum vesting provisions. For purposes of Grants to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one Annual Meeting to the next Annual Meeting. Notwithstanding the foregoing, nothing in this

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Section 5(g) shall preclude or limit any Grant or other arrangement (or any action by the Committee) from providing for accelerated vesting of such Grant in connection with or following a Participant’s death, Disability or Severance.
6.	Eligibility. Persons eligible to receive Grants under the Plan shall consist of employees of the Company, Outside Directors, and Consultants. However, Incentive Stock Options may only be granted to individuals who are employees of Mattel or a Subsidiary, and Grants to Outside Directors for service as such shall be made only pursuant to Sections 14 and 15 below.
7.	Options.
(a)	Grants of Options under the Plan shall be made on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of the Plan, but which need not be identical from Option to Option.
(b)	The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option. Except in the case of Substitute Grants, the per-share exercise price of a Non-Qualified Stock Option shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, and the per-share exercise price of an Incentive Stock Option, shall be no less than:
(i) 110% of the Fair Market Value of a share of Common Stock on the date of grant in the case of a Ten Percent Stockholder; or
(ii) 100% of the Fair Market Value of a share of Common Stock on the date of grant in the case of any employee who is not a Ten Percent Stockholder.
(c)	Except in the case of Substitute Grants, the aggregate Fair Market Value (determined as of the date of grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required by Code Section 422.
(d)	The timing and conditions for vesting and/or exercisability of Options shall be determined by the Committee, and may include continued services to the Company for a specified period and/or the achievement of one or more Performance Goals, or such other events or requirements as the Committee may determine.
8.	Stock Appreciation Rights.
(a)	Stock Appreciation Rights may be granted as Tandem Stock Appreciation Rights in conjunction with all or part of an Option granted under the Plan, or as Free-Standing Stock Appreciation Rights. Tandem Stock Appreciation Rights associated with Non-Qualified Stock Options may be granted either at the time the Non-Qualified Stock Option is granted or thereafter. Tandem Stock Appreciation Rights associated with Incentive Stock Options may be granted only at the time the Incentive Stock Option is granted.
(b)	A Tandem Stock Appreciation Right shall have the same exercise price as, and shall vest, be exercisable and terminate, at the same time as the associated Option. The exercise of a Tandem Stock Appreciation Right in whole or in part shall result in the termination of the associated Option to the same extent, and vice versa.
(c)	Except in the case of Substitute Grants, the per-share exercise price of a Free-Standing Stock Appreciation Right shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. The timing and conditions for vesting and/or exercisability of a Free-Standing Stock Appreciation Right shall be determined by the Committee, and may be conditioned upon continued services to the Company and/or the achievement of one or more Performance Goals, or such other events or requirements as the Committee may determine.
9.	Exercise of Options and SARs.
(a)	Options and Stock Appreciation Rights shall be exercised by following such procedures as may be established by Mattel from time to time, including through any automated system that Mattel may establish for itself or using the services of a third party, such as a system using an internet website or interactive voice response. Such procedures may be different for different Participants, different groups of Participants, and/or different Grants.
(b)	In order to exercise an Option, the holder thereof must make full payment of the exercise price in accordance with such methods as the Committee may approve from time to time. As of the Effective Date, the following methods by which payment may be made are:
	(i)	cash; and
	(ii)	by the delivery to Mattel or its designated agent of a written or electronic notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Common Stock then issuable upon exercise of an Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale.

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Appendix B

	(c)	The Committee may establish such procedures as it deems appropriate for the exercise of Options and Stock Appreciation Rights (i) by the guardian or legal representative of a Participant who is incapacitated (regardless of whether such incapacity constitutes Disability), and (ii) by a transferee thereof as contemplated by Section 16.
10.	Termination of Options and Stock Appreciation Rights; Effect of Severance.
	(a)	Each Option and Stock Appreciation Right shall terminate not later than the end of its Term. Unless a shorter term is specifically provided for by the Committee, the Term of an Option or Stock Appreciation Right shall end on the tenth anniversary of the date of grant or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, on the fifth anniversary of the date of grant.
	(b)	Except to the extent the Committee specifically establishes otherwise for an Option or Stock Appreciation Right, subject to Section 19 (including Section 19A) below, and except as otherwise required by an Individual Agreement, the consequences of the Severance of a Participant shall be as follows:
(i) in the case of the Participant’s Severance for Cause, all of the Participant’s then-outstanding Options and Stock Appreciation Rights (whether vested or unvested) shall terminate immediately;
(ii) in the case of the Participant’s Severance as a result of his or her Retirement, death or Disability (A) all of the Participant’s then-outstanding Options and Stock Appreciation Rights that were granted at least six months before the date of Severance shall become fully vested and exercisable immediately, and shall remain exercisable until the earlier of (I) the fifth anniversary of the date of Severance and (II) the end of the applicable Term, (B) all of the Participant’s other then-outstanding vested Options and Stock Appreciation Rights shall remain exercisable until the earlier of (I) the 90th day after the date of the Severance and (II) the end of the applicable Term, and (C) all of the Participant’s other then-outstanding unvested Options and Stock Appreciation Rights shall terminate immediately; and
(iii) in the case of the Participant’s Severance for any other reason, (A) all of the Participant’s then-outstanding vested Options and Stock Appreciation Rights shall remain exercisable until the earlier of (I) the 90th day after the date of the Severance and (II) the end of the applicable Term, and (B) all of the Participant’s then-outstanding unvested Options and Stock Appreciation Rights shall terminate immediately.
	(c)	Notwithstanding the foregoing, except to the extent the Committee specifically establishes otherwise for an Option or Stock Appreciation Right and except as otherwise required by an Individual Agreement, the 90-day periods referred to in clauses (ii) and (iii) of Section 10(b) above shall be extended to a two-year period if the Severance occurs during the 24-month period following a Change in Control.
11.	Restricted Stock and Restricted Stock Units.
	(a)	In General. The Committee may issue Grants of Restricted Stock and Restricted Stock Units upon such terms and conditions as it may deem appropriate, which terms need not be identical for all such Grants. The timing and conditions for vesting of such Grants shall be determined by the Committee, and may include continued services to the Company for a specified period and/or the achievement of one or more Performance Goals, or such other events or requirements as the Committee may determine.
	(b)	Restricted Stock in General. Restricted Stock may be sold to Participants, or it may be issued to Participants without the receipt of any consideration, to the extent permitted by applicable laws and regulations. If the Participant is required to give any consideration, the payment shall be in the form of cash or such other form of consideration as the Committee shall deem acceptable, such as the surrender of outstanding shares of Common Stock owned by the Participant. A Participant may not assign or alienate his or her interest in the shares of Restricted Stock prior to vesting. Otherwise, the Participant shall have all of the rights of a stockholder of Mattel with respect to the Restricted Stock, including the right to vote the shares and to receive any dividends (subject to Section 12(a) of the Plan).
	(c)	Consequences of Severance for Restricted Stock. Except to the extent the Committee specifically establishes otherwise for a Grant of Restricted Stock, subject to Section 19 (including Section 19A) below, and except as otherwise required by an Individual Agreement, the consequences of the Severance of a Participant shall be as follows:
(i) in the case of the Participant’s Severance as a result of his or her death or Disability, all of the Participant’s then-outstanding unvested Restricted Stock that was granted at least six months before the date of Severance shall be immediately vested and all of the Participant’s other then-outstanding unvested Restricted Stock shall be immediately forfeited; and
(ii) in all other cases, all of the Participant’s then-outstanding unvested Restricted Stock shall be immediately forfeited.
(iii) to the extent a price was paid by the Participant for the Restricted Stock, upon the Participant’s Severance during the restriction period of the Restricted Stock, the Company shall have the right to repurchase from the

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Participant any unvested Restricted Stock then subject to restrictions at a cash price equal to the price per share paid by the Participant for such Restricted Stock, or such other amount as may be specified in the applicable Program or Restricted Stock agreement.
(d)	Restricted Stock Units. A Participant may not assign or alienate his or her interest in Restricted Stock Units, and shall not have any of the rights of a stockholder of Mattel with respect to the Restricted Stock Units unless and until shares of Common Stock are actually delivered to the Participant in settlement thereof. Except to the extent the Committee establishes otherwise for a Grant of Restricted Stock Units, each Restricted Stock Unit shall be settled no later than the fifteenth day of the third month after the end of the calendar year in which such Restricted Stock Unit ceases to be subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. To the extent that settlement of a Restricted Stock Unit is at a later date, the terms and conditions of the Restricted Stock Unit shall be established and interpreted in accordance with Section 21 below.
(e)	Consequences of Severance for Restricted Stock Units. Except to the extent the Committee specifically establishes otherwise for a Grant of Restricted Stock Units, subject to Section 19 (including Section 19A) below, and except as otherwise required by an Individual Agreement, the consequences of the Severance of a Participant shall be as follows:
	(i)	in the case of the Participant’s Severance for Cause, all of the Participant’s then-outstanding unvested Restricted Stock Units shall be immediately forfeited;
	(ii)	in the case of the Participant’s Severance as a result of his or her Involuntary Retirement, death or Disability, all of the Participant’s then-outstanding unvested Restricted Stock Units that were granted at least six months before the date of Severance shall be immediately vested and settled in cash or Common Stock, as provided in the terms thereof; and
	(iii)	in all other cases, all of the Participant’s then-outstanding unvested Restricted Stock Units shall be immediately forfeited.
12.	Dividends and Dividend Equivalents.
	(a)	Notwithstanding anything herein to the contrary, the Committee may make any and all dividends and distributions with respect to Grants under the Plan (including, but not limited to, Grants of Restricted Stock) subject to vesting conditions, which may be the same as or different from the vesting conditions applicable to the underlying Grant; provided, that, notwithstanding anything herein to the contrary, any dividends payable with respect to any Grant or any portion of a Grant may only be paid to the Participant to the extent that the vesting conditions applicable to such Grant or portion thereof are subsequently satisfied and the Grant or portion thereof to which such dividend relates vests, and any dividends with respect to any Grant or any portion thereof that does not become vested shall be forfeited.
	(b)	The Committee may include Dividend Equivalents on shares of Common Stock that are subject to Grants, and may make separate Grants of Dividend Equivalents with respect to a specified number of hypothetical shares. The Committee shall specify in the Grant such terms as it deems appropriate regarding the Dividend Equivalents, including when and under what conditions the Dividend Equivalents shall be paid, whether any interest accrues on any unpaid Dividend Equivalents, and whether they shall be paid in cash or in shares of Common Stock or a combination thereof; provided, that, notwithstanding anything herein to the contrary, Dividend Equivalents with respect to Grants (or any portion thereof) that are not vested at the time that the underlying dividend is paid may only be paid to the Participant to the extent that the applicable vesting conditions are subsequently satisfied and the Grant (or portion thereof) vests, and any Dividend Equivalents with respect to any portion of a Grant that does not become vested shall be forfeited. Unless the Committee otherwise specifies in the Grant, Dividend Equivalents shall be paid to the Participant no later than the later of the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are credited or the fifteenth day of the third month following the end of the calendar year in which the related Grant vests. Any Dividend Equivalents shall be treated separately from the right to other amounts under the Grant for purposes of the designation of time and form of payment required by Code Section 409A.
	(c)	Notwithstanding anything in the foregoing to the contrary, neither dividends nor Dividend Equivalents shall be granted, paid or payable in respect of outstanding Options or Stock Appreciation Rights.
13.	Performance Awards.
	(a)	The Committee is authorized to grant Performance Awards and to determine whether such Performance Awards shall be a Qualified Performance-Based Grant. The value of Performance Awards may be linked to any one or more of the

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Appendix B

Performance Goals or other specific criteria determined by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Performance Awards may be paid in cash, shares of Common Stock, or a combination of both, as determined by the Committee.
	(b)	Without limiting Section 13(a), the Committee may grant Performance Awards in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such bonuses paid to a Participant which are intended to be Qualified Performance-Based Grants shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 20.
	(c)	With respect to Performance Awards in the form of a cash bonus payable upon the attainment of objective Performance Goals, the Committee shall have the right to reduce (but not to increase) or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the performance period, in determining the amount earned pursuant to such Performance Award.
14.	Outside Directors. Grants may be made to Outside Directors only in accordance with this Section 14 and Section 15(b). The terms and conditions of Grants to Outside Directors shall be the same as those provided for elsewhere in the Plan, except as specifically provided otherwise in this Section 14.
	(a)	Effective on the date of each Annual Meeting, each Outside Director shall receive a Grant (the “Annual Grant”) of (i) Non-Qualified Stock Options and/or (ii) Restricted Stock, and/or (iii) Restricted Stock Units as determined by the Committee or the Board pursuant to the written Summary of Compensation of the Non-Employee Members of the Board of Directors, or any successor summary or policy.
	(b)	Each Option granted to an Outside Director pursuant to this Section 14 shall have a per-share exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant. The applicable Outside Director’s Option agreement shall govern the treatment of Annual Grants of Options upon an Outside Director’s Severance.
	(c)	The applicable Outside Director’s Restricted Stock agreement and Restricted Stock Unit agreement shall govern the treatment of Annual Grants of Restricted Stock and Restricted Stock Units, respectively, upon an Outside Director’s Severance.
15.	Bonus Grants and Grants in Lieu of Compensation.
	(a)	The Committee is authorized to grant shares of Common Stock as a bonus, or to make Grants in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. Such grants shall be upon such terms and conditions as the Committee may deem appropriate.
	(b)	Each Outside Director shall be eligible to be granted shares of Common Stock in lieu of all or a portion of his or her annual cash retainer fee for service on the Board (“Annual Cash Retainer”), subject to the following terms and conditions.
(i) An Outside Director who has timely elected in advance, in accordance with the policies and procedures adopted by Mattel from time to time, to receive shares of Common Stock in lieu of all or a portion of such Outside Director’s Annual Cash Retainer with regard to a given year shall be granted shares of Common Stock on the date the Annual Cash Retainer would have otherwise been paid by Mattel to the Outside Director. Such an election by the Outside Director shall be irrevocable with respect to the Annual Cash Retainer for such year.
(ii) The number of shares of Common Stock granted pursuant to this Section 15(b) shall be the number of whole shares of Common Stock equal to the amount of the Outside Director’s Annual Cash Retainer which the Outside Director has elected pursuant to clause (i) above to be payable in shares of Common Stock, divided by the Fair Market Value per share on the date of grant.
16.	Non-transferability of Grants.
	(a)	No Option or Free-Standing Stock Appreciation Right shall be transferable by a Participant other than (i) upon the death of the Participant, or (ii) in the case of a Non-Qualified Stock Option or Free-Standing Stock Appreciation Right, as otherwise expressly permitted by the Committee; provided, however, that in no event may an Option or Free-Standing Stock Appreciation Right be transferable for consideration absent stockholder approval. A Tandem Stock Appreciation Right shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of the Plan, only by the applicable Participant, the guardian or legal representative of such Participant as provided in Section 9(c), or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 16(a), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, that references to employment

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or other provision of services to the Company (such as the terms “Disability,” “Retirement” and “Severance”) shall continue to refer to the employment of, or provision of services by, the original Participant.
	(b)	No other Grant shall be transferable except as specifically provided in the Grant; provided, however, that in no event may a Grant be transferable for consideration absent stockholder approval.
	(c)	The Company may establish such procedures for making beneficiary designations or such other rules and procedures as may be appropriate under applicable laws and regulations for the treatment of Grants upon the death of a Participant.
17.	Adjustments.
	(a)	In the event of (i) a stock dividend, declaration of an extraordinary cash dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of Mattel (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting Mattel or any of its Subsidiaries or Affiliates (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of shares of Common Stock or other securities reserved for Grants under the Plan, (B) the limitations set forth in Sections 5(a) and 5(e), (C) the number and kind of shares or other securities subject to outstanding Grants, (D) the exercise price of outstanding Options and Stock Appreciation Rights.
	(b)	In the case of Corporate Transactions, the adjustments pursuant to Section 17(a) may include, without limitation, (1) the cancellation of outstanding Grants in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Grants, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of Mattel and securities of entities other than Mattel) for the shares subject to outstanding Grants; and (3) in connection with any Disaffiliation, arranging for the assumption of Grants, or replacement of Grants with new awards based on other property or other securities (including, without limitation, other securities of Mattel and securities of entities other than Mattel), by the affected Subsidiary or Affiliate by the entity that controls the affected Subsidiary, Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to Grants that remain based upon Company securities).
	(c)	Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 17(a) to Grants that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A; (ii) any adjustments made pursuant to Section 17(a) to Grants that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Grants either (A) continue not to be subject to Code Section 409A or (B) comply with the requirements of Code Section 409A; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 17(a) to the extent the existence of such authority would cause a Grant that is not intended to be subject to Code Section 409A at the time of Grant to be subject thereto.
18.	Effect of Change in Control.
	(a)	In the event of a Change in Control, (i) with respect to Grants that are not Performance Vesting Awards (as defined below), unless a Qualifying Replacement Award is provided to the applicable Participant to replace the applicable Grant, any such Grant that is an Option or Stock Appreciation Right then outstanding shall vest and be fully exercisable as of the date of the Change in Control, any such Grant of Restricted Stock or Restricted Stock Units then outstanding shall be fully vested as of the date of the Change in Control, and any such Grant of Restricted Stock Units then outstanding shall (subject to Section 18(c)) be settled immediately (in cash or Common Stock, determined in the manner provided for in the terms thereof, but subject to Section 17); (ii) with respect to Grants that are not Performance Vesting Awards (other than Performance Vesting Awards that are replaced by Qualifying Replacement Awards and cease to be subject to performance-based vesting conditions), if a Qualifying Replacement Award is provided to the applicable Participant to replace such Grant, then, in the event that the Participant incurs a Severance by the Company without Cause within the 24-month period immediately following the Change in Control, then, any such Qualifying Replacement Award that relates to (x) Options or Stock Appreciation Rights outstanding as of immediately prior to the Participant’s Severance shall become fully vested and exercisable as of the date of such Severance and remain exercisable until the earlier of (A) the second anniversary of the Severance and (B) the end of the applicable Term, and (y) Restricted Stock or Restricted Stock Units outstanding as of immediately prior to the Participant’s Severance shall be fully vested as of

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Appendix B

the date of such Severance, and any such Qualifying Replacement Award that relates to Restricted Stock Units shall (subject to Section 18(c)) be settled immediately upon such Severance (in cash or Common Stock, determined in the manner provided for in the terms thereof, but subject to Section 17); and (iii) unless a Qualifying Replacement Award is provided to the applicable Participant to replace the applicable Grant, any Performance Vesting Award granted on or after the Amendment Date shall, immediately prior to, and subject to the consummation of, such Change in Control, vest and (subject to Section 18(c)) be settled immediately (in cash or Common Stock, determined in the manner provided for in the terms thereof, but subject to Section 17) based on the greater of (x) actual performance through the date of the Change in Control or (y) prorated target performance, with the number of shares based on a fraction, the numerator which is the number of days elapsed in the applicable performance period through the date of the Change in Control, and the denominator of which is the total number of days in the applicable performance period; in each case, subject to the terms of any Grant, Individual Agreement, Program or Section 18(c). Notwithstanding the foregoing, except to the extent that a Qualifying Replacement Award is not provided to the applicable Participant to replace the applicable Grant as set forth in this Section 18(a), (1) in no event shall any Grant granted on or after the Amendment Date provide for accelerated vesting or exercisability (as applicable) solely upon the occurrence of a Change in Control, and (2) in no event shall either the Board or the Committee accelerate the vesting or exercisability (as applicable) of any Grant, in whole or in part, solely upon the occurrence of a Change in Control. For purposes of the Plan, “Performance Vesting Award” means a Grant that is subject to performance-based vesting.
(b)	“Change in Control” means:
	(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Mattel Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Mattel entitled to vote generally in the election of directors (the “Outstanding Mattel Voting Securities”); provided, that for purposes of this subsection (i), the following shall not constitute a Change in Control: (1) any acquisition directly from Mattel, (2) any acquisition by Mattel or any corporation controlled by Mattel, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mattel or any corporation controlled by Mattel, (4) any acquisition by a Person of 35% or more of either the Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities as a result of an acquisition of Common Stock by Mattel which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares beneficially owned by such Person to 35% or more of either the Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities; provided, that if a Person shall become the beneficial owner of 35% or more of either the Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities by reason of a share acquisition by Mattel as described above and shall, after such share acquisition by Mattel, become the beneficial owner of any additional shares of Common Stock, then such acquisition shall constitute a Change in Control or (E) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 18(b); or
	(ii)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Mattel’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
	(iii)	Consummation by Mattel of a reorganization, merger or consolidation or sale or other deposition of all or substantially all of the assets of Mattel or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Mattel Common Stock and Outstanding Mattel Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Mattel or all or substantially all of Mattel’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Mattel Common Stock and Outstanding Mattel Voting Securities, as the case

B-12	Mattel, Inc.

may be, (B) no Person (excluding any employee benefit plan (or related trust) of Mattel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
		(iv)	Approval by the stockholders of Mattel of a complete liquidation or dissolution of Mattel.
	(c)	Notwithstanding the foregoing, with respect to any Grant that provides for the deferral of compensation and is subject to Code Section 409A, (i) if a Change in Control constitutes a payment event with respect to such Grant, the transaction or event described in Section 18(b) with respect to such Grant must, for purposes of such payment event, also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A, and (ii) the settlement provisions of this Section 18 shall not apply to such Grant and the settlement of such Grant shall be governed by the applicable Grant agreement, it being understood that this Section 18(c) shall not limit application of the vesting provisions of this Section 18 to any such Grant.
	(d)	“Qualifying Replacement Award” means an award that (i) is of the same type as the Grant it is replacing (the “Replaced Award”), (ii) has a value that is no less than the value of such Replaced Award as of the date of the applicable Change in Control, (iii) if such Replaced Award was an equity-based award, relates to publicly traded equity securities of the Company or of the ultimate parent entity, as applicable, following such Change in Control, (iv) contains terms relating to vesting (including with respect to a Severance) that are no less favorable to the applicable Participant than those of such Replaced Award, and (v) has other terms and conditions that are no less favorable to the applicable Participant than the terms and conditions of such Replaced Award as of the date of such Change in Control. Without limiting the generality of the foregoing, a Qualifying Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this paragraph are satisfied shall be made by the Committee, as constituted immediately before the applicable Change in Control, in its sole discretion.
19.	Termination, Rescission and Recapture.
	(a)	Each Grant under the Plan is intended to align the Participant’s long-term interests with the long-term interests of the Company. If a Participant engages in certain activities discussed below, the Participant is acting contrary to the long-term interests of the Company. Accordingly, except as otherwise expressly provided in the Grant or as otherwise required by an Individual Agreement or Program, Mattel may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Grant (“Termination”), rescind any exercise, payment or delivery pursuant to the Grant (“Rescission”) or recapture any cash or any Common Stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of Common Stock acquired pursuant to the Grant (“Recapture”), as more fully described below.
	(b)	Each Participant shall comply with any agreement or undertaking regarding inventions, intellectual property rights, and/or proprietary or confidential information or material that the Participant signed or otherwise agreed to in favor of the Company.
	(c)	A Participant will be acting contrary to the long-term interests of the Company if, during the restricted period set forth below, a Participant engages in any of the following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company operates, sells products or does business:
		(i)	while employed by the Company, the Participant renders services to or otherwise directly or indirectly engages in or assists, any organization or business that is or is working to become competitive with the Company;
		(ii)	while employed by the Company or at any time thereafter, the Participant (A) uses any confidential information or trade secrets of the Company to render services to or otherwise engage in or assist any organization or business that is or is working to become competitive with the Company or (B) solicits away or attempts to solicit away any customer or supplier of the Company if in doing so, the Participant uses or discloses any of the Company’s confidential information or trade secrets;
		(iii)	while employed by the Company, the Participant solicits or attempts to solicit any non-administrative employee of the Company to terminate employment with the Company or to perform services for any organization or business that is or is working to become competitive with the Company; or
		(iv)	during a period of one year following the Participant’s termination of employment with the Company, the Participant solicits or attempts to solicit any non-administrative employee of the Company to terminate

2022 Proxy Statement	B-13

Appendix B

employment with the Company or to perform services for any organization or business that is or is working to become competitive with the Company.
The activities described in this Section 19(c) are collectively referred to as ‘Activities Against the Company’s Interest.’ Additional ‘Activities Against the Company’s Interest’ may be defined in a Participant’s Grant, Individual Agreement, or Program.
(d)	If Mattel determines, in its sole and absolute discretion, that: (i) a Participant has violated any of the requirements set forth in Section 19(b) above or (ii) a Participant has engaged in any Activities Against the Company’s Interest (the date on which such violation or activity first occurred being referred to as the ‘Trigger Date’), then Mattel may, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture of any or all of the Participant’s Grants or the proceeds received by the Participant therefrom, provided that such Termination, Rescission and/or Recapture shall not apply to a Full-Value Grant to the extent that both of the following occurred earlier than six months prior to the Trigger Date: (A) such Full-Value Grant vested and (B) Common Stock was delivered and/or cash was paid pursuant to such Full-Value Grant; and provided, further, that such Termination, Rescission and/or Recapture shall not apply to an Option or a Stock Appreciation Right to the extent that such Option or Stock Appreciation Right was exercised earlier than six months prior to the Trigger Date. Within ten days after receiving notice from Mattel that Rescission or Recapture is being imposed on any Grant, the Participant shall deliver to Mattel the cash or shares of Common Stock acquired pursuant to such Grant, or, if Participant has sold such Common Stock, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Common Stock that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Common Stock), Mattel shall promptly refund the exercise price, without earnings, that the Participant paid for the Common Stock. Any payment by the Participant to Mattel pursuant to this Section 19(d) shall be made either in cash or by returning to Mattel the number of shares of Common Stock that the Participant received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Termination, Rescission or Recapture if after a Participant’s Severance, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent equity interest in the organization or business.
(e)	Upon exercise of an Option or Stock Appreciation Right or payment or delivery of cash or Common Stock pursuant to a Grant, the Participant shall, if requested by the Company, certify on a form acceptable to Mattel that he or she is in compliance with the terms and conditions of the Plan and, if a Severance has occurred, shall state the name and address of the Participant’s then current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.
(f)	Notwithstanding the foregoing provisions of this Section 19, Mattel has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Grant shall not in any way reduce or eliminate Mattel’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Grant.
(g)	Nothing in this Section 19 shall be construed to impose obligations on any Participant to refrain from engaging in lawful competition with the Company after the termination of employment. Furthermore, Section 19(c)(iv) shall not be applicable to Participants who are principally employed or reside in California.
(h)	All administrative and discretionary authority given to Mattel under this Section 19 shall be exercised by the most senior human resources executive of Mattel or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time.
(i)	Notwithstanding any provision of this Section 19, if any provision of this Section 19 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Section 19 is illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law.
(j)	Notwithstanding the foregoing, this Section 19 shall not be applicable: (i) to any Participant who at no time is an employee of the Company; (ii) to any Grant made to a Participant for services as an Outside Director or in any capacity other than an employee of the Company; or (iii) to any Participant from and after his or her Severance if such Severance occurs within the 24-month period after a Change in Control.
19A.	Compensation Recovery Policy. Notwithstanding any provision in the Plan to the contrary, Grants under this Plan shall be subject to the terms and conditions of the Mattel, Inc. Compensation Recovery Policy, as may be amended from time to

B-14	Mattel, Inc.

time, to the extent applicable. This Section 19A shall apply only to Grants made on or after August 29, 2013 or Grants with a performance period or, in the case of long-term incentive equity awards, a performance cycle that commences on or after August 29, 2013.
20.	Code Section 162(m).
	(a)	The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted to Covered Employees qualify for the Code Section 162(m) Exemption, and all such Grants shall therefore be considered Qualified Performance-Based Grants, and the Plan shall be interpreted and operated consistent with that intention. When granting any Grant other than an Option or Stock Appreciation Right, the Committee may designate such Grant as a Qualified Performance-Based Grant, in which event the terms of such Grant (and of the grant thereof) shall comply with the requirements for the Code Section 162(m) Exemption.
	(b)	Each Qualified Performance-Based Grant (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Grant may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Grant under the Plan, in any manner that would cause the Qualified Performance-Based Grant to cease to qualify for the Code Section 162(m) Exemption; provided, that (i) the Committee may provide, either in connection with the grant of the applicable Grant or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant (or under any other circumstance with respect to which the existence of such possible waiver will not cause the Grant to fail to qualify for the Code Section 162(m) Exemption), and (ii) the provisions of Section 18 shall apply notwithstanding this Section 20(b).
21.	Code Section 409A.
	(a)	It is the intention of Mattel that no Grant shall be “nonqualified deferred compensation” subject to Code Section 409A, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Grants shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A. The Company shall have no liability to any Participant or otherwise if the Plan or any grant, vesting, exercise or payment of any Grant hereunder are subject to the additional tax and penalties under Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, with respect to any Grant that is subject to Code Section 409A, if a Participant is a “specified employee” (as such term is defined in Code Section 409A and as determined by the Company) as of the Participant’s Severance, any payments (whether in cash, Common Stock or other property) to be made with respect to the Grant upon the Participant’s Severance will be accumulated and paid (without interest) on the earlier of (i) first business day of the seventh month following the Participant’s “separation from service” (as such term is defined and used in Code Section 409A) or (ii) the date of the Participant’s death.
	(b)	The terms and conditions governing any Grants that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Grants in the event of a Change in Control, shall be set forth in writing, and shall comply in all respects with Code Section 409A. Additionally, to the extent any Grant is subject to Code Section 409A, notwithstanding any provision of the Plan to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Grant, except as permitted by Code Section 409A.
	(c)	Notwithstanding any other provision of the Plan to the contrary, if a Change in Control occurs that is not a “change in control event” within the meaning of Code Section 409A, and payment or distribution of a Grant that is “nonqualified deferred compensation” subject to Code Section 409A would otherwise be made or commence on the date of such Change in Control (pursuant to the Plan, the Grant or otherwise), (i) the vesting of such Grant shall accelerate in accordance with the Plan and the Grant, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Code Section 409A, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.
	(d)	Any deferral election provided to the Company or the Participant under or with respect to any Grant that constitutes, or provides for, a deferral of compensation subject to Code Section 409A (a “Section 409A Grant”) shall satisfy the requirements of Code Section 409A(a)(4)(B) and the Treasury Regulations promulgated thereunder, to the extent

2022 Proxy Statement	B-15

Appendix B

applicable, and any such deferral election with respect to compensation for services performed during a taxable year shall be made not later than the close of the preceding taxable year, or by such later date as may be permitted by Code Section 409A and the Treasury Regulations promulgated thereunder.
	(e)	In the event that a Section 409A Grant permits, under a subsequent election by the Company or the Participant, a delay in a distribution or payment of any shares of Common Stock or other property or amounts under such Section 409A Grant, or a change in the form of distribution or payment, such subsequent election shall satisfy the requirements of Code Section 409A(a)(4)(C) and the Treasury Regulations promulgated thereunder.
22.	Notice of Disqualifying Disposition. A Participant must notify Mattel if the Participant makes a disqualifying disposition of Common Stock acquired pursuant to the exercise of an Incentive Stock Option granted under the Plan.
23.	Amendments; Termination; Replacements; No Repricing.
	(a)	The Board may at any time amend or terminate the Plan. However, no amendment or termination of the Plan may affect an outstanding Grant, except as permitted by Section 23(b) or (c). Furthermore, stockholder approval of an amendment of the Plan shall be required to the extent that (i) the amendment would affect Section 23(d) of the Plan or (ii) the listing standards of the Nasdaq Stock Market require such approval.
	(b)	The Committee may adopt special rules, procedures, definitions and other provisions under the Plan, special amendments to Plan provisions, and sub-plans for purposes of complying with applicable local laws and regulations, which may be applicable to specified Grants and/or to specified Participants, as it deems appropriate in its discretion to comply with applicable local laws and regulations, and to otherwise take into account the effects of, and deal appropriately with, local laws, regulations and practices; provided, that none of the foregoing shall alter the rules regarding the shares available under the Plan set forth in Section 5, eligibility for Grants as set forth in Section 6, and the requirement that the per-share exercise price of Options and Stock Appreciation Rights generally be not less than 100% of the Fair Market Value on the date of grant set forth in Sections 7(b) and 8(c).
	(c)	The Board or the Committee may unilaterally modify the terms of any outstanding Grant; provided, that no such modification may be made that would impair the rights of the Participant holding the Grant without his or her consent, except to the extent the modification is made to cause the Plan or Grant to comply with applicable laws or regulations, stock exchange rules or accounting rules.
	(d)	Notwithstanding any other provision of this Plan, except as permitted by Section 17 (or an exemption therefrom) and with the approval of Mattel’s stockholders, (i) in no event may any Option or Stock Appreciation Right be modified by reducing its exercise price, (ii) in no event may any Option or Stock Appreciation Right be cancelled and replaced with a new Option or Stock Appreciation Right with a lower exercise price, and (iii) in no event may any Option or Stock Appreciation Right >be cancelled in exchange for cash or another Grant when the Option or Stock Appreciate Right per share exercise price exceeds the Fair Market Value of the underlying share of Common Stock.
24.	Tax Withholding. Participants shall be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes (or similar amounts due to any governmental or regulatory body) of any kind (if any) that are required by applicable laws or regulations to be withheld with respect to Grants. Unless otherwise determined by the Company, or as may be otherwise required by applicable laws or regulations, any such withholding obligations may be settled with Common Stock, including Common Stock that is part of the Grant that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding, unless higher withholding is permissible without adverse accounting consequences, may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements (to the extent applicable), and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
25.	No Additional Rights.
	(a)	Neither the adoption of the Plan nor the granting of any Option or Restricted Stock shall:
(i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or
(ii) confer upon any Participant the right to continue performing services for the Company, nor shall it interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause, or to change all other terms and conditions of employment or engagement.

B-16	Mattel, Inc.

	(b)	No Participant shall have any rights as a stockholder with respect to any shares covered by a Grant until the date a certificate has been delivered to the Participant or book entries evidencing such shares have been recorded by the Company or its transfer agent following the exercise of an Option or the receipt of Restricted Stock.
26.	Securities Law Restrictions.
	(a)	No securities shall be issued under the Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal, state, local and foreign securities laws.
	(b)	The Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.
	(c)	Certificates or book entries evidencing shares of Common Stock delivered under the Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates or book entries to refer to those restrictions.
	(d)	All transactions involving Grants and all transactions pursuant to the Plan are subject to Mattel’s Insider Trading Policy or any similar or successor policy.
27.	Indemnification. To the maximum extent permitted by law, Mattel shall indemnify each member of the Committee and of the Board, as well as any other employee of the Company with duties under the Plan, against expenses (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under the Plan, unless the losses are due to the individual’s gross negligence or lack of good faith. The Company will have the right to select counsel and to control the prosecution or defense of the suit. The Company will not be required to indemnify any person for any amount incurred through any settlement unless Mattel consents in writing to the settlement.
28.	Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have employees, Outside Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other law, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which employees, Outside Directors or Consultants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Grant to such individuals outside the United States to comply with law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 5 or the individual limits contained in Section 5(e); and (e) take any action, before or after a Grant is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.
29.	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.
To signify its adoption of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, Mattel has caused its execution.

2022 Proxy Statement	B-17

MATTEL, INC.
333 CONTINENTAL BLVD.
EL SEGUNDO, CA 90245-5012

VOTE BY INTERNET
Before The Meeting - Go to www.ProxyVote.com or scan the QR Barcode above

Use the Internet for electronic delivery of information and to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. See reverse side for information on voting PIP Shares.

During The Meeting - Go to www.virtualshareholdermeeting.com/MAT2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, on or before May 24, 2022 or, if applicable, the PIP Shares Special Voting Cut-Off Date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D76037-P68331	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MATTEL, INC.
Company Proposals
The Board of Directors recommends a vote "FOR" all nominees listed.
1.	Election of Directors.
			For	Against	Abstain
Nominees:
	1a.	R. Todd Bradley	☐	☐	☐
	1b.	Adriana Cisneros	☐	☐	☐
	1c.	Michael Dolan	☐	☐	☐
	1d.	Diana Ferguson	☐	☐	☐
	1e.	Ynon Kreiz	☐	☐	☐
	1f.	Soren Laursen	☐	☐	☐
	1g.	Ann Lewnes	☐	☐	☐
	1h.	Roger Lynch	☐	☐	☐
	1i.	Dominic Ng	☐	☐	☐
	1j.	Dr. Judy Olian	☐	☐	☐

The Board of Directors recommends a vote "FOR" Proposal 2.		For	Against	Abstain
2.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.'s independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐
The Board of Directors recommends a vote "FOR" Proposal 3.
3.	Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.	☐	☐	☐
The Board of Directors recommends a vote "FOR" Proposal 4.
4.	Approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan.	☐	☐	☐
Stockholder Proposal
The Board of Directors recommends a vote "AGAINST" Proposal 5.
5.	Stockholder proposal regarding our special meeting bylaw.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title as such.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MATTEL, INC.
2022 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

The 2022 Annual Meeting of Stockholders of Mattel, Inc. will be held on Wednesday, May 25, 2022 at 1:00 p.m. (Los Angeles time), virtually at www.virtualshareholdermeeting.com/MAT2022. We will consider and act on the following items of business at the Annual Meeting:

1.	Election of the ten (10) director nominees named in the Mattel, Inc. Proxy Statement.
2.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.'s independent registered public accounting firm for the year ending December 31, 2022.
3.	Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.
4.	Approval of the Sixth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan.
5.	Stockholder proposal regarding our special meeting bylaw.
6.	Such other business as may properly come before the Annual Meeting.

If you were a holder of record of Mattel, Inc. Common Stock at the close of business on March 29, 2022, you are entitled to notice of and to vote during the Annual Meeting. A list of record holders of Mattel, Inc. Common Stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at www.virtualshareholdermeeting.com/MAT2022.

By Order of the Board of Directors
Jonathan Anschell, Secretary
El Segundo, California, April 12, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2022 Proxy Statement and Notice of Annual Meeting of Stockholders and 2021 Annual Report are available at www.ProxyVote.com.

D76038-P68331

MATTEL, INC.

The undersigned stockholder of Mattel, Inc. hereby appoints Ynon Kreiz, Jonathan Anschell, and Michael J. Dolan, and each of them, as proxy holders with full power of substitution, to represent and to vote all shares of Mattel, Inc. Common Stock held of record by the undersigned on March 29, 2022, at Mattel, Inc.'s Annual Meeting of Stockholders, to be held on May 25, 2022 at 1:00 p.m. (Los Angeles time), virtually at www.virtualshareholdermeeting.com/MAT2022, and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board's recommendations. The proxy holders will vote in their discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof, including, among other things, any proposal to adjourn the meeting to another time or place for the purposes of soliciting additional proxies. If any of the nominees for director listed on the reverse side should be unavailable, the persons named as proxy holders herein may vote for substitute nominees at their discretion.

The following applies only with regard to any shares of Mattel, Inc. Common Stock that you held as of March 29, 2022 as a participant in the Mattel, Inc. Personal Investment Plan ("PIP"), a 401(k) plan ("PIP Shares"): As a named fiduciary for voting purposes, you hereby direct Benefit Trust Company, as Trustee for the PIP, to vote the PIP Shares. You understand that you may mail this proxy card on a confidential basis to Broadridge, acting as tabulation agent, or vote by Internet or telephone as described on the reverse side of this card, and that the voting instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on May 19, 2022 ("PIP Shares Special Voting Cut-Off Date"). If the instructions are not received by that date, or if the instructions are invalid because this form is not properly signed and dated, the PIP Shares will be voted in accordance with the terms of the PIP.

Your telephone or Internet vote authorizes the named proxy holders and/or the PIP Trustee to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy via telephone or Internet, you do not need to mail back your proxy card.

(Continued, and to be marked, dated and signed on reverse side.)